[GRAPHIC OMITTED]



                                JEFFBANKS, INC.
                        1845 Walnut Street, 10th Floor
                       Philadelphia, Pennsylvania 19103

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders (the "JBI Meeting") of JeffBanks, Inc. ("JBI"), which will be held at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania, at 9:30 a.m., local time, on July 8, 1998.

     At the JBI Meeting, shareholders will be asked to approve and adopt an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a subsidiary of JBI, formed for that purpose, will merge with and into Regent Bancshares Corp. ("RBC"), with the result that RBC will become a wholly-owned subsidiary of JBI. Immediately following the merger, RBC will merge into JBI, with JBI being the surviving entity. Thereafter, Regent National Bank (the wholly-owned banking subsidiary of RBC) will merge with and into Jefferson Bank, JBI's Pennsylvania banking subsidiary, with Jefferson Bank being the surviving bank. This combination will create a financial services institution with over $1.5 billion in total assets and 32 branch banking offices in the Philadelphia metropolitan area. JBI's shareholders will also be asked to approve an amendment to JBI's Articles of Incorporation for the purpose of increasing the authorized number of shares of JBI Common Stock.

     The proposed merger is described in the accompanying Joint Proxy Statement/Prospectus. I urge you to carefully review this information.

     JBI's BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF JBI AND ITS SHAREHOLDERS. ACCORDINGLY, JBI's BOARD OF DIRECTORS HAS, BY UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT. JBI's BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

     Whether or not you plan to attend the JBI Meeting in person, I urge you to complete the enclosed proxy and mail it promptly in the enclosed postage-paid, return-addressed envelope to ensure that your shares will be represented at the JBI Meeting. If you do attend the JBI Meeting, you will, of course, be entitled to vote in person.


                                        Sincerely,

[GRAPHIC OMITTED]


                                        Betsy Z. Cohen
                                        Chairman and Chief Executive Officer


June 8, 1998

                            REGENT BANCSHARES CORP.
                              1430 Walnut Street
                       Philadelphia, Pennsylvania 19102


                                 June 8, 1998

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders (the "RBC Meeting") of Regent Bancshares Corp. ("RBC") to be held at 10:00 a.m., local time, on July 8, 1998 at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102.

     At the RBC Meeting, among other matters, you will be asked to consider and vote upon the approval and adoption of an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") among RBC, Regent National Bank ("Regent"), JeffBanks, Inc. ("JBI"), Jefferson Bank ("Jefferson") and JeffBanks Acquisitioncorp. V, Inc. ("JBI Merger Sub"), a copy of which is attached as Annex A to the Joint Proxy Statement/Prospectus accompanying this Notice. The Merger Agreement contemplates that, among other things, JBI Merger Sub will merge with and into RBC (the "Merger") as a result of which RBC will become a direct wholly owned subsidiary of JBI and Regent will become a second-tier subsidiary of JBI. Immediately following the Merger, RBC will merge with and into JBI, with JBI being the surviving entity (collectively with the Merger, the "Merger Transaction"). Thereafter, Regent will merge with and into Jefferson, with Jefferson being the surviving bank (the "Bank Merger").

     Briefly, the Merger Agreement provides that upon the Merger:

     (a) each share of RBC Common Stock will be converted into 0.303 of a share of JBI Common Stock; and

     (b) each outstanding and unexercised option to purchase RBC Common Stock will be converted into an option to purchase that number of shares of JBI Common Stock as equals the number of shares of RBC Common Stock purchasable pursuant to such option multiplied by 0.303 at an exercise price equal to the exercise price of the RBC option divided by 0.303.

     Additional information concerning the Merger, the Merger Transaction and the Bank Merger, a description of the respective businesses of JBI, Jefferson, RBC and Regent, certain financial information and the complete text of the Merger Agreement are set forth in the accompanying Joint Proxy Statement/Prospectus and the Annexes thereto. Also accompanying the Joint Proxy Statement/Prospectus are copies of RBC's Form 10-K Annual Report for the year ended December 31, 1997, which constitutes RBC's 1997 Annual Report to Shareholders, and RBC's Form 10-Q Quarterly Report for the quarter ended March 31, 1998.

     RBC's Board of Directors and management are excited about the prospect of the Merger, the Merger Transaction and the Bank Merger and believe they offer significant advantages for RBC, its shareholders, its customers and its employees. RBC's Board of Directors also believes the Merger Transaction and the Bank Merger will strengthen the surviving corporation's ability to compete and enhance its business potential.

     Upon completion of the Merger, Robert B. Goldstein, RBC's President and Chief Executive Officer, will join the JBI Board of Directors as Vice Chairman and will become President, Chief Operating Officer and a director of Jefferson. Regent President Barbara Teaford will also join Jefferson as an officer and director of Jefferson.

     RBC'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AFTER CONSIDERING VARIOUS FACTORS, INCLUDING THE FAIRNESS OPINION OF KEEFE, BRUYETTE & WOODS, INC., RBC'S FINANCIAL ADVISOR, AND BELIEVES THAT THE MERGER TRANSACTION IS IN THE BEST INTERESTS OF RBC AND ITS SHAREHOLDERS. RBC'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the votes cast by the holders of RBC Common Stock. It is important that your shares be represented at the RBC Meeting, regardless of the number of shares you hold. Therefore, please complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible, whether or not you plan to attend the RBC Meeting. Returning the proxy card will not affect your right to attend the RBC Meeting.

                                        Sincerely,


                                        Robert B. Goldstein,
                                        President and
                                        Chief Executive Officer

[GRAPHIC OMITTED]



                                JEFFBANKS, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 8, 1998


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "JBI Meeting") of JEFFBANKS, INC. ("JBI") will be held at JBI's principal executive office located at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania, on Wednesday, July 8, 1998 at 9:30 a.m., local time, to consider the following matters:

   1. To consider and vote on a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated March 27, 1998 and effective as of March 18, 1998, among JBI, Jefferson Bank, JeffBanks Acquisitioncorp. V, Inc. ("JBI Merger Sub"), Regent Bancshares Corp. ("RBC") and Regent National Bank ("Regent"), pursuant to which JBI Merger Sub will merge with and into RBC (resulting in RBC becoming a wholly-owned subsidiary of JBI and Regent becoming a second-tier subsidiary of JBI), upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the enclosed Joint Proxy Statement/Prospectus;

   2. To consider and vote upon a proposal to amend JBI's Articles of Incorporation to increase the aggregate number of authorized shares of JBI Common Stock from 10,000,000 shares to 20,000,000 shares; and

   3. The transaction of such other business as may properly come before the JBI Meeting or any adjournment thereof.

     Only those shareholders who hold Common Stock of record at the close of business on June 5, 1998 are entitled to notice of and to vote at the JBI Meeting or any adjournment thereof.


                                                  By Order of the Board of
Directors,

[GRAPHIC OMITTED]




                                                  WILLIAM H. LAMB, Secretary


June 8, 1998



PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. IF YOU ATTEND THE JBI MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                            REGENT BANCSHARES CORP.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 8, 1998



To the Shareholders of REGENT BANCSHARES CORP.:

     The Annual Meeting of Shareholders (the "RBC Meeting") of Regent Bancshares Corp. ("RBC") will be held at 10:00 a.m., local time, on Wednesday, July 8, 1998 at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger dated March 27, 1998 and effective as of March 18, 1998, among RBC, Regent National Bank ("Regent"), a wholly owned subsidiary of RBC, JeffBanks, Inc. ("JBI"), Jefferson Bank ("Jefferson") and JeffBanks Acquisitioncorp. V, Inc. ("JBI Merger Sub"), each a wholly owned subsidiary of JBI, (the "Merger Agreement"), a copy of which is attached as Annex A to the Joint Proxy Statement/Prospectus accompanying this Notice, which contemplates that, among other things, (i) JBI Merger Sub will merge with and into RBC (the "Merger") as a result of which RBC will become a direct wholly owned subsidiary of JBI and Regent will become a second-tier subsidiary of JBI, and immediately following the Merger, RBC will merge with and into JBI, with JBI being the surviving entity (collectively with the Merger, the "Merger Transaction") and thereafter Regent will merge with and into Jefferson, with Jefferson being the surviving bank (the "Bank Merger"), and (ii) RBC Common Stock and RBC stock options will thereby be converted into the right to receive JBI Common Stock and JBI stock options as follows:

     (a) each share of RBC Common Stock will be converted into 0.303 of a share of JBI Common Stock; and

     (b) each outstanding and unexercised option to purchase RBC Common Stock will be converted into an option to purchase that number of shares of JBI Common Stock as equals the number of shares of RBC Common Stock purchasable pursuant to such option multiplied by 0.303 at an exercise price equal to the exercise price of the RBC option divided by 0.303, all as more fully described in the accompanying Joint Proxy Statement/Prospectus;

     2. To elect five directors to serve until the 1999 Annual Meeting of Shareholders of RBC and until their successors are elected;

     3. To act upon the election of Arthur Andersen LLP as independent public accountants for RBC for its 1998 fiscal year; and

     4. To transact such other business as may properly come before the RBC Meeting and any adjournment, postponement or continuation thereof.

     The RBC Board of Directors has fixed the close of business on June 5, 1998 as the record date for the determination of the RBC shareholders entitled to notice of and to vote at the RBC Meeting. Approval of the Merger Agreement will require the affirmative vote of a majority of the votes cast by the holders of RBC Common Stock at the RBC Meeting.

     The RBC Board of Directors has carefully considered the terms of the Merger Agreement and has unanimously concluded that such terms are fair and that the proposed Merger is in the best interests of RBC and its shareholders. Accordingly, the RBC Board of Directors unanimously recommends that the holders of RBC Common Stock vote FOR the proposal to approve and adopt the Merger Agreement.


                                                  By Order of the Board of
                                                  Directors,


                                                  Robert B. Goldstein,
                                                  President and Chief Executive
                                                  Officer


June 8, 1998
Philadelphia, Pennsylvania

                             JOINT PROXY STATEMENT

                            REGENT BANCSHARES CORP.
                                      AND
                                JEFFBANKS, INC.

                                  PROSPECTUS
                               1,143,165 Shares
                                JEFFBANKS, INC.
                                 Common Stock

     This Joint Proxy Statement/Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to shareholders of JeffBanks, Inc., a Pennsylvania corporation ("JBI"), and shareholders of Regent Bancshares Corp., a New Jersey corporation ("RBC"), as a proxy statement in connection with the solicitation of proxies by the respective Boards of Directors of JBI and RBC for use at the Special Meeting of Shareholders of JBI (including any adjournments, postponements or continuations thereof, the "JBI Meeting") and the Annual Meeting of Shareholders of RBC (including any adjournments, postponements or continuations thereof, the "RBC Meeting" and, together with the JBI Meeting, the "Meetings") to be held on July 8, 1998.

     This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of a subsidiary of JBI with and into RBC, with RBC thereby becoming a wholly owned subsidiary of JBI pursuant to an Amended and Restated Agreement and Plan of Merger dated as of March 27, 1998 and effective as of March 18, 1998 (the "Merger Agreement"). Immediately following the Merger, RBC will merge with and into JBI, with JBI being the surviving entity (collectively with the Merger, the "Merger Transaction") and, thereafter, Regent National Bank ("Regent"), the wholly owned banking subsidiary of RBC, will merge with and into Jefferson Bank ("Jefferson"), the wholly owned Pennsylvania banking subsidiary of JBI, with Jefferson being the surviving bank (the "Bank Merger").


     At the Meetings, among other matters, shareholders will consider and vote on a proposal to approve and adopt the Merger Agreement. Under the terms of the Merger Agreement, at the effective date of the Merger (the "Merger Effective Date"), each outstanding share of Common Stock of RBC ("RBC Common Stock") will be converted into the right to receive 0.303 of a share (the "Exchange Ratio") of common stock of JBI ("JBI Common Stock"), except that cash will be paid in lieu of fractional shares of JBI Common Stock in an amount per fractional share equal to the relevant fraction multiplied by the average of the closing prices for JBI Common Stock on the Nasdaq National Market for the 20 trading days immediately preceding the Merger Effective Date (the "Index Price"). Each option to purchase RBC Common Stock (an "RBC Option") will be converted into an option (a "JBI Option") to purchase 0.303 of a share of JBI Common Stock for each share of RBC Common Stock purchasable under the RBC Option at an exercise price equal to the exercise price of the RBC Option divided by 0.303. See "The Merger -- Merger Consideration" and "-- Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares." Based on (i) the 3,409,822 shares of RBC Common Stock outstanding on the RBC Record Date (as hereinafter defined), (ii) the 363,000 shares of RBC Common Stock issuable upon the exercise of RBC Options and (iii) the Exchange Ratio, a maximum of 1,143,165 shares of JBI Common Stock are issuable as a result of the Merger.

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of JBI with respect to a maximum of 1,143,165 shares of JBI Common Stock issuable pursuant to the Merger to holders of RBC Common Stock, including persons who hold RBC Common Stock as a result of exercising RBC Options before the Merger Effective Date, or issuable upon the exercise of the JBI Options into which the RBC Options are converted.

     JBI Common Stock is traded on the Nasdaq National Market under the symbol "JEFF." RBC Common Stock is traded on the Nasdaq SmallCap Market under the symbol "RBNK." On March 18, 1998, the last business day prior to the public announcement of the Merger Agreement, the last reported sales prices for JBI Common Stock and RBC Common Stock were $49.00 and $14.00 per share, respectively. On June 4, 1998, such prices were $52.125 and $15.375 per share, respectively.

     This Joint Proxy Statement/Prospectus also relates (i) with respect to JBI, to a proposal to amend JBI's Articles of Incorporation to increase the authorized number of shares of JBI Common Stock from 10,000,000 shares to 20,000,000 shares; and (ii) with respect to RBC, to the election of directors and the election of Arthur Andersen LLP as independent public accountants for RBC.

       The date of this Joint Proxy Statement/Prospectus is June 5, 1998.

     This Joint Proxy Statement/Prospectus, the accompanying Notice of Special or Annual Meeting and the proxy card enclosed herewith are first being mailed to shareholders of JBI and RBC on or about June 8, 1998. Holders of JBI Common Stock and RBC Common Stock are not entitled to dissenters' appraisal rights in connection with the proposals to be voted on at the Meetings. See "The Merger -- No Dissenters' Rights."


THE SHARES OF JBI COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF JBI AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL OR STATE GOVERNMENT AGENCY.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     No person has been authorized to give any information or to make any representations other than those contained in this Joint Proxy Statement/Prospectus or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized by JBI or RBC. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities to which this Joint Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of JBI or RBC since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date. This Joint Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such an offer or a solicitation is not lawful nor does it constitute the solicitation of a proxy in any jurisdiction to or from any person to or from whom it is unlawful to make such solicitation within such jurisdiction.


                             AVAILABLE INFORMATION


     JBI and RBC are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the "Exchange Act"), and, accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies of such documents may be obtained through the Commission's Internet address at http://www.sec.gov.


     This Joint Proxy Statement/Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. Copies of such documents are available without charge (other than exhibits to such documents that are not specifically incorporated by reference therein) to any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, upon written or oral request to JeffBanks, Inc., Investor Relationships, 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103 (telephone number (215) 861-7000) as to JBI documents and from Regent Bancshares Corp., 1430 Walnut Street, Philadelphia, Pennsylvania 19102 (telephone number (215) 546-6500) as to RBC documents. In order to ensure timely delivery of such documents, any such request should be made by June 30, 1998.


     All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to JBI has been supplied by JBI, and all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to RBC has been supplied by RBC.

     JBI has filed with the Commission under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Securities Act"), a Registration Statement on Form S-4 (No. 333-51253) (including all amendments and exhibits thereto, the "Registration Statement") with respect to the JBI Common Stock offered hereby. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including any amendments and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

     Certain documents previously filed by JBI and RBC with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement/Prospectus as follows:


JBI Documents

     1. JBI's Annual Report on Form 10-K for the year ended December 31, 1997;

     2. JBI's Current Report on Form 8-K dated March 18, 1998;

     3. JBI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

     4. The description of JBI's capital stock contained in JBI's Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description.


RBC Documents

     1. RBC's Annual Report on Form 10-K for the year ended December 31, 1997 ("RBC's 10-K");

     2. RBC's Current Report on Form 8-K dated March 18, 1998; and

     3. RBC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 ("RBC's 10-Q").

     Copies of RBC's 10-K and RBC's 10-Q accompany this Joint Proxy Statement/Prospectus.

     All documents filed by JBI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the JBI Meeting are hereby incorporated by reference into this Joint Proxy Statement/Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Joint Proxy Statement/Prospectus or any supplement hereto.


          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This Joint Proxy Statement/Prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of JBI and RBC, including
(i) statements relating to the cost savings estimated to result from the Merger, (ii) statements relating to revenues estimated to result from the Merger and (iii) statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. See "Summary," "Selected Financial Information -- Selected Pro Forma Combined Financial Information of JBI and RBC," "The Merger -- Background of the Merger," "-- Reasons for the Merger; Recommendations of the Boards of Directors" and "-- Opinion of RBC Financial

Advisor." These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (a) expected cost savings from the Merger may not be fully realized or realized within the expected time frame; (b) revenues following the Merger may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the Merger may be greater than expected; (c) competitive pressures among depository and other financial institutions may increase significantly; (d) costs or difficulties related to the integration of the businesses of JBI and RBC may be greater than expected; (e) changes in the interest rate environment may reduce margins; (f) general economic or business conditions, either nationally or in Pennsylvania and New Jersey, may be less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (g) legislative or regulatory changes may adversely affect the business in which JBI is engaged and (h) changes may occur in the securities markets.

                               TABLE OF CONTENTS






                                                       Page
                                                    ----------
Available Information ...........................        2
Incorporation of Documents by Reference .........        3
Cautionary Statement Concerning Forward-
   Looking Information ..........................        3
Summary .........................................        6
   The Merger. ..................................        6
   The RBC Meeting ..............................        9
   The JBI Meeting ..............................        9
Selected Financial Information ..................       10
   Selected Historical Financial Information of
      JBI .......................................       11
   Selected Historical Financial Information of
      RBC .......................................       14
   Selected Pro Forma Combined Financial
      Information of JBI and RBC ................       16
   Certain Unaudited Pro Forma Per Share Data           23
The Meetings ....................................       25
   Date, Time and Place .........................       25
   Record Date for, and Voting at, the Meetings         25
   Proxies for the RBC Meeting ..................       26
   Proxies for the JBI Meeting ..................       26
The Merger ......................................       27
   General ......................................       27
   Background of the Merger .....................       27
   Reasons for the Merger; Recommendations
      of the Boards of Directors ................       28
   Market Price Information .....................       30
   Terms of the Merger ..........................       30
   Conduct of Business Pending the Merger .......       32
   Opinion of RBC Financial Advisor .............       32
   Regulatory Approvals .........................       35
   No Dissenters' Rights ........................       35
   Expenses .....................................       36
   Interests of Certain Persons .................       36
   Federal Income Tax Aspects ...................       37
   Accounting Treatment .........................       37
   Exchange of Certificates and Options .........       38
   Option Agreement .............................       38
JBI .............................................       40
RBC .............................................       41
   General ......................................       41
   Recent Developments ..........................       41
   Regent .......................................       42
   Competition ..................................       42
   Properties ...................................       43
   Legal Proceedings ............................       43
Description of JBI Capital Stock ................       44
   General ......................................       44

                                                        Page
                                                       -----
   Description of JBI Common Stock ..............       44
   Description of JBI Preferred Stock ...........       44
   Certain Anti-Takeover Provisions .............       44
   Transfer Agent and Registrar .................       44
Comparison of Rights of Shareholders of JBI
   and of RBC ...................................       45
   Authorized Capital ...........................       45
   Issuance of Shares ...........................       45
   Size and Classification of Board of Directors        45
   Nomination of Directors and Other Matters
      to Be Placed on Annual Meeting Agenda......       46
   Removal of Directors .........................       46
   Shareholder Action ...........................       46
   Inspection Rights ............................       49
   Dissenters' Appraisal Rights .................       49
Resale of JBI Common Stock ......................       50
Proposal to Increase Authorized Capital Stock
   of JBI .......................................       51
Election of Directors of RBC. ...................       51
   Executive Officers ...........................       52
The Board of Directors of RBC and Its
   Committees ...................................       53
RBC Executive Compensation ......................       53
   Summary Compensation Table ...................       53
   Employment Agreements ........................       56
   Director Compensation ........................       57
   Report of the Compensation Committee of
      RBC .......................................       57
   Comparison of Total Return on RBC
      Common Stock with Certain Averages ........       58
   RBC's Relationship with Regent ...............       58
   Compensation Committee Interlocks and
      Insider Participation .....................       59
Certain Transactions of RBC .....................       59
Beneficial Ownership of RBC Common Stock.........       60
Section 16(a) Beneficial Ownership Reporting
   Compliance for RBC ...........................       61
Proposal to Elect Arthur Andersen LLP as
   Independent Public Accountants of RBC for
   1998 Fiscal Year .............................       62
Experts .........................................       63
Legal Opinions ..................................       63
Other Business ..................................       63
Shareholder Proposals ...........................       63
Annex A - Merger Agreement ......................      A-1
Annex B - Opinion of RBC Financial Advisor.            B-1
Annex C - Option Agreement ......................      C-1

                                    SUMMARY

     The following summary is not intended to be a summary of all material information relating to the Merger and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, including the Annexes hereto and the documents incorporated herein by reference. A copy of the Merger Agreement is set forth in Annex A to this Joint Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. Shareholders are urged to read carefully this Joint Proxy Statement/Prospectus, including the Annexes hereto, in its entirety.


                                  The Merger


Parties to the Merger

     RBC. RBC is a one-bank holding company incorporated under New Jersey law on November 2, 1987 and is registered under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"). RBC became a bank holding company on June 2, 1989 when it completed the acquisition of all of the authorized capital stock of Regent, RBC's only subsidiary and through which it provides banking services in the Greater Philadelphia, Pennsylvania area. As of March 31, 1998, RBC had, on a consolidated basis, total assets of $229.6 million, total deposits of $145.3 million and total shareholders' equity of $18.3 million. The principal executive offices of RBC are located at 1430 Walnut Street, Philadelphia, Pennsylvania 19102, and its telephone number is (215) 546-6500.

     JBI. JBI is a bank holding company incorporated under Pennsylvania law on May 26, 1981 and registered under the Holding Company Act. JBI owns as its principal assets Jefferson and Jefferson Bank of New Jersey ("Jefferson NJ") through which JBI provides a wide range of commercial and retail banking services at 31 branches in Philadelphia and its immediate Pennsylvania and New Jersey suburbs. As of March 31, 1998, JBI had, on a consolidated basis, total assets of $1.3 billion, total deposits of $918.1 million and total shareholders' equity of $105.7 million. The principal executive offices of JBI are located at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103, and its telephone number is (215) 861-7000. JBI Merger Sub is a wholly owned subsidiary of JBI, which was recently formed for the purposes of effectuating the Merger.


The Merger; Exchange Ratio

     Under the terms of the Merger Agreement, JBI Merger Sub will merge with and into RBC, resulting in RBC becoming a wholly owned subsidiary of JBI. Immediately following the Merger, RBC will merge with and into JBI (with JBI being the surviving corporation). After the Merger Transaction, Regent will merge with and into Jefferson (with Jefferson being the surviving bank). At the Merger Effective Date, each outstanding share of RBC Common Stock will be converted into the right to receive 0.303 of a share of JBI Common Stock. Outstanding RBC Options to purchase RBC Common Stock will be converted into JBI Options to purchase 0.303 of a share of JBI Common Stock for each share of RBC Common Stock purchasable under the RBC Options at an exercise price equal to the exercise price of the RBC Option divided by 0.303. See "The Merger -- Terms of the Merger -- Merger Consideration."


Recommendation of the Boards of Directors of JBI and RBC

     The Board of Directors of each of JBI and RBC approved the Merger Agreement by unanimous vote. The Board of Directors of each of JBI and RBC believes that the Merger Agreement is in the best interests of its respective shareholders, and recommends that its shareholders vote FOR the approval and adoption of the Merger Agreement.


Opinion of RBC Financial Advisor

     The Board of Directors of RBC (the "RBC Board of Directors") retained Keefe, Bruyette & Woods, Inc. ("KBW") as RBC's financial advisor to review the fairness of the Exchange Ratio to the holders of RBC Common Stock from a financial point of view. In its letter dated as of June 1, 1998, KBW advised the RBC Board of Directors that, in KBW's opinion, the Exchange Ratio is fair to the holders of RBC Common Stock from a financial point of view. The full text of KBW's opinion describing the procedures followed, the assumptions made and the limitations on the review undertaken by KBW is set forth in Annex B to this Joint Proxy Statement/Prospectus and should be read in its entirety. For further information regarding KBW's opinion and a discussion of its qualifications and the method of its selection, see "The Merger -- Opinion of RBC Financial Advisor."


Interests of Certain Persons

     Certain directors and executive officers of RBC have interests in the Merger in addition to interests they may have as RBC shareholders. Following the Merger, Robert B. Goldstein and John W. Rose will become directors of JBI, and Mr. Goldstein, O. Francis Biondi and Barbara H. Teaford will become directors of Jefferson. David W. Ring will become a director emeritus of JBI. Mr. Goldstein will become Vice Chairman of JBI, and President and Chief Operating Officer of Jefferson, and Mrs. Teaford will become an officer of Jefferson. Mr. Goldstein will enter into an employment agreement with JBI and Jefferson. RBC Options held by directors and officers of RBC will be converted into JBI Options. See "The Merger -- Interests of Certain Persons."


Federal Income Tax Aspects of the Merger

     Consummation of the Merger Transaction is conditioned upon the receipt by JBI and RBC of opinions of counsel to the effect that the Merger Transaction will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger Transaction constitutes such a reorganization, no gain or loss will be recognized by RBC or JBI in the Merger Transaction and no gain or loss will be recognized by the shareholders of RBC upon the receipt of JBI Common Stock in exchange for RBC Common Stock, except with respect to any cash received in lieu of fractional shares. For a more complete discussion, see "The Merger -- Federal Income Tax Aspects."

BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER TRANSACTION MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF AN RBC SHAREHOLDER, IT IS RECOMMENDED THAT EACH RBC SHAREHOLDER CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER TRANSACTION IN SUCH SHAREHOLDER'S PARTICULAR CIRCUMSTANCES.


Effective Date of the Merger

     Subject to the terms and conditions set forth in the Merger Agreement, the Merger Effective Date will occur upon the filing of articles of merger with the Pennsylvania Department of State and the New Jersey Secretary of State. The presentation of the articles of merger for acceptance and filing is subject to the rights of the Boards of Directors of RBC and JBI to terminate the Merger. See "The Merger -- Terms of the Merger -- Effective Date; Conditions to Consummation; Termination."


Conditions to Consummation; Termination

     The consummation of the Merger is subject, among other things, to the receipt of required regulatory approvals and the expiration of any statutory waiting periods. Applications have been made to obtain required regulatory approvals. No assurance can be given that all required approvals will be received or as to the timing or conditions thereof.

     Consummation of the Merger is also subject to there not having occurred any event which, either by itself or in the aggregate with other events, is reasonably likely to have a "material adverse effect" on RBC. As used in the Merger Agreement, a "material adverse effect" means one or more events, occurrences or circumstances which, determined as provided in the Merger Agreement, result in a decrease in the shareholders' equity account of RBC (determined in accordance with generally accepted accounting principles) equal to or greater than $600,000, measured from the shareholders' equity account at December 31, 1997 as set forth in RBC's 10-K.

     The Merger Agreement may be terminated by mutual agreement of the Boards of Directors of RBC and JBI. The Merger Agreement may also be terminated by the Board of Directors of either JBI or RBC if, among other things, the Merger does not occur on or before September 30, 1998. In addition, the Merger Agreement may be terminated (i) by JBI if the RBC Board of Directors withdraws or modifies its recommendation or approval of the Merger in a manner adverse to JBI or approves or recommends a proposal other than by JBI in respect of any merger, consolidation or other business combination involving RBC or its subsidiaries or the acquisition of all or substantially all of their assets (an "Acquisition Transaction"), (ii) by RBC, if the JBI Board of Directors withdraws or modifies its recommendation or approval of the Merger in a manner adverse to RBC or (iii) by either JBI or RBC if there is an uncured material breach by the other of its covenants and agreements in the Merger Agreement. In the event of a termination pursuant to (i), (ii) or (iii), the terminating party will receive a payment of $1.5 million from the other party.

     See "The Merger -- Terms of the Merger -- Effective Date; Conditions to Consummation; Termination" and " -- Regulatory Approvals."


Accounting Treatment

     The Merger is expected to be accounted for as a pooling of interests for financial reporting purposes. See "The Merger -- Accounting Treatment." It is a condition to the consummation of the Merger that JBI and RBC shall each have received a letter from its respective independent public accountants confirming that such firm is not aware of any facts and circumstances which might cause the Merger not to qualify for pooling of interests accounting treatment for financial reporting purposes.


Comparison of Shareholders' Rights

     Holders of RBC Common Stock will become holders of JBI Common Stock as a result of the Merger. There are certain significant differences in the rights of the holders of RBC Common Stock and the holders of JBI Common Stock, primarily with respect to actions which may be taken by shareholders and with respect to certain anti-takeover provisions. For a more detailed discussion of such relative rights and preferences, see "Comparison of Rights of Shareholders of JBI and of RBC."


Exchange of Share Certificates and Options

     After the Merger Effective Date, JBI will send transmittal materials to RBC shareholders for use in exchanging their RBC Common Stock certificates for JBI Common Stock certificates and for effecting the exchange of their RBC Options for JBI Options. See "The Merger -- Exchange of Certificates and Options."


Resale of JBI Common Stock; Nasdaq National Market

     The shares of JBI Common Stock issuable in connection with the Merger will be freely transferable, except for shares held by persons who may be deemed to be "affiliates" (generally including directors, executive officers and certain major shareholders) of RBC under applicable federal securities laws. See "Resale of JBI Common Stock."

     The JBI Common Stock issuable in connection with the Merger has been approved for quotation on the Nasdaq National Market. JBI Common Stock is currently traded on the Nasdaq National Market under the symbol "JEFF."


No Dissenters' Rights

     Neither the holders of JBI Common Stock nor the holders of RBC Common Stock are entitled to dissenters' appraisal rights in connection with the proposals to be voted on at the respective Meetings. See "The Merger -- No Dissenters' Rights" and "Comparison of Rights of Shareholders of JBI and of RBC -- Dissenters' Appraisal Rights."


Option Agreement


     As an inducement and condition to JBI's willingness to enter into the Merger Agreement, RBC (as issuer) entered into an Amended and Restated Stock Option Agreement with JBI (as grantee), dated March 27, 1998 and effective as of March 18, 1998 (the "Option Agreement"). Under the Option Agreement, RBC granted to JBI an irrevocable option, exercisable only under certain limited circumstances (none of which, to the best of RBC's and JBI's knowledge, has occurred as of the date hereof), to purchase up to that number of shares of RBC Common Stock as equals 19.9% of the issued and outstanding shares of RBC Common Stock for a purchase price of $14.39 per share, subject to adjustment in certain circumstances. The purchase of any shares of RBC Common Stock pursuant to the Option Agreement is subject to compliance with applicable law, including receipt of any necessary approvals under the Holding Company Act. The Option Agreement is intended to increase the likelihood that the Merger will be consummated on the terms set forth in the Merger Agreement, and may be expected to discourage offers by third parties to acquire RBC prior to the Merger.

     In the event that either the RBC shareholders or the JBI shareholders fail to approve the Merger Agreement, either JBI or RBC may terminate the Merger Agreement. See "The Merger -- Terms of the Merger -- Effective Date; Conditions to Consummation; Termination." If such termination occurs prior to the occurrence of an Initial Triggering Event or a Subsequent Triggering Event (as such terms are defined in the Option Agreement), the Option Agreement will automatically terminate. If a Subsequent Triggering Event occurs under the Option Agreement prior to its termination, however, JBI will be entitled to exercise its option in accordance with the terms of the Option Agreement.

     For a more complete description of the Option Agreement, see "The Merger -- Option Agreement."


                                The RBC Meeting


General

     The Annual Meeting of the holders of RBC Common Stock will be held at 10:00 a.m., local time, on July 8, 1998, at The Union League of Philadelphia, Philadelphia, Pennsylvania to act upon the following matters: (i) the approval and adoption of the Merger Agreement; (ii) the election of five directors to serve until the 1999 Annual Meeting of Shareholders of RBC and until their successors are elected and (iii) the election of Arthur Andersen LLP as independent public accountants of RBC for its 1998 fiscal year. The RBC Board of Directors has fixed the close of business on June 5, 1998 as the record date (the "RBC Record Date") for shareholders entitled to receive notice of, and to vote at, the RBC Meeting.


Required Vote

     Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the votes cast at the RBC Meeting either in person or by proxy provided a quorum (a majority of RBC's outstanding shares) is present. As of the RBC Record Date, 3,409,822 shares of RBC Common Stock were outstanding and entitled to vote on the matters to be considered at the RBC Meeting. Each share of RBC Common Stock is entitled to one vote on each matter to be acted upon at the RBC Meeting. Abstentions and broker non-votes will be counted as being present for purposes of determining a quorum at the RBC Meeting. Abstentions and broker non-votes will not be considered votes cast and therefore will have no effect on the approval and adoption of the Merger Agreement, the election of directors or the election of Arthur Andersen LLP.

     As of the RBC Record Date, directors and executive officers of RBC, and their affiliates, held 711,266 shares of RBC Common Stock (excluding 109,165 shares issuable upon exercise of outstanding and currently exercisable RBC Options), constituting 20.9% of the outstanding shares of RBC Common Stock. Pursuant to the provisions of the Merger Agreement, RBC has undertaken to use its best efforts to obtain from such persons irrevocable proxies in favor of approval and adoption of the Merger Agreement. No director or executive officer of JBI or Jefferson holds shares of RBC Common Stock.


                                The JBI Meeting


General


     The JBI Meeting will be held on July 8, 1998, at 9:30 a.m. local time, at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania for the following purposes: (i) to consider and vote on the proposal to approve and adopt the Merger Agreement and (ii) to consider and vote upon the proposal to amend JBI's Articles of Incorporation to increase the aggregate number of authorized shares of JBI Common Stock from 10,000,000 shares to 20,000,000 shares. The Board of Directors of JBI (the "JBI Board of Directors") has fixed the close of business on June 5, 1998 as the record date (the "JBI Record Date") for JBI shareholders entitled to receive notice of, and to vote at, the JBI Meeting.


Required Vote

     Approval and adoption of both the Merger Agreement and the amendment to JBI's Articles of Incorporation (the "JBI Articles of Incorporation") to increase the authorized number of shares of JBI Common Stock requires the affirmative vote of a majority of the total votes cast at the JBI Meeting either in person or by proxy, provided a quorum (a majority of JBI's outstanding shares) is present. As of the JBI Record Date, 5,052,489 shares of JBI Common Stock were outstanding and entitled to vote on the matters to be considered at the JBI Meeting. Each share of JBI Common Stock is entitled to one vote on each matter to be acted upon at the JBI Meeting. Abstentions and broker non-votes will be counted as being present for purposes of determining a quorum at the JBI Meeting. Abstentions and broker non-votes will have no effect on the approval and adoption of the Merger Agreement or the amendment to the JBI Articles of Incorporation.

     As of the JBI Record Date, directors and executive officers of JBI, and their affiliates, held 1,137,773 shares of JBI Common Stock (excluding 382,683 shares issuable upon exercise of outstanding stock options), constituting 22.5% of outstanding shares of JBI Common Stock. Each JBI director and executive officer has indicated his or her present intent to vote his or her shares of JBI Common Stock in favor of approval and adoption of the Merger Agreement and the amendment to the JBI Articles of Incorporation. As of the JBI Record Date, no director or executive officer of RBC or Regent held any shares of JBI Common Stock, except that Mr. Goldstein owns 3,110 shares and Mrs. Teaford and her spouse own 448 shares.


                        SELECTED FINANCIAL INFORMATION

     The following tables set forth selected unaudited historical financial information for JBI and RBC for each of the five years in the period ended December 31, 1997 and for the three-month periods ended March 31, 1998 and 1997. Such information has been derived from and should be read in conjunction with the audited consolidated financial statements of JBI and RBC, and the respective notes thereto, and the management's discussion and analysis of financial condition and results of operations of each of JBI and RBC, which are incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Documents by Reference."

Selected Historical Financial Information of JBI



                                                               As of and for the Years Ended December 31,
                                               --------------------------------------------------------------------------
                                                    1997           1996(1)         1995(1)        1994(1)       1993(1)
                                               --------------  --------------  --------------  ------------  ------------
                                                                 (In thousands, except per share data)
Income Statement Data:
 Interest income ............................    $   94,136      $   85,204      $   74,276      $ 54,462      $ 46,832
 Interest expense ...........................        45,140          39,079          33,049        20,583        19,252
                                                 ----------      ----------      ----------      --------      --------
 Net interest income ........................        48,996          46,125          41,227        33,879        27,580
 Provision for credit losses ................         3,600           5,023           3,986         1,857         2,519
                                                 ----------      ----------      ----------      --------      --------
 Net interest income after provision for
  credit losses .............................        45,396          41,102          37,241        32,022        25,061
 Non-interest income(2)(3) ..................         9,649           7,305           6,969         5,814         5,879
 Non-interest expense .......................        36,607          35,817          31,160        26,978        23,365
                                                 ----------      ----------      ----------      --------      --------
 Income before income taxes, dividends
  on preferred stock, minority interest
  and cumulative effect of accounting
  change ....................................        18,438          12,590          13,050        10,858         7,575
 Income taxes(4) ............................         6,001           4,640           4,571         3,593         2,307
                                                 ----------      ----------      ----------      --------      --------
 Income before dividends on preferred
  stock, minority interest and cumulative
  effect of accounting change ...............        12,437           7,950           8,479         7,265         5,268
 Dividends on preferred stock of
  subsidiary ................................            --              --           1,125         1,313           789
 Minority interest in net income of
  subsidiaries ..............................            --              --              --            --         1,191
                                                 ----------      ----------      ----------      --------      --------
 Income before cumulative effect of
  accounting change .........................        12,437           7,950           7,354         5,952         3,288
 Cumulative effect of change in account-
  ing for income taxes(4) ...................            --              --              --            --           485
                                                 ----------      ----------      ----------      --------      --------
 Net income applicable to common stock.......    $   12,437      $    7,950      $    7,354      $  5,952      $  3,773
                                                 ==========      ==========      ==========      ========      ========
Per Common Share Data:
 Net income - basic(5) ......................    $     2.50       $    1.63       $    1.87       $  1.72       $  1.50
 Net income - diluted(5) ....................          2.33            1.54            1.63          1.57          1.33
 Book value .................................         20.57           18.43           17.42         16.49         15.81
 Book value - diluted(6) ....................         18.77           17.41           16.54         15.28         14.57
Balance Sheet Data:
 Total assets ...............................    $1,328,624      $1,127,174      $1,069,692      $863,230      $740,706
 Total loans(7) .............................       909,725         829,587         774,491       634,472       533,987
 Allowance for credit losses ................       (12,769)        (13,734)        (14,991)       (8,986)       (6,867)
 Investment securities(8) ...................       244,169         175,238         163,572        97,108       110,415
 Goodwill, net ..............................         4,435           8,776           8,978           809           135
 Deposits ...................................       933,630         787,139         840,516       710,669       631,091
 Securities sold under repurchase
  agreements ................................        70,911          73,764          46,549        16,229        16,211
 FHLB advances ..............................       150,000         127,750          77,000        43,745        10,774
 Subordinated notes and debentures ..........        32,000          32,000           9,000         9,000         9,000
 Trust preferred securities .................        25,300              --              --            --            --
 Minority interest ..........................            --              --              --            --           437
 Convertible preferred stock and related
  surplus ...................................            --              --              --        12,835        12,845
 Common shareholders' equity ................       102,855          91,281          85,038        62,330        53,054
Selected Operating Ratios(9):
 Return on average assets ...................          1.04%            .74%            .92%          .96%          .87%
 Return on average common equity ............         12.89            8.95           10.74         10.73         10.76
 Net interest margin ........................          4.51            4.59            4.82          4.83          4.45
 Dividend payout ratio ......................         26.71           30.15           22.05         16.63            --


                                                     As of and for the
                                                     Three Months Ended
                                                         March 31,
                                               ------------------------------
                                                    1998            1997
                                               --------------  --------------
                                               (In thousands, except per share
                                                            data)
Income Statement Data:
 Interest income ............................    $   25,192      $   22,201
 Interest expense ...........................        12,229          10,413
                                                 ----------      ----------
 Net interest income ........................        12,963          11,788
 Provision for credit losses ................           966             825
                                                 ----------      ----------
 Net interest income after provision for
  credit losses .............................        11,997          10,963
 Non-interest income(2)(3) ..................         2,667           1,984
 Non-interest expense .......................         9,820           8,905
                                                 ----------      ----------
 Income before income taxes, dividends
  on preferred stock, minority interest
  and cumulative effect of accounting
  change ....................................         4,844           4,042
 Income taxes(4) ............................         1,526           1,358
                                                 ----------      ----------
 Income before dividends on preferred
  stock, minority interest and cumulative
  effect of accounting change ...............         3,318           2,684
 Dividends on preferred stock of
  subsidiary ................................            --              --
 Minority interest in net income of
  subsidiaries ..............................            --              --
                                                 ----------      ----------
 Income before cumulative effect of
  accounting change .........................         3,318           2,684
 Cumulative effect of change in account-
  ing for income taxes(4) ...................            --              --
                                                 ----------      ----------
 Net income applicable to common stock.......    $    3,318      $    2,684
                                                 ==========      ==========
Per Common Share Data:
 Net income - basic(5) ......................    $     0.66       $    0.55
 Net income - diluted(5) ....................          0.61            0.52
 Book value .................................         20.89           18.61
 Book value - diluted(6) ....................         19.16           17.48
Balance Sheet Data:
 Total assets ...............................    $1,310,296      $1,163,040
 Total loans(7) .............................       918,924         843,278
 Allowance for credit losses ................       (12,374)        (13,392)
 Investment securities(8) ...................       255,525         195,929
 Goodwill, net ..............................         4,341           8,610
 Deposits ...................................       918,092         800,666
 Securities sold under repurchase
  agreements ................................        66,300          79,187
 FHLB advances ..............................       150,000         115,000
 Subordinated notes and debentures ..........        32,000          32,000
 Trust preferred securities .................        25,300          25,300
 Minority interest ..........................            --              --
 Convertible preferred stock and related
  surplus ...................................            --              --
 Common shareholders' equity ................       105,660          92,593
Selected Operating Ratios(9):
 Return on average assets ...................          1.03%           0.93%
 Return on average common equity ............         12.73           11.65
 Net interest margin ........................          4.40            4.50
 Dividend payout ratio ......................         28.72           26.60

                                                                                                       As of and for the
                                                                                                       Three Months Ended
                                                   As of and for the Years Ended December 31,              March 31,
                                             ------------------------------------------------------  ----------------------
                                                1997      1996(1)    1995(1)    1994(1)    1993(1)      1998        1997
                                             ----------  ---------  ---------  ---------  ---------  ----------  ----------
                                                                 (In thousands, except per share data)
Selected Capital and Asset Quality Ratios:
 Equity/assets ............................      7.74%      8.10%      7.95%      8.71%      8.90%       8.06%       7.96%
 Non-performing loans/total loans(10) .....      1.03       1.36       1.69       1.83       1.56        1.17        1.32
 Non-performing assets/total loans and
  other real estate owned(11) .............      1.27       1.78       2.23       2.76       2.64        1.49        1.67
 Allowance for credit losses/total loans ..      1.40       1.66       1.93       1.42       1.29        1.35        1.59
 Allowance for credit losses/ non-
  performing assets(11) ...................    110.12      92.76      86.22      50.77      48.15       90.18       94.70
 Net charge-offs/average loans(9) .........       .53        .79        .58        .50        .42         .60         .56

------------
 (1) All acquisitions through December 31, 1996 have been accounted for under the purchase method of accounting and, accordingly, the results of the acquired entities' operations are included from their respective dates of acquisition. The 1997 acquisition of United Valley Bank was accounted for under the pooling of interests method of accounting and, accordingly, the financial statements have been restated to reflect the impact of such acquisition.

 (2) Includes gain on sale of securities of $243,000 and $0 for the three months ended March 31, 1998 and 1997, respectively, and $515,000, $245,000, $333,000, $128,000 and $376,000 for the years ended December 31,
     1997, 1996, 1995, 1994 and 1993, respectively.

 (3) Effective October 1, 1995, JBI adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." Income resulting from the capitalization of mortgage servicing rights required by that pronouncement was $299,000 and $93,000 for the three months ended March 31, 1998 and 1997, respectively, and $554,000, $279,000 and $72,000 for the years ended December 31, 1997,
     1996 and 1995, respectively.

 (4) Effective January 1, 1993, JBI adopted SFAS No. 109, "Accounting for Income Taxes." As a result of adopting SFAS 109, JBI recognized a cumulative benefit in 1993 of $485,000, or $.22 and $.15 in basic and diluted earnings per share, respectively.

 (5) Effective January 1, 1997, JBI adopted SFAS No. 128, "Earnings Per Share," which eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Net income per share calculations for prior periods have been restated to reflect the adoption of SFAS No. 128. Basic net income per share is based upon the respective weighted average number of shares of JBI Common Stock outstanding, as follows: 5,024,345 (March 31, 1998), 4,880,866 (March 31, 1997), 4,967,000 (December 31, 1997); 4,882,000
     (December 31, 1996); 3,936,000 (December 31, 1995); 3,460,000 (December
     31, 1994) and 2,166,000 (December 31, 1993). Diluted net income per share in all years presented gives effect to the dilution resulting from stock options granted by JBI or acquired companies. Diluted net income per share in fiscal 1995, 1994 and 1993 gives effect to the increase in average number of shares that would have been outstanding and the increase in net income applicable to JBI Common Stock that would have resulted from the assumed conversion of JBI's dilutive convertible preferred stock. Per share amounts in all years have been adjusted to reflect retroactively prior stock dividends.

 (6) Diluted book values give effect to the dilution resulting from stock options granted by JBI or acquired companies. Diluted book values in fiscal 1994 and 1993 give effect to the increase in average shares that would have been outstanding, and the increase in common equity that would have resulted from the assumed conversion of JBI's dilutive convertible preferred stock.

 (7) Includes mortgage loans held for sale of $8.7 million (March 31, 1998), $2.2 million (March 31, 1997), $3.0 million (December 31, 1997), $725,000
     (December 31, 1996), $484,000 (December 31, 1995), $380,000 (December 31,
     1994) and $19.0 million (December 31, 1993).

 (8) Effective January 1, 1994, JBI adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." The adoption of such standard had no effect on JBI's financial position or results of operations.

 (9) Interim ratios have been annualized for purposes of comparability with year-end data.

(10) Non-performing loans consist of non-accrual loans and renegotiated loans and exclude loans past due 90 days or more still accruing interest. Effective January 1, 1995, JBI adopted SFAS No. 114 "Accounting for Impairment of a Loan," as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." The effect of adoption was not material to JBI's financial position or results of operations.

(11) Non-performing assets consist of non-accrual loans, renegotiated loans and other real estate owned and exclude loans past due 90 days or more still accruing interest.

Selected Historical Financial Information of RBC



                                                             As of and for the Years Ended December 31,
                                                --------------------------------------------------------------------
                                                    1997         1996(1)       1995(1)       1994(1)       1993(1)
                                                ------------  ------------  ------------  ------------  ------------
                                                               (In thousands, except per share data)
Income Statement Data:
 Interest income .............................    $ 16,260      $21,519       $21,160       $ 17,165      $ 15,112
 Interest expense ............................      10,231       12,461        12,553         11,373         9,921
                                                  --------      --------      --------      --------      --------
 Net interest income .........................       6,029        9,058         8,607          5,792         5,191
 Provision for credit losses .................         100        5,092         4,905            860           450
                                                  --------      --------      --------      --------      --------
 Net interest income after provision for
  credit losses ..............................       5,929        3,966         3,702          4,932         4,741
 Non-interest income(1)(2) ...................         811          212           104            202           156
 Non-interest expense ........................       7,123        7,224         7,396          4,372         3,113
                                                  --------      --------      --------      --------      --------
 Income (loss) before income taxes ...........        (383)      (3,046)       (3,590)           762         1,784
 Income tax expense (benefit)(3) .............      (1,375)        (350)         (463)           259           607
                                                  --------      --------      --------      --------      --------
 Net income (loss) ...........................         992       (2,696)       (3,127)           503         1,177

 Dividends on preferred stock ................         467          142           487            287           516
                                                  --------      --------      --------      --------      --------
 Net income (loss) applicable to common
  stock ......................................    $    525      $(2,838)      $(3,614)      $    216      $    661
                                                  ========      ========      ========      ========      ========

Per Common Share Data:
 Net income (loss) - basic(4) ................    $   0.26       $(2.66)      $ (3.80)      $   0.24       $  0.76
 Net income - diluted (4) ....................          --           --            --             --            --
 Book value ..................................        5.32         6.58         10.31          13.14         14.72
 Book value - diluted(5) .....................        5.21         4.58          6.55           7.98          8.88

Balance Sheet Data:
 Total assets ................................    $225,618     $201,904      $262,512       $243,450      $243,945
 Total loans(6) ..............................      95,051       85,069       118,784         81,248        72,944
 Allowance for credit losses .................      (1,367)      (3,060)       (6,501)        (1,713)       (1,321)
 Investment securities(7) ....................     121,014      105,553       138,722        156,664       156,166
 Deposits ....................................     151,997      185,126       196,132        161,061       192,393
 FHLB advances ...............................      48,193          203        43,655         63,037        34,105
 Subordinated debentures .....................       2,750        2,750         2,750          2,750         2,550
 Convertible preferred stock and related
  surplus ....................................          --           55            58             60            59
 Common shareholders' equity .................      18,143        8,078        10,295         12,145        13,067

Selected Operating Ratios(13):
 Return on average assets ....................         .48%      ( 1.26)%      ( 1.10)%          .20%          .55%
 Return on average common equity .............        6.84       (22.94)       (27.22)          3.89         10.33
 Net interest margin .........................        3.00         3.76          3.56           2.37          2.49
Selected Capital and Asset Quality Ratios:
 Equity/assets ...............................        7.01%        4.03%         5.50%          5.14%         5.88%
 Non-performing loans/total loans(8) .........         .52         4.51          6.79           4.54          2.91
 Non-performing assets/total loans and
  other real estate owned(9) .................         .55         5.29          6.79           4.54          2.91
 Allowance for credit losses/total
  loans(10) ..................................        1.44         3.60          5.47           2.10          1.84
 Allowance for credit losses/ non-
  performing assets(9) .......................      259.89        67.45         80.58          46.49         62.22
 Net charge-offs/average
  loans(11)(12)(13) ..........................        2.22          .90           .13            .60           .37


                                                     As of and for the
                                                    Three Months Ended
                                                         March 31,
                                                ---------------------------
                                                    1998           1997
                                                ------------  -------------
                                                 (In thousands, except per
                                                        share data)
Income Statement Data:
 Interest income .............................    $  4,291       $ 3,999
 Interest expense ............................       2,677         2,409
                                                  --------       -------
 Net interest income .........................       1,614         1,590
 Provision for credit losses .................          --          (200)
                                                  --------       -------
 Net interest income after provision for
  credit losses ..............................       1,614         1,790
 Non-interest income(1)(2) ...................          92           578
 Non-interest expense ........................       1,219         2,548
                                                  --------       -------
 Income (loss) before income taxes ...........         487          (180)
 Income tax expense (benefit)(3) .............         185            --
                                                  --------       -------
 Net income (loss) ...........................         302          (180)

 Dividends on preferred stock ................          --            83
                                                  --------       -------
 Net income (loss) applicable to common
  stock ......................................    $    302       $  (263)
                                                  ========       =======

Per Common Share Data:
 Net income (loss) - basic(4) ................    $   0.09       $ (0.21)
 Net income - diluted (4) ....................        0.08            --
 Book value ..................................        5.38          6.35
 Book value - diluted(5) .....................        5.13          4.42

Balance Sheet Data:
 Total assets ................................    $229,612      $192,739
 Total loans(6) ..............................     100,279        75,192
 Allowance for credit losses .................      (1,268)       (2,275)
 Investment securities(7) ....................     117,833       103,980
 Deposits ....................................     145,326       177,156
 FHLB advances ...............................      59,191           200
 Subordinated debentures .....................       2,750         2,750
 Convertible preferred stock and related
  surplus ....................................          --            55
 Common shareholders' equity .................      18,328         7,908

Selected Operating Ratios(13):
 Return on average assets ....................         .53%        ( .37)%
 Return on average common equity .............        6.62         (9.04)
 Net interest margin .........................        2.88          3.36
Selected Capital and Asset Quality Ratios:
 Equity/assets ...............................        7.96%         4.11%
 Non-performing loans/total loans(8) .........         .50          5.20
 Non-performing assets/total loans and
  other real estate owned(9) .................         .53          5.32
 Allowance for credit losses/total
  loans(10) ..................................        1.26          3.02
 Allowance for credit losses/ non-
  performing assets(9) .......................      240.15         56.78
 Net charge-offs/average
  loans(11)(12)(13) ..........................         .40          2.97

------------
 (1) Includes gain on sale of securities of $22,000 and $0 for the three months ended March 31, 1998 and 1997, respectively, and $72,000, $5,000, $0, $0 and $0 for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.
 (2) Includes a gain of $711,000 during the first quarter of 1997 from the sale of loans and participations in conjunction with the termination of a merger agreement with Carnegie Bank.
 (3) Effective January 1, 1993, RBC adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of adopting SFAS No. 109 was not material.

 (4) Effective January 1, 1997, RBC adopted SFAS No. 128, "Earnings Per Share" which eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Net income (loss) per share calculations for prior periods have been restated to reflect the adoption of SFAS No. 128. Basic net income (loss) per share is based upon the respective weighted average number of shares of RBC Common Stock outstanding, as follows: 3,409,822 (March 31, 1998); 1,237,486 (March 31, 1997); 2,005,331 (December 31,
     1997); 1,068,523 (December 31, 1996); 952,193 (December 31, 1995);
     900,272 (December 31, 1994) and 867,244 (December 31, 1993). The
     conversion of the preferred stock and the impact of stock options for RBC are anti-dilutive for the three months ended March 31, 1997 and for fiscal 1997, 1996, 1995, 1994 and 1993 and, therefore, net income (loss) per share -- diluted is not presented.
 (5) Diluted book values in 1997 and for March 31, 1998 give effect to the dilution resulting from stock options granted by RBC. Diluted book values in fiscal 1996, 1995, 1994, and 1993 give effect to the increase in average shares that would have been outstanding, and the increase in common equity that would have resulted from the assumed conversion of RBC's dilutive convertible preferred stock.
 (6) Includes mortgage loans held for sale of $0 (December 31, 1997), $0 (December 31, 1996), $12.9 million (December 31, 1995), $5.4 million (December 31, 1994) and $22.7 million (December 31, 1993). There were no mortgage loans held for sale as of March 31, 1998 and 1997.
 (7) Effective January 1, 1994, RBC adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The adoption had no effect on RBC's financial position or results of operations.
 (8) Non-performing loans consist of non-accrual loans and renegotiated loans and exclude loans past due 90 days or more still accruing interest. Effective January 1, 1995, RBC adopted SFAS No. 114 "Accounting for Impairment of a Loan," as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." The effect of adoption was not material to RBC's financial position or results of operations.
 (9) Non-performing assets consist of non-accrual loans, renegotiated loans and other real estate owned and exclude loans past due 90 days or more still accruing interest.
(10) The 1995 ratio includes $4.5 million of the allowance for possible loan losses allocated to RBC's automobile insurance premium finance ("IPF") loan portfolio in the numerator and $16.8 million of IPF receivables in the denominator; excluding IPF related losses and receivables, the ratio of the allowance for possible loan losses as a percentage of period-end loans and loans held for sale was 1.96% at year-end 1995.
(11) The 1997 ratio includes charge-offs of $1.9 million associated with a loan sale in the second quarter of 1997; excluding such charge, there would have been a net recovery of .13%.
(12) The 1996 ratio excludes IPF net charge-offs.
(13) Interim ratios have been annualized for purposes of comparability with year-end data.

Selected Pro Forma Combined Financial Information of JBI and RBC
     The following table sets forth selected unaudited pro forma combined financial information of JBI and RBC giving effect to the Merger under the pooling of interests method of accounting as if it had occurred on March 31, 1998 (with respect to balance sheet data) and as of the beginning of each period presented (with respect to operating data). For a description of the pooling of interests method of accounting with respect to the Merger, see "The Merger -- Accounting Treatment." The unaudited pro forma combined financial information does not give effect to anticipated cost savings in connection with the Merger (see "The Merger -- Reasons for the Merger; Recommendation of the Boards of Directors"), and does not purport to be indicative of the combined financial position or results of operations for future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods.


        Pro Forma Combined Condensed Balance Sheet as of March 31, 1998
                                  (unaudited)




                                                                 JBI              RBC
                                                            (Historical)     (Historical)       Adjustments       Pro Forma
                                                           --------------   --------------   ----------------   -------------
                                                                         (In thousands, except per share data)
Assets:
Cash and due from banks ................................     $   67,002        $  2,866         $   (553)(1)     $   69,315
Federal funds sold .....................................         32,400           4,588              --             36,988
Investment securities available for sale ...............        254,844         117,833               --            372,677
Investment securities held to maturity .................            681              --               --                681
Mortgages held for sale ................................          8,699              --               --              8,699
Loans, net .............................................        897,851          99,011               --            996,862
Premises and equipment, net ............................         19,983             459               --             20,442
Accrued interest receivable ............................          7,902           1,397               --              9,299
Other real estate owned ................................          2,933              --               --              2,933
Goodwill ...............................................          4,341              --               --              4,341
Other assets ...........................................         13,660           3,458               --             17,118
                                                             ----------        --------         --------         ----------
   Total assets ........................................     $1,310,296        $229,612         $   (553)        $1,539,355
                                                             ==========        ========         ========         ==========

Liabilities:
Deposits ...............................................     $  918,092        $145,326               --         $1,063,418
Securities sold under repurchase agreements ............         66,300              --               --             66,300
FHLB advances ..........................................        150,000          59,191               --            209,191
Subordinated notes and debentures ......................         32,000           2,750               --             34,750
JBI-obligated mandatorily redeemable preferred
 securities of JBI's subsidiary trust, holding solely
 $25.3 million aggregate principal amount of 9.25%
 junior subordinated deferrable interest debentures
 due 2027 of JBI .......................................         25,300              --               --             25,300
Accrued interest payable ...............................          8,636           3,885               --             12,521
Other liabilities ......................................          4,308             132               --              4,440
                                                             ----------        --------                          ----------
   Total liabilities ...................................     $1,204,636        $211,284               --         $1,415,920
                                                             ----------        --------                          ----------
Shareholders' equity:
Common stock ...........................................          5,058             341             (341) (2)         6,091
                                                                                                   1,033  (2)
Additional paid in capital .............................         71,786          23,698             (692) (2)        94,792
Retained earnings (accumulated deficit) ................         27,492          (5,223)            (553) (1)        21,716
Net unrealized gain (loss) on securities available for
 sale ..................................................          1,324            (488)              --                836
                                                             ----------        --------         --------         ----------
   Total shareholders' equity ..........................        105,660          18,328             (553)           123,435
                                                             ----------        --------         --------         ----------
   Total liabilities and shareholders' equity ..........     $1,310,296        $229,612         $   (553)        $1,539,355
                                                             ==========        ========         ========         ==========

------------
(1) Pro forma adjustment was made for merger expenses, which were estimated at $552,500 (net of taxes of $297,500).
(2) Historical and pro forma common stock outstanding as of March 31, 1998 were as follows:




                                                           JBI            RBC         Adjustments       Pro Forma
                                                       -----------   ------------   ---------------   ------------
                                                           (In thousands, except per share data)
JBI common stock (historical) .........                 5,057,796            --                --      5,057,796
RBC common stock (historical) .........                        --     3,409,822        (3,409,822)            --
 RBC common stock outstanding times
   Exchange Ratio .....................   0.303         1,033,176            --         1,033,176      1,033,176
                                          -----         ---------     ---------        ----------      ---------
Total .................................                                                                6,090,972
                                                                                                       =========

                 Pro Forma Combined Condensed Income Statement
                       Three Months Ended March 31, 1998
                                  (unaudited)



                                                             JBI              RBC
                                                        (Historical)     (Historical)     Adjustments(1)      Pro Forma
                                                       --------------   --------------   ----------------   ------------
                                                                     (In thousands, except per share data)
Interest income ....................................     $   25,192       $    4,291           --           $  29,483
Interest expense ...................................         12,229            2,677           --              14,906
                                                         ----------       ----------      -------           ---------
Net interest income ................................         12,963            1,614           --              14,577
Provision for credit losses ........................            966               --           --                 966
                                                         ----------       ----------      -------           ---------
Net interest income after provision
 for credit losses .................................         11,997            1,614           --              13,611
Non-interest income ................................          2,667               92           --               2,759
Non-interest expense ...............................          9,820            1,219           --              11,039
                                                         ----------       ----------      -------           ---------
Income before income taxes .........................          4,844              487           --               5,331
Income taxes .......................................          1,526              185           --               1,711
                                                         ----------       ----------      -------           ---------
Net income .........................................     $    3,318       $      302           --           $   3,620
                                                         ==========       ==========      =======           =========
Per share data:
 Net income per common share - basic ...............     $     0.66       $     0.09           --           $    0.60
 Average number of common shares - basic ...........      5,024,345        3,409,822           --           6,057,521
 Net income per common share - diluted .............     $     0.61       $     0.08           --           $    0.55
 Average number of common shares - diluted .........      5,481,663        3,573,048           --           6,564,297

------------
(1) No pro forma adjustment was made for estimated Merger expenses, which are estimated to be approximately $850,000.

                 Pro Forma Combined Condensed Income Statement
                       Three Months Ended March 31, 1997
                                  (unaudited)



                                                              JBI              RBC
                                                         (Historical)     (Historical)     Adjustments(1)      Pro Forma
                                                        --------------   --------------   ----------------   ------------
                                                                      (In thousands, except per share data)
Interest income .....................................     $   22,201      $    3,999          $   --         $  26,200
Interest expense ....................................         10,413           2,409              --            12,822
                                                          ----------       ---------          ------         ----------
Net interest income .................................         11,788           1,590              --            13,378
Provision for credit losses .........................            825            (200)             --               625
                                                          ----------       ---------          ------         ----------
Net interest income after provision
 for credit losses ..................................         10,963           1,790              --            12,753
Non-interest income .................................          1,984             578              --             2,562
Non-interest expense ................................          8,905           2,548              --            11,453
                                                          ----------       ---------          ------         ----------
Income (loss) before income taxes ...................          4,042            (180)             --             3,862
Income taxes ........................................          1,358              --             109(2)          1,249
                                                          ----------       ---------          --------       ----------
Net income (loss) ...................................          2,684            (180)            109             2,613
Dividends on preferred stock ........................             --              83              --                83
                                                          ----------       ---------          --------       ----------
Net income (loss) applicable to
 common stock .......................................     $    2,684      $     (263)         $  109         $   2,530
                                                          ==========       =========          ========       ==========
Per share data:
 Net income (loss) per common share - basic .........     $     0.55      $    (0.21)             --         $    0.48
 Average number of common shares - basic ............      4,880,866       1,237,486              --         5,255,824
 Net income per common share - diluted ..............     $     0.52      $       --(3)           --         $    0.45
 Average number of common shares - diluted ..........      5,210,014              --(3)           --         5,749,723

------------
(1) No pro forma adjustment was made for estimated Merger expenses, which are estimated to be approximately $850,000.

(2) The valuation allowances that existed as of December 31, 1996 and 1995 are not needed on a pro forma combined basis. JBI files a consolidated federal tax return with its subsidiaries, and therefore any losses sustained by RBC would be offset by profits of JBI and its other subsidiaries and no valuation allowance would be required as of December 31, 1996 and 1995 had the companies always been combined. Accordingly, the pro forma financial combined condensed statements include a pro forma adjustment to reflect what the changes to the valuation allowance would have been had the companies always been combined. The pro forma adjustment to income taxes is a reversal of the federal and state portions of the tax provision and benefits described above.

(3) The conversion of the convertible preferred stock and stock options of RBC are anti-dilutive; therefore, net income per common share - diluted is not presented.

                 Pro Forma Combined Condensed Income Statement
                         Year Ended December 31, 1997
                                  (unaudited)




                                                              JBI              RBC
                                                         (Historical)     (Historical)       Adjustments        Pro Forma
                                                        --------------   --------------   -----------------   -------------
                                                                       (In thousands, except per share data)
Interest income .....................................     $   94,136       $  16,260         $      --         $  110,396
Interest expense ....................................         45,140          10,231                --             55,371
                                                          ----------       ---------         ---------         ----------
Net interest income .................................         48,996           6,029                --             55,025
Provision for credit losses .........................          3,600             100                --              3,700
                                                          ----------       ---------         ---------         ----------
Net interest income after provision
 for credit losses ..................................         45,396           5,929                --             51,325
Non-interest income .................................          9,649             811                --             10,460
Non-interest expense ................................         36,607           7,123                --             43,730
                                                          ----------       ---------         ---------         ----------
Income (loss) before income taxes (benefit) .........         18,438            (383)               --             18,055
Income taxes (benefit) ..............................          6,001          (1,375)           (1,317)(2)          5,943
                                                          ----------       ---------         ---------         ----------
Net income ..........................................         12,437             992            (1,317)            12,112
Dividends on preferred stock. .......................             --             467                --                467
                                                          ----------       ---------         ---------         ----------
Net income applicable to common stock ...............     $   12,437       $     525         $  (1,317)        $   11,645
                                                          ==========       =========         =========         ==========
Per share data:
 Net income per common share - basic ................     $     2.50       $    0.26                --         $     2.09
 Average number of common shares - basic ............      4,967,373       2,005,331                --          5,574,988
 Net income per common share - diluted ..............     $     2.33       $      --(3)             --         $     1.98
 Average number of common shares - diluted ..........      5,333,415              --(3)             --          6,128,063

------------
(1) No pro forma adjustment was made for estimated Merger expenses, which are estimated to be approximately $850,000.
(2) The valuation allowances that existed as of December 31, 1996 and 1995 are not needed on a pro forma combined basis. JBI files a consolidated federal tax return with its subsidiaries, and therefore any losses sustained by RBC would be offset by profits of JBI and its other subsidiaries and no valuation allowance would be required as of December 31, 1996 and 1995 had the companies always been combined. Accordingly, the pro forma combined condensed financial statements include a pro forma adjustment to reflect what the changes to the valuation allowance would have been had the companies always been combined. The pro forma adjustment to income taxes (benefit) is a reversal of the federal and state portions of the tax provision and benefits described above.
(3) The conversion of the convertible preferred stock and stock options of RBC are anti-dilutive; therefore, net income per common share - diluted is not presented.

                 Pro Forma Combined Condensed Income Statement
                       For Year Ended December 31, 1996
                                  (unaudited)




                                                            JBI             RBC
                                                       (Historical)    (Historical)    Adjustments(1)     Pro Forma
                                                      --------------  --------------  ----------------  -------------
                                                                   (In thousands, except per share data)
Interest income ....................................    $   85,204      $  21,519         $   --         $  106,723
Interest expense ...................................        39,079         12,461             --             51,540
                                                        ----------      ---------         ------         ----------
Net interest income ................................        46,125          9,058             --             55,183
Provision for credit losses ........................         5,023          5,092             --             10,115
                                                        ----------      ---------         ------         ----------
Net interest income after provision
 for credit losses .................................        41,102          3,966             --             45,068
Non-interest income ................................         7,305            212             --              7,517
Non-interest expense ...............................        35,817          7,224             --             43,041
                                                        ----------      ---------         ------         ----------
Income before income taxes (benefit) ...............        12,590         (3,046)            --              9,544
Income taxes (benefit) .............................         4,640           (350)           668(2)           3,622
                                                        ----------      ---------         --------       ----------
Net income .........................................         7,950         (2,696)           668              5,922
Dividends on preferred stock .......................            --            142             --                142
                                                        ----------      ---------         --------       ----------
Net income (loss) applicable to common
 stock .............................................    $    7,950      $  (2,838)        $  668         $    5,780
                                                        ==========      =========         ========       ==========
Per share data:
Net income (loss) per common share - basic .........    $     1.63      $   (2.66)            --         $     1.11
Average number of common shares - basic ............     4,881,909      1,068,523             --          5,205,671
Net income per common share - diluted ..............    $     1.54      $      --(3)          --         $     1.05
Average number of common shares - diluted ..........     5,162,013             --(3)          --          5,658,268

------------
(1) No pro forma adjustment was made for estimated Merger expenses, which are estimated to be approximately $850,000.
(2) The valuation allowances that existed as of December 31, 1996 and 1995 are not needed on a pro forma combined basis. JBI files a consolidated federal tax return with its subsidiaries, and therefore any losses sustained by RBC would be offset by profits of JBI and its other subsidiaries and no valuation allowance would be required as of December 31, 1996 and 1995 had the companies always been combined. Accordingly, the pro forma combined condensed financial statements include a pro forma adjustment to reflect what the changes to the valuation allowance would have been had the companies always been combined. The pro forma adjustment to income taxes (benefit) is a reversal of the federal and state portions of the tax provision and benefits described above.
(3) The conversion of the convertible preferred stock of RBC is anti-dilutive; therefore, net income per common share - diluted is not presented.

                 Pro Forma Combined Condensed Income Statement
                       For Year Ended December 31, 1995
                                  (unaudited)


                                                          JBI              RBC
                                                     (Historical)     (Historical)     Adjustments(1)       Pro Forma
                                                    --------------   --------------   ----------------   ---------------
                                                                   (In thousands, except per share data)
Interest income .................................     $   74,276       $21,160           $    --           $  95,436
Interest expense ................................         33,049        12,553                --              45,602
                                                      ----------        -------           ------           ---------
Net interest income .............................         41,227         8,607                --              49,834
                                                      ----------        -------           ------           ---------
Provision for credit losses .....................          3,986         4,905                --               8,891
Net interest income after provision for credit
 losses .........................................         37,241         3,702                --              40,943
Non-interest income .............................          6,969           104                --               7,073
Non-interest expense ............................         31,160         7,396                --              38,556
                                                      ----------        -------           ------           ---------
Income (loss) before income taxes (benefit) .....         13,050        (3,590)               --               9,460
Income taxes (benefit) ..........................          4,571          (463)              650(2)            3,458
                                                      ----------        -------           --------         ---------
Net income (loss) ...............................          8,479        (3,127)              650               6,002
Dividends on preferred stock ....................          1,125           487                --               1,612
                                                      ----------        -------           --------         ---------
Net income (loss) applicable to common stock          $    7,354       $(3,614)          $   650           $   4,390
                                                      ==========        =======           ========         =========
Per share data:
 Net income (loss) per common share - basic           $     1.87       $ (3.80)               --           $    1.04
 Average number of common shares - basic ........      3,936,340       952,193                --           4,224,854
 Net income (loss) per common share -
   diluted ......................................     $     1.63       $    -- (3)            --           $    1.01(4)
 Average number of common shares - diluted             5,197,545            -- (3)            --           5,486,059

------------
(1) No pro forma adjustment was made for estimated Merger expenses, which are estimated to be approximately $850,000.

(2) The valuation allowances that existed as of December 31, 1996 and 1995 are not needed on a pro forma combined basis. JBI files a consolidated federal tax return with its subsidiaries, and therefore any losses sustained by RBC would be offset by profits of JBI and its other subsidiaries and no valuation allowance would be required as of December 31, 1996 and 1995 had the companies always been combined. Accordingly, the pro forma combined condensed financial statements include a pro forma adjustment to reflect what the changes to the valuation allowance would have been had the companies always been combined. The pro forma adjustment to income taxes (benefit) is a reversal of the federal and state portions of the tax provision and benefits described above.

(3) The conversion of the convertible preferred stock of RBC is anti-dilutive; therefore, net income per common share - diluted is not presented.

(4) The conversion of RBC's convertible preferred stock is anti-dilutive; therefore, the convertible preferred stock and the dividends associated with the convertible preferred stock are not included in the computation of pro forma net income per common share - diluted.

Certain Unaudited Pro Forma Per Share Data

     The following unaudited information sets forth historical and pro forma per share data for JBI Common Stock and historical and equivalent pro forma per share data for RBC Common Stock. The information set forth below should be read in conjunction with the historical financial statements of JBI and RBC, and the notes thereto, and the pro forma combined financial data appearing elsewhere in this Joint Proxy Statement/Prospectus or incorporated herein by reference.


                                                                                            For the
                                                      For the Year Ended                 Three Months
                                                         December 31,                   Ended March 31,
                                             ------------------------------------   -----------------------
                                                1997         1996         1995         1998         1997
                                             ----------   ----------   ----------   ----------   ----------
Cash dividends declared per common share:
JBI actual ...............................    $  0.67      $  0.48      $  0.39      $  0.19      $  0.14
RBC actual ...............................         --           --           --           --           --
RBC pro forma equivalent(1) ..............       0.20         0.15         0.12         0.06         0.04
Net income (loss) per common share - basic
JBI actual ...............................       2.50         1.63         1.87         0.66         0.55
RBC actual ...............................       0.26        (2.66)       (3.80)        0.09        (0.21)
JBI and RBC pro forma(2) .................       2.09         1.11         1.04         0.60         0.48
RBC pro forma equivalent(3) ..............       0.63         0.34         0.32         0.18         0.15
Net income per common share - diluted
JBI actual ...............................       2.33         1.54         1.63         0.61         0.52
RBC actual(4) ............................         --           --           --         0.08           --
JBI and RBC pro forma(2) .................       1.98         1.05         1.01         0.55         0.45
RBC pro forma equivalent(3) ..............       0.60         0.32         0.31         0.17         0.14


                                             As of March 31,
                                                  1998
                                            ----------------
Book value per common share:
JBI actual ..............................       $20.89
RBC actual ..............................         5.38
JBI and RBC pro forma(5) ................        20.26
RBC pro forma equivalent(6) .............         6.14
Book value per common share - diluted:(7)
JBI actual ..............................       $19.16
RBC actual ..............................         5.13
JBI and RBC pro forma(5) ................        18.71
RBC pro forma equivalent(6) .............         5.67

------------
(1) Represents the dividends declared on the JBI Common Stock during the respective periods multiplied by the Exchange Ratio.

(2) Represents net income per share of JBI Common Stock on a pro forma combined basis. Such amounts, for purposes of determining basic income (loss) per share of JBI Common Stock, have been determined by dividing pro forma net income by the sum of (i) the weighted average number of shares of JBI Common Stock outstanding during each period retroactively adjusted for stock dividends and (ii) shares of JBI Common Stock assumed to be issued pursuant to the Merger. Such amounts for purposes of determining diluted income per common share have been determined by dividing pro forma net income by the sum of (i) the weighted average number of shares of JBI Common Stock and stock options outstanding during each period retroactively adjusted for stock dividends and (ii) shares of JBI Common Stock and the JBI Options assumed to be issued pursuant to the Merger.

(3) Represents the amount computed pursuant to Note 2 above multiplied by the Exchange Ratio.

(4) Except for the three months ended March 31, 1998, diluted net income per common share is not shown since the conversion of convertible preferred stock and stock options of RBC are anti-dilutive for periods prior to the three months ended March 31, 1998.

(5) Represents the pro forma combined net book value of JBI and RBC attributable to shares of JBI Common Stock, divided by the sum of (i) the number of shares of JBI Common Stock outstanding during each period retroactively adjusted for stock dividends and (ii) shares of JBI Common Stock assumed to be issued pursuant to the Merger.

(6) Represents the amount computed pursuant to Note 5 above multiplied by the Exchange Ratio.

(7) Diluted book value is presented to give effect to the dilution resulting from stock options granted by JBI and RBC.

                                 THE MEETINGS


Date, Time and Place


     RBC. The RBC Meeting will be held at The Union League of Philadelphia, Philadelphia, Pennsylvania, at 10:00 a.m., local time, on July 8, 1998.

     JBI. The JBI Meeting will be held at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania at 9:30 a.m., local time, on July 8, 1998.


Record Date for, and Voting at, the Meetings


     RBC. The RBC Record Date for shareholders entitled to notice of, and to vote at, the RBC Meeting is the close of business on June 5, 1998. At the close of business on the RBC Record Date, 3,409,822 shares of RBC Common Stock were outstanding and entitled to vote. At the RBC Meeting, holders of record of RBC Common Stock on the RBC Record Date will be entitled to one vote per share on each matter of business properly brought before the RBC Meeting and any adjournment, postponement or continuation thereof. Approval and adoption of the Merger Agreement and the election of Arthur Andersen LLP as independent public accountants for RBC for its 1998 fiscal year require the affirmative vote of a majority of the total votes cast at the RBC Meeting by the holders of RBC Common Stock on each proposal, either in person or by proxy, provided a quorum is present. The five nominees for election as RBC director who receive the highest number of votes cast at the RBC Meeting in person or by proxy will be elected as RBC directors. The presence, in person or by proxy, of holders of RBC Common Stock entitled to cast at least a majority of the votes which all holders of RBC Common Stock are entitled to cast on a particular matter will constitute a quorum for the purpose of considering such matter. Cumulative voting rights do not exist with respect to the election of directors of RBC.

     As of the RBC Record Date, directors and executive officers of RBC and their affiliates beneficially owned and were entitled to vote 711,266 shares of RBC Common Stock (excluding 109,165 shares currently issuable upon exercise of options), constituting 20.9% of the RBC Common Stock outstanding on the RBC Record Date. Pursuant to the provisions of the Merger Agreement, RBC has undertaken to use its best efforts to obtain from such persons irrevocable proxies in favor of approval and adoption of the Merger Agreement. Each such person also has indicated his or her present intent to vote his or her shares of RBC Common Stock for the nominees for director of RBC listed in this Joint Proxy Statement/Prospectus and for the election of Arthur Andersen LLP as independent public accountants for RBC for its 1998 fiscal year. As of the RBC Record Date, no directors or executive officers of JBI or Jefferson owned shares of RBC Common Stock.

     JBI. The JBI Record Date for shareholders entitled to notice of, and to vote at, the JBI Meeting is the close of business on June 5, 1998. At the close of business on the JBI Record Date, 5,052,489 shares of JBI Common Stock were outstanding and entitled to vote. At the JBI Meeting, holders of record of JBI Common Stock on the JBI Record Date will be entitled to one vote per share on each matter of business properly brought before the JBI Meeting or any adjournment thereof. Approval and adoption of the Merger Agreement and the amendment to the JBI Articles of Incorporation to increase the number of authorized shares of JBI Common Stock from 10,000,000 shares to 20,000,000 shares require the affirmative vote of a majority of the total votes cast on each proposal at the JBI Meeting, either in person or by proxy, provided a quorum is present. The presence, either in person or by proxy, of holders of JBI Common Stock entitled to cast at least a majority of the votes which all holders of JBI Common Stock are entitled to cast at the JBI Meeting on a particular matter will constitute a quorum.

     As of the JBI Record Date, directors and executive officers of JBI and their affiliates beneficially owned and were entitled to vote 1,137,773 shares of JBI Common Stock (excluding 382,683 shares issuable upon exercise of options), constituting 22.5% of the JBI Common Stock outstanding on the JBI Record Date. Each JBI director and executive officer has indicated his or her present intent to vote his or her shares of JBI Common Stock in favor of approval and adoption of the Merger Agreement and the proposal to amend the JBI Articles of Incorporation. As of the JBI Record Date, no directors or executive officers of RBC or Regent owned shares of JBI Common Stock, except that Mr. Goldstein owned 3,110 shares and Mrs. Teaford and her spouse owned 448 shares.

Proxies for the RBC Meeting

     Shares of RBC Common Stock represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any proxy not specifying to the contrary will be voted in favor of the adoption of the proposals referred to in the Notice of Annual Meeting of RBC and for the election of the nominees for director of RBC named below. A shareholder who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice of revocation or a duly executed proxy bearing a later date to the Secretary of RBC or by attending the RBC Meeting and voting in person.

     The cost of solicitation of proxies for the RBC Meeting in the accompanying form will be borne by RBC, including expenses in connection with preparing and mailing this Joint Proxy Statement/Prospectus, except that, under the Merger Agreement, the printing expenses of this Joint Proxy Statement/Prospectus, which is also being delivered to JBI shareholders, will be shared equally between RBC and JBI. Such solicitation will be made by mail and may also be made on behalf of RBC in person or by telephone or telegram by RBC's regular officers and employees, none of whom will receive special compensation for such services. RBC, upon request therefor, will also reimburse brokers, nominees, fiduciaries and custodians and persons holding shares of RBC Common Stock in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy materials to beneficial owners.

     Abstentions and broker non-votes will be counted as being present for purposes of determining a quorum. Abstentions and broker non-votes are not considered votes cast and therefore will have no effect upon approval and adoption of the Merger Agreement, the election of the RBC directors and the election of Arthur Andersen LLP.

     The RBC Board of Directors does not know of any matters to be presented for consideration at the RBC Meeting other than the matters described in the Notice of Annual Meeting of RBC, but if any matters are properly presented, it is the intention of the persons named in the accompanying RBC proxy to vote on such matters in accordance with their judgment.


Proxies for the JBI Meeting

     Shares of JBI Common Stock represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specification made thereon by the shareholders. If no specification is made, such shares will be voted for approval and adoption of the Merger Agreement and for approval of the amendment to JBI's Articles of Incorporation to increase the number of authorized shares of JBI Common Stock. A proxy may be revoked by the person giving it at any time after its submission and before it is exercised by: (i) submitting written notice of revocation of such proxy to the Secretary of JBI, (ii) submitting a later dated proxy or (iii) appearing at the JBI Meeting and requesting a return of the proxy or voting in person (appearance alone will not of itself constitute a revocation of the proxy).

     JBI will bear the cost of the solicitation of proxies from the holders of JBI Common Stock, except that, pursuant to the Merger Agreement, JBI and RBC will share equally the cost of printing this Joint Proxy Statement/Prospectus which is also being mailed to RBC shareholders. Such solicitation will be made by mail and may also be made on behalf of JBI by directors, officers and employees of JBI by telephone, facsimile transmission, personal solicitation or otherwise. Such persons will receive no special compensation for any solicitation services. JBI will request that the Notice of Special Meeting, this Joint Proxy Statement/Prospectus, the proxy and related materials be forwarded by record owners to beneficial owners and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling such materials.

     Abstentions may be specified on the proxy card. Abstentions will be considered present for purposes of determining the presence of a quorum for the JBI Meeting, but as unvoted on the matters as to which abstention has been specified. Because approval and adoption of the Merger Agreement and of the amendment to the JBI Articles of Incorporation to increase the number of authorized shares of JBI Common Stock requires the affirmative vote of a majority of the votes cast at the JBI Meeting, abstentions will have no effect upon approval and adoption of the Merger Agreement and the amendment to the JBI Articles of Incorporation to increase the number of authorized shares of JBI Common Stock.

     The JBI Board of Directors does not know of any matters to be presented for consideration at the JBI Meeting other than the matters described in the Notice of Special Meeting of JBI, but if any matters are properly presented, it is the intention of the persons named in the accompanying JBI proxy to vote on such matters in accordance with their judgment.

     Under applicable rules of the New York Stock Exchange and the National Association of Securities Dealers, Inc., brokers or other members who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers will not have such discretionary authority with respect to the approval and adoption of the Merger Agreement.


                                  THE MERGER

     The following information relating to the Merger is qualified in its entirety by reference to the other information contained elsewhere in this Joint Proxy Statement/Prospectus, including the Annexes hereto, and the documents incorporated herein by reference. A copy of the Merger Agreement (excluding the exhibits and schedules thereto) is set forth in Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference, and reference is made thereto (together with Annexes B and C hereto) for a complete description of the terms of the Merger. Shareholders are urged to read the Merger Agreement and Annexes B and C hereto carefully.


General

     Subject to the terms and conditions of the Merger Agreement, on the Merger Effective Date, JBI Merger Sub will merge with and into RBC, resulting in RBC becoming a wholly owned subsidiary of JBI. Upon consummation of the Merger, each outstanding share of RBC Common Stock will be converted into the right to receive 0.303 of a share of JBI Common Stock, with cash being paid in lieu of any fractional share interest. Outstanding RBC Options will be converted into JBI Options to purchase 0.303 of a share of JBI Common Stock for each share of RBC Common Stock purchasable under the RBC Option at an exercise price equal to the exercise price of the RBC Option divided by 0.303.

     If, prior to the Merger Effective Date, the JBI Common Stock undergoes a stock split, stock dividend, recapitalization or similar transaction, or if JBI issues JBI Common Stock or securities convertible into or exchangeable for shares of JBI Common Stock at a price per share of JBI Common Stock less than the market value of JBI Common Stock at the time of issuance or at the time a binding agreement to issue any such securities is executed, then the Exchange Ratio will be proportionately adjusted.


Background of the Merger

     On February 18, 1998, Betsy Z. Cohen, Chairman of the Board and Chief Executive Officer of JBI, and Robert B. Goldstein, President and Chief Executive Officer of RBC, met to discuss the local banking and business climate. At the conclusion of the meeting, Mrs. Cohen suggested that the parties consider whether a combination of the institutions would be appropriate. Mrs. Cohen and Mr. Goldstein agreed to meet again on February 24, 1998.

     On February 24, 1998, Mr. Goldstein met with Mrs. Cohen in her office to discuss their respective visions for Regent and Jefferson and the opportunity that the consolidation in the banking industry offered to commercial banks in the Philadelphia marketplace. They agreed to meet again to discuss, on more tangible terms, the basis for combining JBI and RBC. On the morning of February 25, 1998, Mr. Goldstein met with Mrs. Cohen to discuss the products, services and technologies of the respective institutions, how the combined institution would be operated and a preliminary exchange ratio of JBI Common Stock for RBC Common Stock. Later that day, Mr. Goldstein met with the RBC Board of Directors, reviewed the matters discussed at his meetings with Mrs. Cohen and the conclusions being drawn relative to value to the respective shareholders of JBI and RBC and sought the advice of the RBC Board of Directors. The RBC Board of Directors indicated that RBC should move forward to negotiate an agreement and begin the due diligence process. After the RBC Board of Directors meeting, Mr. Goldstein telephoned Mrs. Cohen to discuss the RBC Board of Directors' decision to continue the negotiations.

     Between February 24, 1998 and March 17, 1998, Kenneth Frappier, a Senior Vice President of JBI, Joel E. Hyman, Executive Vice President, Chief Financial Officer and Treasurer of RBC and Regent, and Amanda V. Perkins, Executive Vice President and Chief Credit Officer of Regent, held a series of meetings to exchange information relating to the respective institutions.

     On March 10, 1998, Mr. Goldstein met with Mrs. Cohen and Edward E. Cohen, Chairman of the Executive Committee of JBI. They discussed the potential combination and the due diligence to be performed. Mrs. Cohen and Mr. Goldstein agreed that due diligence reviews would be performed over the ensuing weekend. Mr. Goldstein also informed Mrs. and Mr. Cohen that RBC would engage KBW to conduct due diligence and prepare a fairness opinion for the RBC Board of Directors. On March 12, 1998, RBC engaged KBW as its financial advisor. Also, on March 12, 1998, Ms. Perkins met with Mrs. Cohen and other officers of JBI, and Mr. Goldstein met with officers of JBI.

     During the weekend of March 14 and March 15, 1998, JBI conducted a due diligence review of RBC, Regent and Regent's loan portfolio, and Regent performed a due diligence review of JBI. KBW conducted a due diligence review of JBI during the period March 13, 1998 through March 18, 1998. During the period March 11, 1998 through March 18, 1998, drafts of a merger agreement were negotiated and prepared by JBI and RBC and their respective counsel.

     On the afternoon of March 18, 1998, the RBC Board of Directors met to consider the Merger Agreement as negotiated. The RBC Board of Directors reviewed the terms of the proposed Merger Agreement following presentations by Mr. Goldstein and representatives of KBW and Duane, Morris & Heckscher LLP, RBC's counsel. KBW delivered its verbal opinion that the consideration to be paid pursuant to the Merger Agreement to the holders of RBC Common Stock was fair to such shareholders from a financial point of view.

     After discussion, the RBC Board of Directors, by a unanimous vote, decided to proceed with the Merger and the Merger Transaction for the reasons discussed in "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors," approved the Merger Agreement, the Option Agreement and the transactions contemplated thereby and unanimously recommended that the holders of RBC Common Stock vote to approve and adopt the Merger Agreement.

     On the same day, the JBI Board of Directors met to consider the Merger Agreement. After a presentation by Mrs. Cohen, the JBI Board of Directors reviewed the terms of the proposed Merger Agreement. After discussion, by unanimous vote, the JBI Board of Directors decided to proceed with the Merger for the reasons discussed in "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors," and approved the Merger Agreement, the Option Agreement and the transactions contemplated thereby. The JBI Board of Directors unanimously recommended that the JBI shareholders vote to approve and adopt the Merger Agreement.

     RBC and JBI entered into the Merger Agreement and the Option Agreement on the night of March 18, 1998 and, on March 19, 1998, JBI and RBC issued a joint press release announcing that they had entered into the Merger Agreement and the Option Agreement. On March 27, 1998, RBC and JBI amended and restated the Merger Agreement and the Option Agreement to make certain non-material changes.



Reasons for the Merger; Recommendations of the Boards of Directors

     The Boards of Directors of each of JBI and RBC believe that the Merger provides shareholders of each of JBI and RBC with the opportunity to combine two financially strong banking operations with a similar focus on small to middle-market business banking and, because of the geographic overlap of the institutions, to achieve a number of operating efficiencies and business synergies. Although no assurances can be given that any specific level of expense savings will be achieved, or as to the timing thereof, JBI and RBC have identified potential annualized pre-tax expense savings of $4.2 million (or approximately 58% of the pro forma 1997 operating expense base) which they anticipate can be effected within approximately three months following consummation of the Merger by consolidating certain lending, deposit, loan and administrative operations, consolidating office space, combining data processing operations under JBI's data processing contract (including year 2000 remediation) and eliminating duplicative audit, insurance and other expenses. Moreover, the Merger is consistent with each company's expansion goals. Since 1995, JBI has been pursuing a strategy of bank and branch acquisition in order to support its institutional growth. Similarly, in 1997, RBC had set a goal for itself of significant expansion over the next four years; the Merger will enable RBC to achieve that goal more rapidly.

     In addition, although neither RBC nor JBI has quantified any particular level of revenue enhancements which may result from the Merger, several potential business synergies have been noted in both the lending and general financial services areas. The Boards of each of JBI and RBC noted that, by combining RBC with JBI, Regent customers would have the support of JBI's greater resources and products, and broader access to markets and lendable funds. In particular, they observed that the Merger would increase the limit on loans that could be made to an RBC customer from approximately $3.3 million to approximately $23.5 million and would present Regent customers with a significantly larger number of deposit account choices, a larger number of certificate of deposit options and previously unavailable services, including in-house credit card, debit card and merchant plan services, cash management services, zero balance accounting, foreign drafts, home banking and bill-paying services and consumer loan programs. The Boards of Directors of JBI and RBC also noted that the Merger would provide JBI with a pool of strong existing loans, the services of Regent's experienced lending personnel and a referral network for JBI's mortgage originations.


     In determining to approve the Merger Agreement, the Boards of Directors of each of JBI and RBC also considered, among others, the following factors:


     (i) The Financial and Other Terms of the Merger Agreement. The Boards of Directors considered the terms of the Merger Agreement and the transactions contemplated thereby. Each Board took into account the historical trading ranges for JBI Common Stock and RBC Common Stock and the Exchange Ratio. The RBC Board of Directors considered recent and historical selling prices for RBC Common Stock, the net book value of RBC Common Stock and the more liquid market for JBI Common Stock provided by its listing on the Nasdaq National Market. The RBC Board of Directors noted in particular that, based on the closing price of JBI Common Stock on the last trading day prior to its March 18, 1998 meeting, the Exchange Ratio reflected a price equal to 272% of RBC's book value and a multiple of 55.7 times RBC's earnings for the trailing four calendar quarters. The JBI Board of Directors took into account the potential impact of the Merger on the price of JBI Common Stock over the short- and medium-term and the resulting relative interests of JBI and RBC shareholders in the equity of the combined company. The RBC Board of Directors considered the dividend history of JBI and the potential for increased earnings and book value per share for shareholders of RBC as a result of the Merger. The JBI Board of Directors considered that the Merger was expected to be accretive to JBI's earnings per share in 1998, that JBI Common Stock will be diluted by only 1% on a tangible basis and that a discounted cash flow analysis resulted in a value per share of RBC Common Stock in excess of the consideration being paid by JBI, based upon the closing price of JBI Common Stock on March 18, 1998. Both Boards of Directors were advised, and considered, that under the Merger Agreement, JBI would have the right to terminate the Merger Agreement if, prior to the completion of the Merger, a specified significant decline in the shareholders' equity of RBC from the level thereof at December 31, 1997 occurs, determined as provided in the Merger Agreement.


     (ii) Advice of RBC Financial Advisor and Fairness Opinion. The RBC Board of Directors considered, and placed special importance on, advice received from KBW and reviewed the detailed financial analyses, pro forma results and other information presented by KBW, including KBW's favorable opinion as to the fairness, from a financial point of view, of the consideration to be paid to RBC shareholders in the Merger. For a discussion of KBW's opinion, including a summary of the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made with respect thereto, see "The Merger -- Opinion of RBC Financial Advisor."


     (iii) Certain Financial and Other Information. Each Board of Directors analyzed information with respect to, among other things, the historical financial results of the other bank holding company and pro forma financial results, and reviewed information with respect to the other bank holding company's business, operations, financial condition and future prospects. Each Board considered, in particular, the other bank holding company's capital position, asset quality, management strength and strategic direction, as well as relative strengths and weaknesses of the other's businesses. The RBC Board of Directors also considered its knowledge of the business, operations, properties, assets and earnings of RBC, as well as its assessment of the earnings potential and future value of RBC. Each of the Boards of Directors considered the prices and premiums paid in recent acquisitions of other bank holding companies, the prospects of RBC and JBI and the values of JBI and RBC separately and as a combined enterprise.

     (iv) Due Diligence Review. Each Board of Directors considered the results of the due diligence review conducted by its management and advisors, including, among other things, a review of the other institution's credit policies, asset quality, the adequacy of its loan loss reserves and its interest rate risk profile.

     (v) The Tax and Accounting Treatment of the Transaction. The RBC Board of Directors considered that the Merger Transaction is expected to be tax-free (other than with respect to cash paid in lieu of fractional shares) to RBC's shareholders for federal income tax purposes. Each Board of Directors considered that the Merger Transaction was expected to be accounted for under the pooling of interests method of accounting for business combinations. See "The Merger -- Federal Income Tax Consequences" and "-- Accounting Treatment."

     (vi) Regulatory Approvals. Each Board of Directors considered the nature of, and likelihood of obtaining, the regulatory approvals that would be required with respect to the Merger. See "The Merger -- Regulatory Approvals."

     (vii) Operating Environment. Each Board of Directors took into account the current and prospective economic and competitive environment facing the financial services industry generally and each of RBC and JBI in particular, and considered the ability of larger institutions to provide increased products and services and to invest in technology, and the impact of the proposed Merger on their depositors, employees, customers and the communities they serve.

     The foregoing discussion of the information and factors considered by each Board of Directors is not intended to be exhaustive but includes all material factors considered. In reaching its determination to approve the Merger Agreement, neither Board of Directors assigned any relative or specific weights to the various factors considered by it (except as described above), nor did either Board of Directors specifically characterize any factor as positive or negative, and individual directors may have given differing weights to different factors and may have viewed certain factors more positively or negatively than others.

     Based upon the considerations described above, the Boards of Directors of each of JBI and RBC, by unanimous vote, approved the Merger Agreement and the transactions contemplated thereby and recommended that its shareholders vote "FOR" approval and adoption of the Merger Agreement.


Market Price Information


     On March 18, 1998, the day preceding the public announcement of the proposed Merger, the high and low sales prices per share of JBI Common Stock reported on the Nasdaq National Market were $49.00 and $48.25, respectively, and the high and low sales prices per share of RBC Common Stock reported on the Nasdaq SmallCap Market were $14.00 and $13.625, respectively.


Terms of the Merger


     Structure. Pursuant to the Merger Agreement, JBI will acquire RBC and Regent through the Merger of JBI Merger Sub with and into RBC, with RBC being the surviving entity. As a result of the Merger, RBC will become a direct wholly owned subsidiary of JBI, and Regent will become a second-tier subsidiary of JBI. Immediately following the Merger, JBI intends to merge RBC with and into JBI, with JBI being the surviving corporation. Following the Merger Transaction, JBI intends to merge Regent with and into Jefferson, with Jefferson being the surviving bank. As a result of these mergers, the separate existences of RBC and Regent will cease.

     In accordance with Pennsylvania and New Jersey law, following the Merger, RBC will possess all of the property, rights, powers, duties, obligations and liabilities of RBC and JBI Merger Sub. RBC will be governed by the articles of incorporation and bylaws of JBI Merger Sub in effect immediately prior to the consummation of the Merger. The directors and officers of JBI Merger Sub in office immediately before the Merger Effective Date will become the directors and officers of RBC. Following the mergers of RBC into JBI and of Regent into Jefferson, the officers and directors of JBI, on the one hand, and Jefferson, on the other, will be the officers and directors of the surviving institutions, subject to certain appointments of RBC and Regent officers contemplated by the Merger Agreement. See "The Merger -- Interests of Certain Persons."

     Merger Consideration. Upon consummation of the Merger, each outstanding share of RBC Common Stock will be converted into and become, automatically and without any action on the part of the holder thereof, the right to receive JBI Common Stock at the Exchange Ratio of 0.303 of a share of JBI Common Stock for each share of RBC Common Stock. Each holder of RBC Common Stock who would otherwise be entitled to a fractional share of JBI Common Stock will receive cash in lieu thereof in an amount determined by multiplying such fractional share by the Index Price.

     Upon consummation of the Merger, each outstanding and unexercised RBC Option will be converted into and become, automatically and without any action on the part of the holder thereof, a JBI Option to purchase that number of shares of JBI Common Stock as shall equal 0.303 multiplied by that number of shares of RBC Common Stock which such RBC Option entitled the holder thereof to purchase, at an exercise price equal to the exercise price per share of the RBC Option divided by 0.303.

     If JBI, at any time before the consummation of the Merger, (i) changes the number of issued and outstanding shares of JBI Common Stock as a result of a stock split, stock dividend, recapitalization or other distribution with respect to outstanding JBI Common Stock or (ii) issues JBI Common Stock, or securities convertible into JBI Common Stock, at a price per share (or conversion price per share) less than the market value of the JBI Common Stock at the time of issuance or at the time a binding agreement to issue such JBI Common Stock or convertible securities is entered into, the Exchange Ratio will be proportionately adjusted so that each RBC shareholder (and each holder of an RBC Option) will be entitled to receive such number of shares of JBI Common Stock (or JBI Options) as such shareholder would have been entitled to receive in such transaction if the Merger had been consummated prior to the Record Date for the happening of such event.

     Effective Date; Conditions to Consummation; Termination. Subject to the terms and conditions set forth in the Merger Agreement, the Merger Effective Date will occur upon the filing and acceptance of articles of merger by the Pennsylvania Department of State and the Secretary of State of the State of New Jersey. The presentation of the articles of merger for acceptance is subject to the rights of the Boards of Directors of JBI and RBC to terminate the Merger Agreement as provided in the Merger Agreement.

     The consummation of the Merger is subject to, among other things, the approval of the shareholders of JBI and RBC; receipt of required regulatory approvals; receipt by each of JBI and RBC of letters from their respective independent accountants to the effect that such accountants are not aware of any facts or circumstances which might cause the Merger not to qualify for pooling of interests accounting treatment and there not having occurred any event which, by itself or in the aggregate with other events, occurrences or circumstances, is reasonably likely to have a "material adverse effect" on RBC. As used in the Merger Agreement, a material adverse effect means, subject to certain exceptions provided in the Merger Agreement, a decrease in the shareholders' equity account of RBC (determined in accordance with generally accepted accounting principles and the provisions of the Merger Agreement) equal to or greater than $600,000, as measured from the shareholders' equity account set forth in RBC's 10-K. RBC's shareholders' equity account was $18.1 million as of December 31, 1997 and $18.3 million as of March 31, 1998.

     The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Merger Effective Date: (i) by mutual consent of JBI and RBC if the Board of Directors of each so determines by majority vote; (ii) by either the JBI Board of Directors or the RBC Board of Directors:
(a) in the event of any breach of a representation or warranty by the other party materially adversely affecting the Merger, or any material breach of a covenant contained in the Merger Agreement, which, in each case, is not cured within 30 days after notice, (b) if approval of the Merger Agreement by the shareholders of either JBI or RBC is not obtained or (c) if the Merger is not consummated by September 30, 1998 (except that if any required regulatory approval has not been received by such date, such date is extended to that date which is five business days after receipt of such approval, but in no event later than November 30, 1998); (iii) by JBI, if the RBC Board of Directors withdraws or modifies its recommendation or approval of the Merger in a manner adverse to JBI or approves or recommends a proposal other than by JBI in respect of an Acquisition Transaction or (iv) by RBC, if the JBI Board of Directors withdraws or modifies its recommendation or approval of the Merger in a manner adverse to RBC.

     In the event of a termination of the Merger Agreement by JBI by reason of an uncured material breach by RBC of any of its covenants or agreements in the Merger Agreement, the withdrawal or modification by the RBC

Board of Directors of its recommendation or approval of the Merger Agreement in a manner adverse to JBI or the approval or recommendation by the RBC Board of Directors of any Acquisition Transaction or in the event RBC terminates the Merger Agreement (but not in violation of certain non-solicitation covenants) to allow RBC to enter into an Acquisition Transaction, RBC must pay JBI $1.5 million in cash. Similarly, in the event of a termination of the Merger Agreement by RBC by reason of an uncured material breach by JBI of any of its covenants or agreements in the Merger Agreement or the withdrawal or modification by the JBI Board of Directors of its recommendation or approval of the Merger Agreement in a manner adverse to RBC, JBI must pay RBC $1.5 million in cash.

     Waiver; Amendment. Prior to the Merger Effective Date, any provision of the Merger Agreement may be: (i) waived by the party benefitted by the provision or (ii) amended or modified (including the structure of the transaction) at any time by an agreement in writing among the parties thereto approved by their respective Boards of Directors and executed in the same manner as the Merger Agreement; provided that, after approval and adoption of the Merger Agreement by the shareholders of RBC, the consideration to be received pursuant to the Merger Agreement by the shareholders of RBC may not thereby be decreased.


Conduct of Business Pending the Merger

     Pursuant to the Merger Agreement, each of RBC and Regent has agreed that, without the prior written consent or approval of the Chairman or President of JBI, neither will, nor will agree to, (i) make, declare or pay any dividend or declare or make any distribution on, any shares of its capital stock or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock; (ii) enter into or amend any employment, severance or similar agreements or arrangements with, increase the rate of compensation or increase any employee benefit of (except normal individual increases in the ordinary course of business in accordance with existing policy consistent with current practice), or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with plans or arrangements existing on March 18, 1998; (iii) enter into or modify (except as may be required by applicable law or except in accordance with plans or agreements existing on March 18, 1998) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, or any trust agreement related thereto in respect of any of its directors, officers or other employees; (iv) amend its certificate or articles of incorporation or bylaws; (v) dispose of or discontinue any material portion of its assets, business or properties (except for the sale of foreclosed properties, or properties received in lieu of foreclosure, in the ordinary course of business, consistent with past practice and purchases and sales of investment securities consistent with current practice) or merge or consolidate with, or acquire all or any substantial portion of, the business or property of any other entity (except for properties received through, or in lieu of, foreclosure in the ordinary course of business, consistent with past practice) and (vi) take any other action or engage in any loan, deposit, investment or other transaction not in the usual, regular and ordinary course of business consistent with past practice.

     RBC and Regent have also agreed (i) to use their best efforts to cause each director and executive officer to deliver to JBI irrevocable proxies to vote the shares of RBC Common Stock held by each of such persons for approval and adoption of the Merger Agreement and the Merger and (ii) not to solicit or encourage inquiries or proposals with respect to, or (except as required by the fiduciary duties of the RBC Board of Directors) furnish any nonpublic information relating to, or participate in any negotiations or discussions concerning, any Acquisition Transaction.


Opinion of RBC Financial Advisor

     RBC retained KBW on March 12, 1998 to provide certain investment banking advice and services, including advice with respect to mergers and related matters. KBW was selected to act as RBC's advisor based upon its qualifications, expertise and reputation of its personnel in the banking and investment communities as well as its experience in the valuation of bank and thrift institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

     As part of the advisory services described above, the RBC Board of Directors requested KBW's opinion (the "RBC Opinion") as to the fairness to the holders of RBC Common Stock, from a financial point of view, of the terms of the Merger Agreement. Pursuant to the terms of the Merger Agreement, each share of RBC Common Stock will be converted into the right to receive 0.303 of a share of JBI Common Stock as described in the Merger Agreement. On March 18, 1998, KBW made a presentation to the RBC Board of Directors with respect to the Merger and subsequently delivered a written opinion to the RBC Board of Directors that the consideration to be paid to the holders of RBC Common Stock upon consummation of the Merger was fair to such shareholders from a financial point of view.

     The full text of the RBC Opinion, which sets forth, among other things, the assumptions made, the matters considered and limitations on the review undertaken by KBW, is attached hereto as Annex B and is incorporated herein by reference. RBC shareholders are urged to read the RBC Opinion in its entirety for a description of the procedures followed, assumptions made, factors considered and qualifications to the review undertaken by KBW in rendering the RBC Opinion. The RBC Opinion is directed to the RBC Board of Directors, addresses only the fairness to the holders of RBC Common Stock of the consideration to be paid by JBI pursuant to the Merger Agreement from a financial point of view and does not constitute a recommendation to the RBC Board of Directors or to the holders of RBC Common Stock as to how such shareholders should vote on the proposal to approve and adopt the Merger Agreement.

     In rendering the RBC Opinion, KBW examined and relied upon, among other things, the Merger Agreement, annual reports to shareholders, proxy statements and related audited financial statements for RBC and JBI, certain other publicly available financial information concerning RBC and JBI, and certain internal financial analyses and other information furnished to it by RBC and JBI. KBW also held discussions with members of the senior management of RBC and JBI concerning historical financial performance and condition, market area economic conditions, future business prospects and financial forecasts. In addition, KBW (i) compared certain financial and stock market information for RBC and JBI, respectively, with similar information for certain comparable companies whose securities are publicly traded, (ii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part to the Merger, (iii) reviewed the potential pro forma impact of the Merger on JBI's financial condition, operating results and per share data and (iv) performed such other studies and analyses and considered such other factors as KBW deemed appropriate.

     In conducting its review and arriving at the RBC Opinion, KBW assumed and relied upon, without independent verification, the accuracy and completeness of all the financial and other information reviewed by and discussed with it for purposes of the RBC Opinion. With respect to the financial forecasts reviewed by KBW, KBW, in rendering the RBC Opinion, assumed that such financial forecasts were reasonable and prepared on bases reflecting the best currently available estimates and judgments of the managements of RBC and JBI as to their likely future performance. KBW did not make an independent evaluation or appraisal of the assets or liabilities of RBC or JBI nor was it furnished with any such appraisal.

     While the summary set forth below describes all analyses and factors that KBW deemed material in its presentation to the RBC Board of Directors, it does not purport to be a complete description of the analyses and factors considered by KBW in this regard. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, KBW believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the RBC Opinion. No one of the analyses performed by KBW was assigned a greater significance than any other. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which the business actually may be sold. The RBC Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the RBC Opinion. Furthermore, no opinion is being expressed as to the prices at which shares of JBI Common Stock may trade at any future time.

     Stock Trading History. KBW examined the history of trading prices for RBC Common Stock and JBI Common Stock for the period from December 31, 1997 through March 16, 1998. During that time period, RBC Common Stock traded in the $13.63 to $14.75 per share range. On March 16, 1998, RBC Common Stock closed at $14.00 per share.

     Contribution Analysis. KBW prepared a contribution analysis showing the percentage contribution by RBC to the combined company on a pro forma basis of assets, deposits and tangible equity. Net income contributions were considered based upon management's estimates for the 12 months ending December 31, 1998. RBC reported significant nonrecurring items to earnings in 1997. The 1998 estimates were deemed to reflect more appropriately the recurring earnings level for RBC. KBW compared these percentages to the RBC shareholders' pro forma ownership of JBI. This analysis showed that RBC would contribute 15% of pro forma consolidated assets, 14% of pro forma consolidated deposits, 16% of pro forma consolidated tangible equity and 13% of pro forma estimated net income for the 12 months ending December 31, 1998. RBC shareholders would receive 17% of the pro forma ownership of the combined company based on the Exchange Ratio.

     Valuation Summary. In preparing the RBC Opinion, KBW compared the financial condition, financial operating performance and trading market performance of JBI with a selected group of commercial banking organizations. The selected group of peer institutions comprised nine commercial banks with total assets between $1.0 billion and $4.0 billion.

     JBI reported a return on average assets of 1.04% and a return on average equity of 12.89% based on JBI's December 31, 1997 operating results and a tangible equity to assets ratio of 7.4%; the peer group reported a median return on average assets of 1.16%; a median return on average equity of 14.75% and a median tangible equity to assets ratio of 7.2%.

     At March 16, 1998, the JBI Common Stock price was $48.00 per share or 18.2 times estimated 1998 earnings and 254% of reported December 31, 1997 book value, compared to the peer group median of 19.1 times estimated 1998 earnings as estimated by KBW, or if unavailable, a nationally recognized consensus earnings estimate service, and 298% of book value. KBW noted that no company used in the peer group analysis was identical to JBI.

     Analysis of Selected Merger Transactions. In preparing the RBC Opinion, KBW reviewed the financial terms of certain selected merger and acquisition transactions for banks based upon the acquisition price relative to stated book value, stated tangible book value, premium to deposits (price in excess of tangible equity) and latest 12 months ("LTM") earnings, as of the date of announcement. The analysis included a review and comparison of the average multiples represented by a sample of recently effected or pending bank acquisitions both in the northeast region and nationwide which have been announced since June 30, 1997.

     The relative multiples implied by the merger consideration and each of the selected bank merger and acquisition transactions are provided in the following table:




                                                Tangible      Deposit
                                Book Value     Book Value     Premium     LTM Earnings
                               ------------   ------------   ---------   -------------
Northeast Bank Transactions
Average ....................      214%           215%          10.7%         28.8X
Nationwide Bank Transactions
Average ....................      274%           286%          20.7%         24.1X
RBC Merger .................      272%           272%          22.1%         55.7X

     KBW concluded from its review of selected acquisition transactions that the relevant multiples implied by the per share merger consideration were within the range of multiples implied in each of the aforementioned transaction categories. Because RBC recorded several nonrecurring items in 1997, KBW indicated that the price to LTM earnings was not a meaningful ratio.

     Pro Forma Merger Analysis. KBW analyzed certain pro forma effects on JBI from the Merger in 1999 assuming the payment of the merger consideration. Based on certain assumptions by both RBC and JBI management with respect to cost savings and other synergies from the Merger, and the stand-alone earnings projections of RBC and JBI, the analysis showed that the Merger, as a pooling of interests, would be accretive to JBI's earnings per share by 5%. Additionally, the pro forma pooling merger analysis showed the Merger would be 2% dilutive to JBI's stated book value per share and 1% dilutive to JBI's tangible book value per share.

     KBW also analyzed certain per share values for fully converted RBC Common Stock on an independent basis as well as the equivalent values based on the Exchange Ratio of 0.303 of a share of JBI Common Stock for each share of RBC Common Stock as proposed in the Merger Agreement. The estimated equivalent 1998 annual earnings per equivalent share of RBC Common Stock was 32% greater than RBC's estimated earnings per share; the book value equivalent of RBC Common Stock as of December 31, 1997 was 7% greater than RBC's book value per share as of the same date and the annual indicated cash dividend for each equivalent share of RBC Common Stock was $0.23 per share (a percentage increase could not be calculated because RBC does not pay a cash dividend).


     Discounted Cash Flow Analysis. KBW performed an analysis that estimated the future cash flows to RBC shareholders over five years under various circumstances, assuming RBC performed in accordance with the earnings forecasts of its management. To approximate the terminal value of RBC Common Stock at the end of the five-year period, KBW applied price to earnings multiples ranging from 18.0 to 24.0, which resulted in values that equated to percentages of book value ranging from 282% to 338%. The terminal values were discounted to present projected values using discount rates, ranging from 10.0% to 17.0%, chosen to reflect assumptions regarding rates of return and risk premiums required by holders of RBC Common Stock. This analysis indicated a range of present values per share of $11.32 to $16.20. KBW also calculated the pro forma present value of RBC assuming the Merger with JBI at the Exchange Ratio and derived present values in a range per share of $12.38 to $17.69 (assuming no cost savings) and $13.11 to $18.73 (assuming JBI was able to achieve cost savings equal to 40% of RBC's non-interest expense). KBW noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that it relies on numerous assumptions, including earnings growth rates, terminal multiples and discount rates.


     Compensation of Financial Advisor. Pursuant to the terms of an engagement letter dated March 12, 1998, RBC will pay KBW an aggregate fee of 0.50% of the total transaction value as determined at the closing for acting as financial advisor in connection with the Merger, including rendering the RBC Opinion. Of the 0.50% fee, $50,000 was payable following signing of the Merger Agreement, with the remainder of the fee payable upon consummation of the Merger. Whether or not the Merger is consummated, RBC also has agreed to reimburse KBW for its reasonable out-of-pocket expenses incurred in connection with the transaction. RBC has also agreed to indemnify KBW and certain related persons against certain liabilities relating to or arising out of its engagement. KBW acted as placement agent in connection with a private placement of Regent securities in 1997. See "RBC Executive Compensation -- RBC's Relationship with Regent." KBW's fees in connection with such placement were approximately $340,000.


Regulatory Approvals


     The Merger is subject to the prior approval of, or delivery of notification to, the Federal Reserve Board ("FRB"), the Federal Deposit Insurance Corporation ("FDIC"), the Office of the Comptroller of the Currency ("OCC") and the Pennsylvania Department of Banking ("PA Department"). There can be no assurance that all required approvals will be obtained, or as to the timing or conditions of any such approvals. Applications to obtain such approvals or notifications have been filed.


No Dissenters' Rights


     Pursuant to the Pennsylvania Business Corporation Law ("PBCL"), holders of JBI Common Stock who are entitled to vote at the JBI Meeting do not have dissenters' appraisal rights with respect to the Merger because JBI has more than 2,000 shareholders of record.


     The New Jersey Business Corporation Act ("NJBCA") generally provides dissenters' rights for mergers and share exchanges that require shareholder approval. However, JBI Common Stock (the consideration to be received by RBC shareholders in the Merger) is held by more than 1,000 shareholders of record and, therefore, pursuant to the NJBCA, holders of RBC Common Stock who are entitled to vote at the RBC Meeting do not have dissenters' appraisal rights with respect to the Merger.


     See "Comparison of Rights of Shareholders of JBI and of RBC -- Dissenters' Appraisal Rights."

Expenses


     All expenses incurred by or on behalf of the parties in connection with the Merger (including KBW's fees), which are estimated not to exceed $850,000, will be borne by the party incurring such costs, except that printing expenses for this Joint Proxy Statement/Prospectus will be shared equally between RBC and JBI.


Interests of Certain Persons


     In considering the recommendations of the respective Board of Directors, shareholders of JBI and RBC should be aware that members of RBC's and Regent's management and Boards of Directors have interests in the Merger that are in addition to their interests as shareholders of RBC.


     Positions as Directors and Officers. Pursuant to the Merger Agreement, JBI has agreed to cause the election or appointment on or prior to the Merger Effective Date of (i) Robert B. Goldstein, O. Francis Biondi and Barbara H. Teaford as additional directors of Jefferson, (ii) Robert B. Goldstein and John
W. Rose as additional Class A directors of JBI and (iii) Robert B. Goldstein as Vice Chairman of JBI and President and Chief Operating Officer of Jefferson. David W. Ring will become a director emeritus of JBI.


     Indemnification. Pursuant to the Merger Agreement, JBI has agreed to provide indemnification for a period of two years from the Merger Effective Date to each present and former director and officer of each of RBC and Regent and each officer or employee of each of RBC and Regent who is serving as a director or trustee of another entity expressly at the request or direction of RBC or Regent against any costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with claims arising out of matters existing or occurring at or prior to the Merger Effective Date, including the transactions contemplated by the Merger Agreement. JBI is required to maintain in effect, for not less than two years from the Merger Effective Date, the policies of directors' and officers' liability insurance most recently maintained by RBC or substitute policies with reputable and financially sound carriers of at least the same coverage with terms and conditions no less advantageous than those of RBC's policy without gaps or lapses in coverage; provided that JBI is not required to spend more than an amount per year equal to 250% of the current annual premiums paid by RBC to maintain or procure such insurance coverage.


     Employment Agreements. Pursuant to the Merger Agreement, the employment agreements of each of Robert B. Goldstein, Joel E. Hyman and Amanda Perkins are required either to be amended or replaced on terms acceptable to JBI or terminated in accordance with their terms or on such other terms as shall be acceptable to JBI. To the extent that employment agreements of such persons are amended or replaced, it is anticipated that the economic terms of the amended or replacement agreements will be substantially similar to their existing agreements with RBC and Regent. If JBI elects to terminate the employment agreements, Mr. Goldstein, Mr. Hyman and Ms. Perkins are entitled to certain termination benefits. Barbara H. Teaford is also party to an employment agreement with RBC. If JBI elects to terminate her employment agreement, Mrs. Teaford is entitled to be paid her stipulated salary through the stated term of her existing employment agreement. See "RBC Executive Compensation -- Employment Agreements."


     Regent Employees. Prior to completion of the Merger, JBI will advise each of the current employees of Regent in writing that (i) it will interview all current employees of Regent; (ii) it will consider in good faith continuing to employ each such employee upon the completion of the Merger and (iii) any employee of Regent who is retained by JBI will be given credit for his or her prior service with Regent for the purposes of determining the entitlement to and amount of (a) retirement benefits provided under JBI's current retirement plans (and any successors thereto) and (b) the required employer contribution for the group health insurance currently provided by JBI.


     Stock Options. Each outstanding and unexercised option to purchase RBC Common Stock will be converted into an option to purchase that number of shares of JBI Common Stock as equals the number of shares of RBC Common Stock purchasable pursuant to such option multiplied by 0.303 at an exercise price equal to the exercise price of the RBC Option divided by 0.303. For information concerning options held by directors and officers of RBC, see "RBC Executive Compensation -- Summary Compensation Table."

Federal Income Tax Aspects


     Consummation of the Merger is conditioned upon there being delivered opinions of Duane, Morris & Heckscher LLP, as to matters pertaining to RBC, and Ledgewood Law Firm, P.C., as to matters pertaining to JBI, that for federal income tax purposes, under current law, assuming the Merger Agreement is approved and adopted by the shareholders of JBI and RBC and that the transactions under the Merger Agreement take place as described in the Merger Agreement, among other things, the Merger Transaction will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and, in that case, the following would be the material federal income tax consequences of the Merger Transaction:


   (i)        no gain or loss will be recognized by RBC or JBI in the Merger
              Transaction;


   (ii) no gain or loss will be recognized by the shareholders of RBC upon their receipt of JBI Common Stock in exchange for RBC Common Stock, except that shareholders who receive cash in lieu of fractional share interests in JBI Common Stock will recognize gain or loss equal to the difference between the amount of such cash and the basis allocated to such fractional share interests. Any such gain or loss will generally constitute capital gain or loss, provided the RBC Common Stock is held as a capital asset by the shareholder on the Merger Effective Date;


   (iii) the basis of JBI Common Stock (including fractional share interests) to be received by the shareholders of RBC will be the same as the basis of the RBC Common Stock surrendered in exchange therefor; and


   (iv) the holding period of JBI Common Stock to be received by a shareholder of RBC will include the holding period of the RBC Common Stock exchanged therefor, provided the RBC Common Stock is held as a capital asset by the shareholder on the Merger Effective Date.


     In general, the exchange of RBC Options for JBI Options will be a tax-free exchange to RBC Option holders for federal income tax purposes. Holders of RBC Options should consult their own tax advisors as to the proper tax treatment to them of the exchange of RBC Options for JBI Options.


     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER TRANSACTION. FURTHER, THE DISCUSSION MAY NOT BE ENTIRELY APPLICABLE TO SHAREHOLDERS WHO RECEIVED THEIR RBC COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH RBC SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TRANSACTION TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.


Accounting Treatment


     If completed as proposed, the Merger will be accounted for under the pooling of interests method of accounting. Under this method of accounting, and after addressing any conformity issues, (i) the recorded assets and liabilities of JBI and RBC will be carried forward to JBI (on a consolidated basis) at their recorded amounts; (ii) the income of JBI (on a consolidated basis) will include income or loss of RBC for the entire fiscal year in which the combination occurs and (iii) the reported income or loss of the separate companies for prior periods will be combined and restated as income or loss of JBI (on a consolidated basis).


     It is a condition to consummation of the Merger that JBI shall have received a letter, dated the Merger Effective Date, from Grant Thornton LLP and that RBC shall have received a letter, dated the Merger Effective

Date, from Arthur Andersen LLP confirming that such firm is not aware of any facts and circumstances which might cause the Merger not to qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the Merger Agreement.


Exchange of Certificates and Options

     As promptly as practicable after the Merger Effective Date, JBI will send or cause to be sent to each holder of record of RBC Common Stock or an RBC Option transmittal materials for use in exchanging all of such holder's certificates representing RBC Common Stock or RBC Options for a certificate or certificates representing the number of shares of JBI Common Stock to which such holder is entitled and payment (if any) with respect to such holder's fractional share interest, or a JBI Option exercisable for the number of shares of JBI Common Stock to which the holder is entitled. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates and options. RBC SHAREHOLDERS AND OPTIONHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES OR OPTIONS UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS. Upon surrender of all of a holder's certificates for RBC Common Stock or RBC Options (or upon providing indemnity satisfactory to JBI if any certificate or RBC Option has been lost, stolen or destroyed), together with a properly completed letter of transmittal, JBI will mail to the holder a certificate or certificates representing the number of whole shares of JBI Common Stock to which the holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for the amount representing any fractional share interest (in each case, without interest) or, with respect to a holder of an RBC Option, a JBI Option.

     All JBI Common Stock and JBI Options issued pursuant to the Merger will be deemed issued as of the Merger Effective Date. After the Merger Effective Date, former holders of record of RBC Common Stock will be entitled to vote at any meeting of holders of JBI Common Stock the number of whole shares of JBI Common Stock into which their shares of RBC Common Stock have been converted, regardless of whether they have surrendered their certificates therefor. Dividends declared by JBI after the Merger Effective Date will include dividends on all whole shares of JBI Common Stock issued in the Merger, as applicable, but no dividend or other distribution payable to the holders of record of JBI Common Stock at or as of any time after the Merger Effective Date will be paid to the holder of any RBC Common Stock share certificates until the holder physically surrenders all such certificates as described above. Promptly after surrender, all undelivered dividends and other distributions and, where applicable, a check for the amount representing any fractional share interest, will be delivered to the holder (without interest). After the Merger Effective Date, the transfer books for RBC Common Stock and RBC Options will be closed and there will be no transfers on the transfer books of RBC of any shares of RBC Common Stock or any RBC Options that were outstanding immediately prior to the Merger Effective Date.

Option Agreement

     As an inducement and condition to JBI's willingness to enter into the Merger Agreement, RBC entered into the Option Agreement with JBI. Pursuant to the Option Agreement, RBC granted an option to JBI, exercisable only under certain limited circumstances (none of which, to the best of RBC's and JBI's knowledge, has occurred as of the date hereof), to purchase up to that number of shares of RBC Common Stock as equals 19.9% of the issued and outstanding shares of RBC Common Stock for a purchase price of $14.39 per share, subject to adjustment in certain circumstances.

     Subject to applicable law and regulatory restrictions, JBI may exercise its option, in whole or in part, if, but only if, both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) have occurred prior to the occurrence of an Exercise Termination Event (as defined below), provided that written notice of such exercise is provided within six months following such Subsequent Triggering Event (or such later period as provided in the Option Agreement).

     As defined in the Option Agreement, an "Initial Triggering Event" is any of the following events or transactions which occurs after March 18, 1998:

     (i) RBC or Regent, without having received JBI's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined in the Merger Agreement) with any person, or the RBC Board of Directors shall have recommended that the shareholders of RBC approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement;

     (ii) any person, other than JBI or any of its subsidiaries, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of RBC Common Stock;


     (iii) the RBC shareholders shall have voted and failed to approve the Merger Agreement at the RBC Meeting, or the RBC Meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement or if, prior to the RBC Meeting (or if the RBC Meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;


     (iv) the RBC Board of Directors shall have withdrawn or modified in any manner adverse in any respect to JBI its recommendation that RBC's shareholders approve and adopt the transactions contemplated by the Merger Agreement, or RBC or Regent shall have authorized, recommended or proposed an agreement to engage in an Acquisition Transaction with any person;


     (v) any person other than JBI or any of its subsidiaries shall have made a proposal to RBC or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;


     (vi) any person other than JBI or any of its subsidiaries shall have filed with the Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction;


     (vii) RBC shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach JBI would be entitled to terminate the Merger Agreement; or


     (viii) any person shall have filed an application or notice with the FRB or other federal or state bank regulatory or antitrust authority for approval to engage in an Acquisition Transaction.

     As defined in the Option Agreement, a "Subsequent Triggering Event" is either of the following:


     (i) the acquisition by any person (other than JBI or any subsidiary of JBI) of beneficial ownership of 25% or more of the then outstanding shares of RBC Common Stock; or


     (ii) the occurrence of the Initial Triggering Event described in clause
(ii) of that definition, except that the percentage referred to therein shall be 25%.


     As defined in the Option Agreement, an "Exercise Termination Event" is any of the following:


     (i) the Merger Effective Date;


     (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by JBI due to a willful breach of the Merger Agreement by RBC or due to the failure of the RBC Board of Directors to recommend approval and adoption of the Merger Agreement by RBC's shareholders (each, a "Listed Termination"); or


     (iii) the passage of 18 months (or such longer period as provided in the Option Agreement) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination.


     Under applicable law, JBI may be required to obtain the prior approval of the FRB before acquiring 5% or more of the issued and outstanding shares of RBC Common Stock. Certain other regulatory approvals may also be required before such an acquisition could be completed.


     At any time after the occurrence of a Repurchase Event (as defined below),
(i) at the request of the holder of the option, delivered prior to an Exercise Termination Event (or such later period as provided in the Option Agreement), RBC must repurchase the option from such holder at a price (the "Option Repurchase Price") equal to the amount by which (a) the market/offer price exceeds (b) the option exercise price, multiplied by the number of shares for which the option may then be exercised and (ii) at the request of the owner of shares purchased under the Option Agreement from time to time, delivered prior to an Exercise Termination Event (or such later period as provided in the Option Agreement), RBC must repurchase such number of shares as the owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of option shares so designated.

     A "Repurchase Event" will be deemed to have occurred upon the occurrence of any of the following:

     (i) the acquisition by any person other than JBI or any of its subsidiaries of beneficial ownership of 50% or more of the then outstanding RBC Common Stock; or

     (ii) the consummation of any Acquisition Transaction.

     The Option Agreement is intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement, and may be expected to discourage offers by third parties to acquire RBC prior to the Merger. A copy of the Option Agreement is set forth in Annex C to this Joint Proxy Statement/Prospectus, and reference is made thereto for its complete terms. The foregoing discussion is qualified in its entirety by reference to the Option Agreement.


                                      JBI


     JBI was incorporated under Pennsylvania law on March 26, 1981 and is registered under the Holding Company Act. JBI owns as its principal assets Jefferson and Jefferson NJ through which it provides a wide range of commercial and retail banking services in Philadelphia, Pennsylvania and its immediately adjacent Pennsylvania and New Jersey suburbs. JBI currently operates an executive office, 31 retail branch offices and a mortgage loan production office. The principal executive offices of JBI are located at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103, and its telephone number is (215) 861-7000.


     During the past three years, JBI has experienced substantial growth, reflecting both internal growth and JBI's acquisitions of United Valley Bank
(1997) and Constitution Bank (1995). For the period from January 1995 through March 31, 1998, JBI's total assets have grown from $863.2 million to $1.3 billion, its deposits and interest-bearing liabilities have grown from $779.6 million to $1.2 billion and its shareholders' equity has grown from $75.2 million to $105.7 million. JBI has also enjoyed increased profitability during the period. JBI's income increased from $7.3 million for 1994 to $12.4 million for 1997 and from $2.7 million for the three months ended March 31, 1997 to $3.3 million for the three months ended March 31, 1998. JBI's return on average assets increased from 0.96% for 1994 to 1.03% for March 31, 1998.


     JBI's primary strategy for further growth is to establish a reputation and market presence as the "small- and middle-market business bank." JBI has sought to implement its strategy by targeting the banking needs of high net worth or high income individuals within its market area and the businesses which they own or control. To attract this market, JBI provides specialized commercial lending, cash management, lease financing and personal credit services. In particular, in its commercial lending, JBI seeks to respond to its targeted market by customizing the terms of its loans to the specific or special needs of individual customers or their businesses. Such services are also intended to aid in generating loans and deposits from JBI's targeted market. JBI believes that satisfactory attention to this selected market requires a combination of the services of the type described above (which JBI believes are frequently unavailable at small banks), and the personal attention of senior management (which JBI believes is often unavailable to such customers at major financial institutions). The customers in this market generally require relatively small amounts of credit (almost never in excess of $5 million, and often less than $1 million), but often seek customized solutions to their financial requirements.


     JBI provides a wide range of banking services for both individuals and businesses in addition to the more specialized services referred to above. For individuals, JBI provides services which include demand, interest checking, money market, certificates of deposit and other savings accounts. JBI also offers home banking by computer, telephone banking services, automatic teller services through the MAC inter-bank automated teller system, night depository services, safe-deposit facilities, consumer loan programs (including installment loans for home repairs and for the purchase of consumer goods such as automobiles and boats), home equity loans, credit card plans with Visa and Mastercard, revolving lines of credit, automobile leases, residential construction loans and permanent mortgages for single family and multi-family homes. For businesses, JBI additionally offers short-term loans for seasonal and working capital purposes, term loans secured by real estate and other assets, loans for construction and expansion needs (including residential construction), equipment and automobile leasing and loan programs, revolving credit plans, cash management services and merchant credit card depository programs. JBI also makes indirect automobile loans by providing consumer financing through automobile dealerships. Although JBI does not itself provide trust services, it has entered into strategic alliances with several trust institutions to offer their services to JBI customers.

     Deposits obtained through JBI's branch banking system have been the principal source of funds for use in JBI's lending activities. At March 31, 1998, JBI had total deposits of $918.1 million. Of this total, 43% represented time deposits, 42% represented savings, money market and interest checking deposits and 15% represented demand (non-interest bearing) deposits.

     At March 31, 1998, JBI had a net loan portfolio (excluding mortgage loans held for sale) of $897.9 million, representing 69% of total assets at that date. The loan portfolio of JBI is categorized into commercial, commercial mortgage, construction, direct lease financing, consumer (including indirect and direct automobile loans and home equity loans and lines of credit), credit card and residential mortgage. At March 31, 1998, commercial mortgages and other commercial loans, including construction loans and direct financing leases, were $558.8 million, or approximately 61% of JBI's net loan portfolio. Although in making its loans JBI relies upon its evaluation of the creditworthiness and debt-servicing capability of a borrower, its loans often are secured by residential or commercial real property, automobiles, equipment, fixtures and other collateral. However, significant exceptions may be made to this general operating philosophy. JBI does not generally engage in non-recourse lending (i.e., lending as to which the lender looks only to the asset securing the loan for repayment) and typically will require the principals of any commercial borrower to personally guarantee the loan. JBI does not generally engage in out-of-area lending, although it may accept significant amounts of out-of-area collateral security (such as a second home or other collateral) from borrowers in the Philadelphia area.

     JBI has been active in originating residential mortgage loans for the purposes of resale to the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and other entities. For the year ended December 31, 1997, JBI originated $46.2 million of mortgage loans and for the three months ended March 31, 1998, JBI originated $17.8 million of mortgage loans. JBI originates these loans primarily through its branches and existing network of customers and generally retains the servicing on loans sold. JBI generally obtains commitments to sell its mortgage originations as they are made to minimize the interest rate risk of holding such originations. At March 31, 1998, JBI had approximately $8.7 million of mortgage loans held for sale.

     Additionally, JBI periodically purchases the right to service other portfolios located in its geographic markets. Amounts so purchased are subject to, and limited by, management's assessment of the prepayment risk of the underlying portfolio. Under its mortgage servicing arrangements, JBI collects and remits loan payments, maintains related account records, makes or monitors insurance and tax payments, makes any required physical inspections of property, contacts delinquent mortgagors and supervises foreclosures and property dispositions. At March 31, 1998, JBI was servicing real estate loans for lenders other than itself in an aggregate principal amount of approximately $250.1 million.

                                      RBC

General

     RBC is a one-bank holding company incorporated on November 2, 1987 under New Jersey law and is registered under the Holding Company Act. RBC became a bank holding company on June 2, 1989, when it completed the acquisition of all of the authorized capital stock of Regent, RBC's only subsidiary. Regent commenced operations on June 5, 1989. RBC provides banking services through Regent and does not engage in any activities other than banking activities. RBC is regulated by the FRB. The executive offices of RBC are located at 1430 Walnut Street, Philadelphia, Pennsylvania 19102. RBC's telephone number is
(215) 546-6500.


Recent Developments

     On November 21, 1997, RBC completed the redemption of all then outstanding shares of its Series A through Series E Convertible Preferred Stock. Following RBC's August 25, 1997 announcement of its intention to redeem all outstanding RBC Preferred Stock, the holders of 496,333 shares, representing approximately 97% of the total outstanding shares of RBC Preferred Stock, elected to convert their RBC Preferred Stock into RBC Common Stock in lieu of receiving the redemption price of $10 per share.

     On December 31, 1997, Regent reclassified its $63.5 million portfolio of securities "held to maturity" as "available for sale." The principal benefit of this action is that Regent's entire balance sheet can now be actively managed as part of the asset/liability management process, which is dedicated to generating a consistent stream of net interest income. During the first quarter of 1998, Regent sold $48.0 million of the investment portfolio in an effort to minimize the impact on future earnings of significant prepayments on mortgage-backed securities and reinvested the proceeds into other debt securities. The net gain from the restructuring of the portfolio was not material. Additional restructuring may occur from time to time as circumstances warrant.


Regent

     Regent, as a national bank, is regulated by the OCC and is a member of the Federal Reserve System. The deposits held by Regent are insured by the Bank Insurance Fund of the FDIC.

     Regent engages in the commercial banking business, serving the banking needs of its customers with a particular focus on small and medium-sized businesses, professionals and other individuals, with an emphasis on the origination of loans in the $100,000 to $3.0 million range. Regent's strategy in providing its services is to attempt to respond to each customer's needs and assure that a customer will deal regularly with the same officer of Regent. The small and mid-sized business and entrepreneurial market in Regent's service area is large, and Regent believes it can offer the flexibility, speed and personal attention necessary to serve this market. The banking and broad business experience of Regent's officers and directors makes Regent particularly well-suited to serve the individualized needs of this market. Regent maintains one office at 1430 Walnut Street, Philadelphia, Pennsylvania 19102, where it conducts all of its banking activities.

     At March 31, 1998, Regent had $229.6 million in assets, $145.3 million in deposits and $99.0 million in net loans. Regent's primary service area for Community Reinvestment Act purposes is the Delaware Valley, which includes the greater Philadelphia metropolitan area and various counties in New Jersey, Delaware and Maryland.

     The federal and state laws and regulations that are applicable to bank holding companies and banks give regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and generally have been promulgated to protect depositors and deposit insurance funds and not for the purpose of protecting shareholders. Any change in such regulations, whether by an applicable federal or state regulatory authority or federal or state legislative bodies, could have a significant impact on RBC and Regent.

     Regent offers a wide range of deposit products, including checking accounts, interest-bearing NOW accounts, insured money market accounts, certificates of deposit, savings accounts and Individual Retirement Accounts. A broad range of credit facilities is offered to the businesses and residents of Regent's service area, including commercial loans, home improvement loans, mortgage loans and home equity lines of credit. At March 31, 1998, Regent's maximum legal lending limit was approximately $3.4 million for any borrower or any affiliated group of borrowers.

     In addition, Regent offers safe deposit boxes, travelers' checks, money orders, direct deposit of payroll and Social Security checks, and access to one or more regional or national automated teller networks as well as international services through correspondent institutions. Regent is also empowered to offer, but does not provide, trust services. Regent has the power to act as executor of wills and as a trustee for Individual Retirement Accounts, minors and other fiduciaries. Other trust services are provided through correspondent institutions. Regent has established relationships with correspondent banks and other financial institutions in order to provide other services requested by its customers, including requesting correspondent banks to participate in loans where the loan amount exceeds Regent's policies or legal lending limit.

     As of March 31, 1998, Regent had a total of 32 employees.


Competition

     There is substantial competition among financial institutions in Regent's service area, although Regent believes its relatively small size and emphasis on personal service provide it with a competitive advantage.

Regent competes with new and established local commercial banks, as well as numerous regionally based commercial banks. There is also competition from out-of-state financial institutions, thrifts and mutually owned savings banks and savings and loan associations. Regent attracts its customers from the deposit base of such existing banks and financial institutions and from growth in the Delaware Valley. Many of such banks and financial institutions are well-established and well-capitalized, allowing them to do more advertising and promotion and to provide a greater range of services, including trust services, than Regent. Regent's strategy has been emphasizing personalized services, offering competitive rates to depositors and making use of commercial and personal ties of RBC's shareholders, directors, advisory board members, officers and staff to Delaware Valley businesses and residents.

     In recent years, intense market demands, economic pressures and significant legislative and regulatory action have eroded traditional banking industry classifications, which were once clearly defined, and have increased competition among banks, as well as between banks and other financial institutions. As a result, banks and other financial institutions have had to diversify their services, generally increase interest paid on deposits and become more cost-effective. These events have resulted in increasing homogeneity in the financial services offered by banks and other financial institutions. Some of the effects on banks and other financial institutions of these market dynamics and legislative and regulatory changes include increased customer awareness of product and service differences among competitors and increased merger activity.


Properties

     Regent leases approximately 20,600 square feet of the first and second floors and basement of 1430 Walnut Street and the third floor of 1426 and 1428 Walnut Street, Philadelphia, Pennsylvania. The space is occupied by both RBC and Regent and serves as Regent's sole banking location. The properties are leased at a rental expense of approximately $210,000 per annum (excluding taxes, insurance, utilities and janitorial services) through 1998 and $87,000 per annum thereafter through May 1999. The leases provide for two five-year renewal options at then current market rental rates. The leases for the 1430 and 1428 Walnut Street premises include a right of first refusal to purchase the premises.


Legal Proceedings

     Information pertaining to litigation to which RBC and Regent is subject is incorporated by reference to the discussion under "Legal Proceedings" in Note 14 to the Consolidated Financial Statements included in Item 8 of RBC's 10-K, a copy of which accompanies this Joint Proxy Statement/Prospectus.

                       DESCRIPTION OF JBI CAPITAL STOCK
General

     JBI's authorized capital stock consists of 10,000,000 shares of JBI Common Stock, par value $1.00 per share, and 1,000,000 shares of preferred stock ("JBI Preferred Stock"), par value $1.00 per share. As of the JBI Record Date, there were 5,052,489 shares of JBI Common Stock outstanding and no shares of JBI Preferred Stock outstanding. At the JBI Meeting, JBI proposes to amend the JBI Articles of Incorporation to increase the number of authorized shares of JBI Common Stock from 10,000,000 shares to 20,000,000 shares. See "Proposal to Increase Authorized Capital Stock of JBI."


Description of JBI Common Stock

     Holders of JBI Common Stock are entitled to dividends when, as and if declared by the JBI Board of Directors and in such amounts as the JBI Board of Directors may deem advisable. In the event of any liquidation, dissolution or winding up of JBI, whether voluntary or involuntary, holders of JBI Common Stock are entitled, after payment or provision for payment of the debts or other liabilities of JBI, and subject to the prior rights of holders of any JBI Preferred Stock which may then be outstanding, to share ratably in the remaining assets of JBI. Shares of JBI Common Stock do not possess preemptive rights. Holders of JBI Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote at a meeting of shareholders. There is no cumulative voting in the election of directors. See "Comparison of Rights of Shareholders of JBI and of RBC" for a description of certain matters affecting the voting rights of shareholders of JBI.


Description of JBI Preferred Stock

     Although there are currently no shares of JBI Preferred Stock outstanding, the JBI Board of Directors is authorized to issue JBI Preferred Stock from time to time in one or more series, with each series to have such designation or title as fixed by the JBI Board of Directors. Each series of JBI Preferred Stock may differ from every other series already outstanding as may be determined by the JBI Board of Directors in any or all of the following, but in no other respects: rates of dividend, rights and price of redemption, rights in the event of liquidation, sinking fund provisions, rights of conversion and voting rights, if any.


Certain Anti-Takeover Provisions

     State and Federal Law Anti-Takeover Provisions. JBI is subject to various provisions of the PBCL which may have the effect of discouraging unilateral tender offers or other attempts to acquire JBI whether or not the terms thereof might be favored by some shareholders. See "Comparison of Rights of Shareholders of JBI and of RBC." JBI is also subject to the provisions of the Change in Bank Control Act of 1978 and the Holding Company Act, which may also have the effect of discouraging attempts to acquire JBI.

     Provisions in JBI's Articles of Incorporation and Bylaws. Certain provisions of the JBI Articles of Incorporation and Bylaws may have the effect of discouraging unilateral tender offers or other attempts to takeover and acquire JBI whether or not the terms thereof might be favored by some shareholders. For a discussion of these provisions, see "Comparison of Rights of Shareholders of JBI and of RBC -- Authorized Capital," "-- Size and Classification of Board of Directors," "-- Removal of Directors," and "-- Shareholder Action."


Transfer Agent and Registrar

     ChaseMellon Shareholder Services, L.L.C. acts as the transfer agent and registrar for the JBI Common Stock.

                    COMPARISON OF RIGHTS OF SHAREHOLDERS OF
                                JBI AND OF RBC


     JBI is a Pennsylvania corporation subject to the provisions of the PBCL and is a "registered corporation" within the meaning of the PBCL. RBC is a New Jersey corporation, subject to the provisions of the NJBCA. Shareholders of RBC, whose rights as shareholders are currently governed by the NJBCA and RBC's Certificate of Incorporation ("RBC Certificate of Incorporation") and Bylaws ("RBC Bylaws"), as amended to date, will become holders of JBI Common Stock as a result of the Merger. Accordingly, their rights will be governed by the JBI Articles of Incorporation, JBI Bylaws and the PBCL.

     The following is a summary of the material differences between the rights of holders of JBI Common Stock and the holders of RBC Common Stock. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the PBCL, the NJBCA and the constituent documents of each corporation.


Authorized Capital


     For a description of the authorized capital of JBI, see "Description of JBI Capital Stock."

     The RBC Certificate of Incorporation authorizes the issuance of 10,000,000 shares of RBC Common Stock, par value $.10 per share, of which 3,409,822 shares were issued and outstanding as of the RBC Record Date, and 5,000,000 shares of preferred stock, par value $.10 per share ("RBC Preferred Stock"), none of which were issued and outstanding as of the RBC Record Date. RBC Preferred Stock is issuable in series, each having such rights and preferences as the RBC Board of Directors may, by adoption of an amendment to the RBC Certificate of Incorporation, fix and determine.


Issuance of Shares


     Following the Merger (and assuming approval of the proposal to amend the JBI Articles of Incorporation to increase the number of authorized shares of JBI Common Stock), JBI will have approximately 12,900,000 authorized but unissued and unreserved shares of JBI Common Stock. As a general matter, the existence of unissued and unreserved shares of capital stock provides a board of directors with the ability to cause the issuance of shares of capital stock under circumstances that might prevent or render more difficult or costly the completion of a takeover by diluting the voting or other rights of any proposed acquirer, by creating a substantial voting block in institutional or other hands that might undertake to support the position of a board of directors or by effecting an acquisition that might complicate or preclude a takeover or otherwise.

     The JBI Board of Directors also has the authority to issue shares of JBI Preferred Stock with such terms as it deems advisable. In the event of a proposed merger, tender offer or other attempt to gain control of JBI which the JBI Board of Directors does not approve, the JBI Board of Directors could authorize the issuance of one or more series of JBI Preferred Stock with rights and preferences which could impede the completion of such transaction. An effect of the possible issuance of JBI Preferred Stock, therefore, may be to deter a future takeover attempt. In addition, the rights, preferences, privileges and limitations of any JBI Preferred Stock which may have been established by the JBI Board of Directors prior to any proposal for merger, tender offer or other attempt to gain control of JBI could have the effect of impeding or discouraging attempts to acquire control of JBI.


Size and Classification of Board of Directors


     The JBI Articles of Incorporation provide that the number of directors constituting the entire JBI Board of Directors is fixed by a vote of three-quarters of the entire JBI Board of Directors. The number of directors is currently fixed at 11, and will increase to 13 by the appointment of Messrs. Goldstein and Rose as JBI directors as provided in the Merger Agreement. The JBI Articles of Incorporation provide for a classified board of directors consisting of three classes as nearly equal in size as practicable. One class is proposed for election at each annual meeting of shareholders. Each class holds office until the third annual meeting for election of directors following the election of such class and until their successors are elected.

     The RBC Bylaws provide that the RBC Board of Directors will be composed of not fewer than five, but not more than 25 members, the number of which may be fixed by resolution of the RBC Board of Directors from time to time. All directors are elected at each annual meeting of shareholders to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The RBC Board is not classified.


     The classification of the JBI Board of Directors may have the effect of decreasing the number of directors that could otherwise be elected at a given annual meeting by any holder of JBI Common Stock who obtains a substantial interest in JBI Common Stock and thus have an anti-takeover effect. With respect to RBC, however, any holder of RBC Common Stock who obtains a controlling interest in RBC Common Stock could elect the entire RBC Board of Directors at any meeting held for the purpose of electing directors.


Nomination of Directors and Other Matters to Be Placed on Annual Meeting Agenda



     Shareholders of JBI are required to submit to JBI any nomination of a candidate for election as a JBI director not less than 90 days prior to a scheduled meeting for the election of directors (except that, if less than 21 days' notice of the meeting is given to shareholders, nominations may be submitted within seven days following the mailing of notice to shareholders). The RBC Bylaws have no comparable provision.


     Shareholders of JBI are also required to submit to JBI, in writing and in advance, any matter desired to be placed on the agenda of the annual meeting of shareholders. The RBC Bylaws have no comparable provision.


Removal of Directors


     The JBI Articles of Incorporation provide that the entire JBI Board of Directors, or any individual director, may be removed from office only for cause, by a two-thirds vote of all shareholders entitled to vote in the election of directors. The RBC Certificate of Incorporation and RBC Bylaws do not provide for the removal of directors. The NJBCA provides that a director may be removed by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote for the election of directors.


Shareholder Action


     Amendments of Articles, Certificate and Bylaws. The JBI Articles of Incorporation may be amended by the affirmative vote of a majority of the votes cast by shareholders entitled to vote thereon, except as set forth under "-- Fundamental Transactions" below. The JBI Bylaws may be amended by a majority vote of the JBI Board of Directors or by an affirmative vote of at least two-thirds of the shares entitled to vote.


     The RBC Certificate of Incorporation may be amended by RBC's shareholders upon the affirmative vote of the holders of a majority of the votes cast by the holders of outstanding RBC Common Stock if such amendment is first approved by the RBC Board of Directors. An amendment to the RBC Bylaws requires the affirmative vote of a majority of the RBC Board of Directors or the affirmative vote of a majority of votes cast by the holders of the outstanding RBC Common Stock. Any amendment to the RBC Bylaws adopted by RBC shareholders may be amended or repealed by the RBC Board of Directors unless the adopting resolution for such bylaw amendment expressly reserves to the shareholders the right to amend such bylaw.


     Special Meetings. The JBI Bylaws provide that special meetings of shareholders may be called by the JBI Board of Directors. Shareholders are not entitled under either the JBI Bylaws or the PBCL to call special meetings of shareholders, except that under the PBCL an "interested shareholder" is entitled to call a meeting for the purposes of approving certain business combinations with such interested shareholder. See "Comparison of Rights of Shareholders of JBI and of RBC -- Shareholder Action -- Fundamental Transactions -- Control Share Acquisitions." As used in the PBCL, an "interested shareholder" is a shareholder who beneficially owns at least 20% of the voting shares of the corporation or who is an affiliate or associate of such corporation and, at any time during the five years prior to the date in question, beneficially owned at least 20% of its voting shares.

     The RBC Bylaws provide that special meetings of RBC shareholders may be called at any time by any of the following: (i) the President of RBC; (ii) the Chairman of the RBC Board of Directors; (iii) a majority of the RBC Board of Directors or (iv) the holders of at least 10% of all RBC shares entitled to vote at the meeting by submission of a written request, stating the subject of the meeting, to the Secretary of RBC.

     Under the JBI Articles of Incorporation, unless the JBI Board of Directors otherwise directs, action may be taken by written consent of JBI shareholders constituting the larger of (i) two-thirds of the total number of votes which all shareholders are entitled to cast or (ii) the minimum percentage of vote required by law.

     Action by RBC shareholders may be taken by written consent of shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize such action at a meeting at which all shareholders entitled to vote thereon were present and voting.

     Fundamental Transactions. The PBCL and the NJBCA contain several significant provisions regulating fundamental corporate transactions as follows:

     Control Transactions. The PBCL provides that if any person or group acting in concert acquires voting power over voting shares of a registered corporation that would entitle the holders to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors, the remaining shareholders are entitled to notice of such acquisition from the acquiring person or group and, following notice, are entitled to make written demand upon the acquiring person or group to acquire the shares of the remaining shareholders for their "fair value," including a proportion of any value payable for acquisition of control of the corporation.

     The NJBCA has no comparable provisions with respect to "control transactions."

     Business Combinations. The PBCL generally restricts a registered corporation from engaging in a "business combination" with an interested shareholder of the corporation for a period of five years after the date on which the interested shareholder became such. See "-- Special Meetings" for the definition of "interested shareholder." The restrictions do not apply to: (i) any business combination approved by the board of directors of the corporation prior to the interested shareholder's "share acquisition date" (the date on which the shareholder became an interested shareholder), or where the purchase of shares by the interested shareholder on the share acquisition date has been approved by the board of directors prior to the share acquisition; (ii) a business combination approved by a majority of the shares entitled to vote for directors, excluding shares owned by the interested shareholder or any affiliate or associate of the interested shareholder, where (x) the interested shareholder owns shares having 80% of the votes that all shareholders would be entitled to cast, (y) the consideration to be received by the shareholders meets certain criteria (generally that the cash and market value of non-cash consideration to be received equal at least the higher of (A) the highest price paid by the interested shareholder (at a time when the interested shareholder held shares having 5% of the voting power) within a period of five years before announcement of the business combination or the date the interested shareholder became such, or (B) the market value of the corporation's shares on the date of the announcement of the business combination or the date the interested shareholder became such) and (z) the interested shareholder does not acquire further shares, with certain limited exceptions, between the share acquisition date and the consummation of the business combination and (iii) a business combination approved by the affirmative vote of all of the holders of all outstanding shares entitled to vote. After five years following the share acquisition date, a business combination between the corporation and an interested shareholder must be either approved by a majority vote of the shares entitled to vote for directors (excluding shares owned by the interested shareholder) or be approved at a shareholder's meeting (which allows the voting of the shares of the interested shareholder) and meet the criteria set forth in clauses (y) and (z), above.

     As used in the PBCL, the term "business combination" means (i) a merger, consolidation, share exchange or division of the corporation or any subsidiary of the corporation with the interested shareholder or with any other company which is or will be an affiliate or associate of the interested shareholder;
(ii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a subsidiary having an aggregate market value of 10% or more of all consolidated assets, or 10% or more of the market value of outstanding shares (equity securities or securities convertible thereto) of the corporation, or representing 10% or more of the earning power or net income (on a consolidated basis) of the corporation; (iii) the issuance or transfer of shares of the corporation or a subsidiary having a market value equal to 5% of the market value of all outstanding shares of the corporation; (iv) the adoption of a proposal or plan of liquidation or dissolution of the corporation proposed by or pursuant to an agreement or understanding with the interested shareholder; (v) a recapitalization or reclassification proposed by or done pursuant to agreement or understanding with the interested shareholder which would, directly or indirectly, increase its proportionate share of the outstanding shares of any voting securities or securities convertible thereto; or (vi) the receipt by the interested shareholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or financial assistance or any tax credits or other tax advantages provided by or through the corporation.

     The NJBCA contains provisions that are generally similar to the business combination provisions of the PBCL. However, the NJBCA limits the application of these provisions to "resident domestic corporations" which are defined as issuers who, as of the date the interested shareholder became such, had their principal executive offices in New Jersey. RBC's principal executive offices are in Philadelphia, Pennsylvania, and, accordingly, such NJBCA provisions are inapplicable to it.

     Control Share Acquisitions. Under the PBCL, before an acquirer of 20%, 33-1/3% or 50% of the voting power of a registered corporation may exercise voting power with respect to "control shares" (a term defined for these purposes to include shares above the applicable threshold, shares acquired within 180 days of the control-share acquisition and any shares acquired with the intention to make a control-share acquisition), the shareholders of the corporation must have approved such exercise by a vote of (i) a majority of all outstanding voting power and (ii) a majority of outstanding "disinterested shares" (a term defined to exclude shares beneficially owned by executive officers, inside directors, the acquirer and its affiliates and associates, employee stock plans where the employee lacks the right to direct confidentially the manner in which the employee's shares are to be voted on the issue of according voting rights to the control shares, and shares purchased while the corporation is "in play" and that were beneficially owned continuously, for the period from the last to occur of (x) 12 months preceding the record date of the shareholders' meeting called for the purpose of considering the voting rights of the control shares and (y) five business days prior to the first public disclosure of a control share acquisition through the record date of the subject shareholders' meeting). The vote may take place at the next available shareholders' meeting, or the acquirer may request the acceleration of the consideration of the issue by agreeing to pay the cost of a special meeting and satisfying certain other requirements. If the acquirer does not seek voting rights in the prescribed manner or if such voting rights are denied or lapse, unless otherwise provided in the corporation's articles of incorporation, the PBCL authorizes the corporation to redeem all of the control shares from an acquirer at any time within two years after the control-share acquisition. The redemption price of control shares would be the average of the high and low sales prices of shares of the same class and series on the date the corporation gives notice to the acquirer of the call for redemption. The JBI Articles of Incorporation do not contain any contrary provisions.

     The NJBCA has no comparable provisions.

     Disgorgement by Controlling Persons. Under the PBCL, a "controlling person" (which for these purposes is defined generally to mean a person or group which has acquired, offered to acquire or publicly disclosed the intention of acquiring, or is seeking, at least a 20% voting interest or who has, directly or indirectly, publicly disclosed that he, she or it may seek to acquire control) would be required to disgorge any profit made by such controlling person on the disposition of shares of the corporation during the 18 months following attainment of "controlling person" status. Any such profit would belong to and be recoverable by the corporation, unless the shares involved were purchased more than 24 months before the attainment of such status. The profit recovery may be enforced by the corporation or by a shareholder if the corporation fails to prosecute the action seeking such recovery in the prescribed manner.

     The NJBCA has no comparable provisions.

     Other Provisions. Both the PBCL and the NJBCA expressly authorize the issuance of rights or options which contain such terms as may be fixed by a board of directors, which may include provisions that limit any person owning or offering to acquire a specified amount of the outstanding common shares of a corporation from exercising or receiving the securities or rights. This statutory authorization is intended to validate the adoption of shareholder rights plans ("poison pills") which are often implemented by corporations to deter undesirable takeovers or accumulations of large equity positions in the corporation. Neither JBI nor RBC has such a shareholder rights plan.

     Unlike the NJBCA, the PBCL also allows a corporation to classify the holders of shares of a class or series into one or more special groups by reference to any facts or circumstances that are not manifestly unreasonable and to treat the shares held by particular shareholders, or group of shareholders, in a manner that differs materially from the treatment accorded other shareholders who hold shares of the same class or series. Such special treatment of shareholders may be used to effect a recapitalization or incidental to a fundamental transaction, such as a merger or acquisition. The PBCL provides that such a plan may be permitted based on a court finding that it was undertaken in good faith, after reasonable deliberation and is in the best interests of the corporation. Generally, however, the adoption of such a plan must be approved by the normal vote of shareholders required to approve the underlying transaction (e.g., the recapitalization or merger), and, at the option of the board of directors, each group of shareholders that receives the same special treatment must be given either the right to approve the plan or dissenters' rights.

     Provisions in Articles or Certificate Regarding Certain Fundamental Transactions. The JBI Articles of Incorporation provide that, with respect to "fundamental transactions" and except where the PBCL specifically requires a different vote, a proposed corporate action may be approved by (i) the minimum vote of shareholders required for authorization of such action by the PBCL if such approval is by recommendation of the JBI Board of Directors pursuant to a two-thirds vote or (ii) if the JBI Board of Directors does not so recommend, a vote of two-thirds of all shares entitled to vote, voting as a single class and, in addition, the affirmative vote of any class of shares as may be required by applicable law. The JBI Articles of Incorporation define a fundamental transaction to be (A) the amendment of the JBI Articles of Incorporation regarding the number, classification, qualifications, removal and election of directors and regarding fundamental transactions or (B) any of the following, if any such transaction requires the approval of the shareholders under the JBI Articles of Incorporation or the PBCL: the sale, lease, exchange or other disposition of all or substantially all of the assets of JBI or the merger, consolidation, division, reorganization, recapitalization, dissolution, liquidation or winding up of JBI.

     The RBC Certificate of Incorporation contains no comparable provisions. The RBC Bylaws provide that, unless otherwise provided by applicable law, proposed shareholder actions shall be approved by a vote of a majority of the shares entitled to vote, present in person or by proxy, and voting at the meeting.


Inspection Rights

     Under the PBCL, and pursuant to the JBI Bylaws, every shareholder has a right, upon written verified demand stating the purpose thereof, to examine, in person or by agent or attorney, the share register, books and records of account, and records of the proceedings of the incorporators, shareholders and directors of JBI, and to make copies or extracts therefrom. The shareholder's purpose for requesting access must be reasonably related to the interest of the person as a shareholder. In addition, the officer or agent having charge of the transfer books for JBI Common Stock is required to prepare a complete list of shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address and number of shares held by each. The list is required to be produced and kept open at the time and place of the meeting and is subject to the inspection of any shareholder during the meeting.


     Under the NJBCA, shareholders are entitled, upon written request, to obtain a balance sheet as of the end of RBC's most recent fiscal year, and its profit and loss and surplus statement for such fiscal year. The NJBCA further permits (i) any person who has been a shareholder of record of RBC for six months or (ii) any person holding, or so authorized in writing by persons holding, at least 5% of the outstanding shares of any class or series, upon five days' written demand, for any proper purpose (generally, a purpose related to the business of the corporation) to examine the minutes and proceedings of shareholders and record of shareholders, and to make extracts therefrom. In addition, the officer or agent having charge of the stock transfer books for shares of RBC is required to prepare a complete list of shareholders entitled to vote at a shareholders' meeting, arranged alphabetically within each class, with the address and number of shares held by each. The list must be produced at the meeting and is subject to the inspection of any shareholder for reasonable periods during the meeting.


Dissenters' Appraisal Rights

     The PBCL provides dissenters' rights, under certain circumstances, with respect to mergers, consolidations, divisions, conversions and certain share exchanges that would require shareholder approval, sales of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), amendments or plans containing a provision for special treatment of certain shareholders, and any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles shareholders to dissent.


     A shareholder opposing a plan will not have dissenters' rights to fair value of any shares where the shareholder receives notice of and is entitled to vote at a meeting at which a plan of merger/consolidation, share exchange or asset transfer is voted upon if the shares of the corporation are listed on a national securities exchange or are held of record by more than 2,000 shareholders. This exception does not apply in situations where (i) shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares and (ii) there are shares of preferred or special class, unless the articles, plan or terms of the transaction entitle all shareholders of the class to vote and require an affirmative vote of the majority of votes cast by the shareholders for a transaction.


     The PBCL provides certain quasi-appraisal rights if a "control" transaction occurs. See "Comparison of Rights of Shareholders of JBI and of RBC -- Shareholder Action -- Fundamental Transactions."


     The NJBCA generally provides dissenters' rights for mergers, consolidations and share exchanges. If the New Jersey corporation is the surviving corporation in a merger, the NJBCA generally provides for dissenters' rights where the corporation would issue shares (defined for these purposes to include shares that entitle their holders to participate without limitation in distributions and shares issuable on conversion of other securities or an exercise of rights and warrants issued pursuant to the transaction) in excess of 40% of the shares outstanding immediately prior to the transaction and sales of all or substantially all of the corporation's assets not in the usual or regular course of business (other than court-ordered sales and certain sales pursuant to a plan of dissolution). However, unless the certificate of incorporation otherwise provides, no such rights exist with respect to (i) any class or series of shares that is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote on the transaction or (ii) any transaction in connection with which the shareholders of the corporation will receive only (a) cash, (b) securities that, upon consummation of the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders or (c) cash and such securities. A shareholder of a New Jersey corporation may also dissent from any acquisition of shares owned by such shareholder in connection with the acquisition by another New Jersey corporation, in exchange for its shares, of all the shares of a class or series of securities of such corporation. Any shareholder that perfects dissenters' rights under the NJBCA is entitled to receive the "fair value" of such shares as determined either by agreement between such shareholder and the corporation or by a court of competent jurisdiction.


                          RESALE OF JBI COMMON STOCK


     All shares of JBI Common Stock issuable in the Merger have been registered under the Securities Act and can be traded freely, except for shares of JBI Common Stock received by persons who may be deemed to be "affiliates" of RBC or JBI under the Securities Act. Transfer of JBI Common Stock by any such person will be subject to restrictions imposed by Rule 145 under the Securities Act. In addition to the foregoing, the affiliates of JBI and RBC may not (subject to limited exceptions) sell or otherwise dispose of any JBI Common Stock or RBC Common Stock beneficially owned by them for a period commencing 30 days before the Merger Effective Date and terminating 30 days after the publication by JBI of financial statements covering at least 30 days of combined operations of JBI and RBC.


     Shares of JBI Common Stock issuable pursuant to the exercise of the JBI Options to be issued in the Merger will be restricted, and may be transferred only upon registration under the Securities Act or if an exemption from the registration requirements of the Securities Act is available. However, JBI has undertaken to file a registration statement with respect to such shares promptly following the Merger Effective Date. See "The Merger - Interests of Certain Persons." Upon effectiveness of such registration statement, such shares will be freely tradeable, subject to the limitations (other than Rule
145) upon affiliates referred to above.


     It is expected that each affiliate will enter into an agreement with JBI providing that such affiliate will not transfer any JBI Common Stock received in the Merger, except in compliance with the Securities Act.

             PROPOSAL TO INCREASE AUTHORIZED CAPITAL STOCK OF JBI

     The JBI Board of Directors, on March 18, 1998, unanimously adopted a resolution that approves, and submits to the JBI shareholders for their approval, a proposal that would amend the JBI Articles of Incorporation to increase the number of authorized shares of JBI Common Stock from 10,000,000 shares to 20,000,000 shares. For a description of JBI Common Stock, see "Description of JBI Capital Stock."

     The principal purpose of the proposed amendment to the JBI Articles of Incorporation is to give JBI flexibility in its financial affairs in the future by making approximately 12,900,000 unissued and unreserved shares of JBI Common Stock available for issuance by JBI without further vote of the shareholders (unless such approval is thereafter required by law or the rules of any applicable exchange). As of the JBI Record date, JBI had 5,052,489 shares of JBI Common Stock outstanding and had reserved 1,143,165 shares for issuance in connection with the Merger (including options issuable pursuant to the Merger) and 940,457 shares for issuance pursuant to option exercises, leaving approximately 2,900,000 shares unissued and unreserved.

     Authorized but unissued and unreserved JBI Common Stock would be available for issuance in such transactions and at such times as the JBI Board of Directors determines. The JBI Board of Directors considers it advisable to have the additional shares available for possible future issuance in connection with future acquisitions, offerings, stock dividends, stock splits or for other corporate purposes. Because shareholders do not have preemptive rights under the JBI Articles of Incorporation, to the extent such additional shares are issued for cash or property having a net tangible book value less than the net tangible book value of the JBI Common Stock on the date of issuance, shareholders will realize an immediate dilution in the net tangible book value of their JBI Common Stock.

     Except as set forth above, JBI has no plans, options, warrants, contractual commitments or other arrangements, and is considering no proposals, for the issuance of shares of JBI Common Stock. There can be no assurance that JBI will not develop such plans or proposals in the future.

     The JBI Board of Directors recommends a vote FOR approval of the proposed amendment.


                         ELECTION OF DIRECTORS OF RBC

     At the RBC Meeting, five persons will be elected as members of the RBC Board of Directors and will constitute the entire RBC Board of Directors. Each director will be elected to hold office until the next annual meeting of shareholders and until such director's successor has been elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below, all of whom are currently directors of RBC. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the RBC Board of Directors. The RBC Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the RBC Board of Directors for any reason may be filled by appointment by a majority of the directors then in office. A director so appointed shall hold office until the next annual meeting of shareholders and until such director's successor shall have been elected. Shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, and abstentions from voting will have no effect on the election of directors because they will not represent votes cast at the RBC Meeting for the purpose of electing directors. The five nominees for election who receive the highest number of votes cast in person or by proxy at the RBC Meeting will be elected as directors.

     The names of the nominees for election as directors of RBC, together with certain information regarding them, are as follows:



                Name                         Age
                ----                         ----
            David W. Ring ................    82
            Robert B. Goldstein ..........    58
            O. Francis Biondi ............    65
            John J. Lyons ................    58
            John W. Rose .................    49

     Mr. Ring is presently, and has been since December 1986, the Chairman of the RBC Board of Directors and a director of RBC and Regent. From December 1986 until April 1997, Mr. Ring also served as Chairman of the Board of Regent. In addition, from September 1996 until April 1997, Mr. Ring served as Chief Executive Officer of RBC. Mr. Ring was the founder and formerly the President and Chief Executive Officer of Larami Corporation, a toy manufacturer, a director and a controlling stockholder of The First National Bank of Wilmington and a director of Integrity Holding Co., its one-bank holding company. Mr. Ring was a director of the Port Corporation of Philadelphia and was formerly a director and Corporate Vice President of Tasty Baking Co.

     Mr. Goldstein became Chairman, Chief Executive Officer and a director of Regent and President, Chief Executive Officer and a director of RBC in April 1997. Mr. Goldstein is serving in these positions pursuant to an Employment Agreement, dated April 7, 1997, among RBC, Regent and Mr. Goldstein, which provides for an initial term of three years, such term to extend automatically for successive one-year periods unless terminated by one of the parties. See "RBC Executive Compensation -- Employment Agreements" for information regarding the compensation of Mr. Goldstein. Mr. Goldstein succeeded John J. Lyons, who served as Regent's President and Chief Executive Officer on a interim basis until April 1997 following the resignation of Harvey Porter as Regent's President and Chief Executive Officer in September 1996. Mr. Goldstein has been engaged in commercial banking for over 30 years. From November 30, 1993 until immediately prior to his employment by RBC and Regent, Mr. Goldstein served as President, Chief Executive Officer and a director of Lafayette American Bank in Bridgeport, Connecticut. Mr. Goldstein served as Vice Chairman of the Board of National Community Banks, Inc. in West Paterson, New Jersey from January 1992 to November 1993 and as President and a director of Crossland Savings Bank in Brooklyn, New York from March 1991 to January 1992. From 1974 to 1991, Mr. Goldstein served as Senior Vice President and then Executive Vice President of First Interstate Bank of Texas in Houston, Texas.

     Mr. Biondi has been a director of RBC since its inception. He has been a senior partner with the law firm of Morris, Nichols, Arsht & Tunnell of Wilmington, Delaware for more than five years. From 1974 to 1983, he was a director and a controlling shareholder of The First National Bank of Wilmington and Integrity Holding Co., its one-bank holding company. Mr. Biondi is a former member of the State of Delaware Council on Banking, former President of the Delaware Bar Association and former City Solicitor of Wilmington, Delaware.

     Mr. Lyons has been a director of RBC since May 1997. Mr. Lyons is a professional banking consultant and currently serves as President and Chief Executive Officer of Gateway American Bank of Florida, Fort Lauderdale, Florida. Mr. Lyons served as President and Chief Executive Officer of Regent on an interim basis from September 1996 until April 1997, when Mr. Goldstein took office. Mr. Lyons was a director of Regent from September 1996 until May 1997. Mr. Lyons is the former President, Chief Executive Officer and a director of Monarch Savings Bank and of Jupiter Tequesta National Bank. Mr. Lyons is also a director of Bisys Group, Inc.

     Mr. Rose has been a director of RBC and Regent since May 1997. Since May 1996, Mr. Rose has been a general partner and head of the investment committee of Castle Creek Capital Partners Funds, LP, a fund that invests in turnaround banking situations. Since January 1992, Mr. Rose has also been President and owner of McAllen Capital Partners, an investment banking firm that specializes in bank turnaround investments. From March 1995 to July 1997, Mr. Rose was also an executive Vice President of F.N.B. Corporation, a multi-bank holding company located in Hermitage, Pennsylvania.


Executive Officers

     Barbara H. Teaford has served as President of Regent since April 1997 and, prior thereto, had served as Executive Vice President and a director of RBC since 1986. She had also been Executive Vice President and a director of Regent since its inception, and the Secretary of RBC since 1990. See "RBC Executive Compensation -- Employment Agreements." From 1985 through 1987, Mrs. Teaford was Vice President and manager of the Southern Asset Based Lending District of The Philadelphia National Bank. From 1984 to 1985, she was a Vice President in the Regional Corporate Banking Division and, from 1981 to 1984, she was a Commercial Officer and Assistant Vice President in the Large Corporate Banking Division, both with The Philadelphia National Bank. From 1982 to 1986, she was a director and Secretary of the Board of Directors of the Central National Bank of Greencastle, Indiana. Mrs. Teaford is a member of the Board of Directors of a number of charitable and civic organizations, including the Pennsylvania Horticultural Society and the Settlement Music School.

     On January 21, 1997, Joel E. Hyman became Executive Vice President, Treasurer and Chief Financial Officer of Regent and RBC. See "RBC Executive Compensation -- Employment Agreements." From 1993 to 1996, Mr. Hyman served as Executive Vice President, Chief Financial Officer and Treasurer of Farmers & Mechanics Bank located in Middletown, Connecticut until that bank was acquired by Citizens Financial Group. From 1990 to 1993, Mr. Hyman served as Senior Vice President, Chief Financial Officer and Treasurer of Tolland Bank in Vernon, Connecticut. Prior thereto, he served in various officer-level capacities in the Financial Division of Connecticut Bank & Trust Co., Hartford, Connecticut from 1977 to 1990.

     On April 14, 1997, Amanda V. Perkins began serving as Executive Vice President and Chief Credit Officer of Regent. See "RBC Executive Compensation -- Employment Agreements." From November 30, 1993 until immediately prior to her employment by Regent, Ms. Perkins served as Executive Vice President and Chief Credit Officer of Lafayette American Bank in Bridgeport, Connecticut. Prior thereto, Ms. Perkins was Senior Vice President and Deputy Chief Credit Officer of National Community Bank in West Paterson, New Jersey from January 1992 to November 1993.


               THE BOARD OF DIRECTORS OF RBC AND ITS COMMITTEES

     The Board of Directors of RBC met 11 times in 1997. During 1997, each director attended more than 75% of the meetings of the RBC Board of Directors and any committee on which such director served. During 1997, the standing committees of the RBC Board of Directors were the Audit Committee and the Compensation Committee.

     The Audit Committee consisted of the entire RBC Board of Directors, which during 1997, met two times. The Audit Committee has responsibility for recommending to the RBC Board of Directors the selection of independent public accountants and meeting with such accountants to receive and consider their recommendations, reviewing and examining the reports of internal auditors, evaluating internal financial controls and reviewing the reports of regulatory agencies having jurisdiction over RBC and Regent. The Audit Committee has the authority to retain independent legal counsel.

     The members of the Compensation Committee, formed in mid-1997, were John
J. Lyons and John W. Rose. The Compensation Committee did not meet in 1997. The Compensation Committee determines employment, promotion and remuneration arrangements for executive officers and directors, including the approval of all executive incentive plans and grants thereunder.

     On January 28, 1998, the RBC Board of Directors established a Nominating Committee and an Executive Committee. The members of the Nominating Committee are David W. Ring, Robert B. Goldstein, O. Francis Biondi and John J. Lyons. The Nominating Committee is responsible for nominating persons to stand for election to the RBC Board of Directors at RBC's annual meetings of shareholders, nominating persons to fill vacancies on the RBC Board of Directors between annual meetings of shareholders and reviewing and reporting on the qualifications of persons otherwise nominated for election to the RBC Board of Directors. The Nominating Committee will consider nominees recommended by shareholders. Nominations, including biographical information and a statement by the nominee that he or she is willing to serve if nominated, should be submitted to Robert B. Goldstein by October 1 for consideration for proposal at RBC's next succeeding annual meeting of shareholders if the Merger is not completed before that time. The members of the Executive Committee are David W. Ring, Robert B. Goldstein, O. Francis Biondi, John J. Lyons and John
W. Rose. The Executive Committee has the power to exercise the authority of the full Board of Directors in the management and direction of the business of RBC between meetings of the Board of Directors to the extent consistent with New Jersey law.


                          RBC EXECUTIVE COMPENSATION


Summary Compensation Table

     The following table sets forth the compensation for the years ended December 31, 1997, 1996 and 1995 of (i) each person who served at any time during 1997 as the chief executive officer of RBC or Regent and (ii) the four other highest paid executive officers of RBC and Regent in the year ended December 31, 1997.

                                                                                                Long-Term
                                                                                               Compensation
                                                                 Annual Compensation              Awards
                                                          ---------------------------------   -------------
                                                                                Other           Securities
            Name and                                                            Annual          Underlying
       Principal Position           Year     Salary($)     Bonus($)(1)     Compensation($)      Options(#)
--------------------------------   ------   -----------   -------------   -----------------   -------------
David W. Ring, Chief Executive     1997        32,500             --                --                --
 Officer of RBC (2)                1996        55,500             --                --                --
                                   1995        65,000             --                --                --

Robert B. Goldstein, President     1997       138,462         50,000            54,555(4)        150,000
 and Chief Executive Officer       1996            --             --                --                --
 of RBC and Chairman of            1995            --             --                --                --
 the Board and Chief Executive
 Officer of Regent (3)

John J. Lyons, President and       1997        55,385             --            10,396(6)         50,000
 Chief Executive Officer           1996        51,923             --                --                --
 of Regent (5)                     1995            --             --                --                --

Barbara H. Teaford, President      1997       103,661             --                --            25,000
 of Regent (7)                     1996       110,692             --                --                --
                                   1995       118,939             --                --                --

Joel E. Hyman, Executive Vice      1997        99,931         25,000            17,848(9)         25,000
 President, Chief Financial        1996            --             --                --                --
 Officer and Treasurer of          1995            --             --                --                --
 RBC and Regent (8)

Amanda V. Perkins, Executive       1997        76,154         25,000            40,999(11)        25,000
 Vice President and Chief          1996            --             --                --                --
 Credit Officer of Regent (10)     1995            --             --                --                --

------------
   (1) Represents a signing bonus paid to the individual upon the commencement of employment with Regent in 1997.

   (2) Mr. Ring served as Chief Executive Officer of RBC from September 1996 until April 14, 1997, when Mr. Goldstein became President and Chief Executive Officer of RBC.

   (3) Mr. Goldstein became President and Chief Executive Officer of RBC and Chairman of the Board and Chief Executive Officer of Regent on April 14, 1997.

   (4) Includes $37,027 in housing expenses for which Mr. Goldstein was reimbursed by RBC and $17,528 of expenses associated with an automobile leased by RBC for Mr. Goldstein's use.

   (5) Mr. Lyons served as President and Chief Executive Officer of Regent from September 1996 until April 14, 1997, when Mr. Goldstein became Chairman and Chief Executive Officer of Regent. Mr. Lyons was compensated at the rate of $180,000 per year.

   (6) Includes $6,646 in housing expenses for which Mr. Lyons was reimbursed by RBC and $3,750 in directors fees.

   (7) Mrs. Teaford served as Executive Vice President and Secretary of RBC until April 14, 1997, when she became President of Regent.

   (8) Mr. Hyman became Executive Vice President, Chief Financial Officer and Treasurer of RBC and Regent on January 21, 1997.

   (9) Includes $14,248 in housing and automobile expenses and $3,600 in relocation expenses for which Mr. Hyman was reimbursed by RBC.

  (10) Ms. Perkins became Executive Vice President and Chief Credit Officer of Regent on April 14, 1997.

  (11) Includes $31,000 in relocation expenses and $9,999 in housing and automobile expenses for which Ms. Perkins was reimbursed by RBC.

     The following table sets forth information with respect to options granted under RBC's 1997 Equity Incentive Plan (the "1997 Plan") to the persons named in the Summary Compensation Table during the fiscal year ended December 31, 1997.


                       Option Grants in Last Fiscal Year



                                                           Percent of
                                                          Total Options
                                 Number of Securities      Granted to
                                      Underlying          Employees in       Exercise       Expiration
             Name                 Options Granted (#)      Fiscal Year     Price ($/sh)        Date
             ----                ---------------------    -------------    ------------     -----------
Robert B. Goldstein .........         150,000(1)             45.9%            6.75             4/15/02
John J. Lyons ...............          50,000(1)             15.3             6.75             4/15/02
Barbara H. Teaford ..........          25,000(2)              7.6             6.75            10/22/02
Joel E. Hyman ...............          25,000(1)              7.6             6.75             4/15/02
Amanda V. Perkins ...........          25,000(1)              7.6             6.75             4/15/02

------------
(1) This option is exercisable in three equal cumulative annual installments commencing April 16, 1998.

(2) This option is exercisable in three equal cumulative annual installments commencing April 14, 1998.


     No executive officer named in the Summary Compensation Table exercised any options during 1997.

     The following table sets forth information at December 31, 1997 with respect to the value of unexercised options held on December 31, 1997 by the persons named in the Summary Compensation Table.


                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values



                                  Shares                       Number of Securities              Value of Unexercised
                                 Acquired                     Underlying Unexercised                 In-the-Money
                                    on          Value       Options at Fiscal Year End        Options at Fiscal Year End
             Name                Exercise     Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
             ----                ---------   ----------   -------------   ---------------   -------------   --------------
Robert B. Goldstein .........      --           --             --             150,000            $--          $1,087,500
John J. Lyons ...............      --           --             --              50,000             --             362,500
Barbara H. Teaford ..........      --           --             --              25,000             --             181,250
Joel E. Hyman ...............      --           --             --              25,000             --             181,250
Amanda V. Perkins ...........      --           --             --              25,000             --             181,250

     The following table sets forth information with respect to options granted under the 1997 Plan to the persons named in the Summary Compensation Table between January 1, 1998 and June 5, 1998.


                     Option Grants in Current Fiscal Year



                                                          Percent of
                                                         Total Options
                                Number of Securities      Granted to
                                     Underlying          Employees in       Exercise       Expiration
            Name                 Options Granted (#)      Fiscal Year     Price ($/sh)        Date
            ----                 -------------------     --------------   ------------     -----------
Barbara H. Teaford .........         10,000(1)                18%            14.38            1/28/03
Joel E. Hyman ..............         10,000(1)                18%            14.38            1/28/03
Joel E. Hyman ..............          5,000(1)                 9%            13.63            2/25/03
Amanda V. Perkins ..........         10,000(1)                18%            14.38            1/28/03

------------
(1) This option is currently exercisable as to 50% of the shares covered thereby, will be exercisable on and after the first anniversary of the date of grant as to an additional 25% of the shares covered thereby and will be exercisable on and after the second anniversary of the date of grant as to all of the shares covered thereby.


Employment Agreements


     Compensation for Mr. Goldstein is paid pursuant to an employment agreement, the initial three-year term of which commenced in April 1997, and thereafter automatically extends for successive one-year periods, subject to prior written notice of termination by Mr. Goldstein or RBC, in each case no later than 90 days prior to the expiration of the then current term. Mr. Goldstein is entitled to receive an annual base salary of $200,000, which increases 15% each year, and an annual bonus ranging from 25% to 50% of his annual base salary depending upon achievement of specified performance objectives. Mr. Goldstein received a signing bonus of $50,000, options to purchase 150,000 shares of RBC Common Stock and various other benefits, including the use of an automobile and a housing allowance of $4,000 per month to assist Mr. Goldstein in establishing a residence in the Greater Philadelphia area. Mr. Goldstein also is entitled to "change in control" benefits of 2.99 times his annual salary and bonus in the event that, during the 270 days prior to or the 180 days subsequent to a Change in Control of RBC, Mr. Goldstein resigns for Good Reason, is terminated without Cause or dies or becomes subject to a Permanent Disability, in each case as such capitalized term is defined in the agreement. The agreement with Mr. Goldstein provides for the continued payment of Mr. Goldstein's salary and provision of life, health and disability coverage for Mr. Goldstein and his eligible dependents for the lesser of the initial term of his employment, as provided in the agreement, or three years, in the event that RBC terminates Mr. Goldstein's employment other than for Cause.


     Compensation for Mrs. Teaford is paid pursuant to an employment agreement, the current term of which expires in May 1999, and thereafter automatically extends for successive one-year periods, subject to prior written notice of termination by Mrs. Teaford or RBC, in each case no later than 90 days prior to expiration of the then current term. The agreement with Mrs. Teaford requires continuation of compensation for one year to the executive's spouse, issue or estate in the event of death, but does not provide for severance payments.


     Compensation for Joel E. Hyman, who became Executive Vice President, Chief Financial Officer and Treasurer of RBC and Regent in January 1997, and for Amanda V. Perkins, who became Executive Vice President and Chief Credit Officer of Regent in April 1997, is paid pursuant to an employment agreement dated as of January 21, 1997 among RBC, Regent and Mr. Hyman and an employment agreement dated as of April 14, 1997 among RBC, Regent and Ms. Perkins, the initial term of each of which is three years, and thereafter automatically extends on each anniversary of employment for successive one-year periods, subject to prior written notice of termination by the officer or RBC, in each case no later than 90 days prior to the expiration of the then current term. Each agreement provides for an initial annual salary at the rate of $110,000, options to purchase 25,000 shares of RBC Common Stock and various other benefits. Mr. Hyman and Ms. Perkins are each also entitled to "change in control" benefits of
2.99 times their annual salary plus any discretionary bonus paid during the preceding 12 months in the event that, during the 270 days prior to or the 180 days subsequent to a Change in Control of RBC, the officer resigns for Good Reason, is terminated without Cause or dies or becomes subject to Permanent Disability, in each case as such capitalized term is defined in the agreements. The agreements with Mr. Hyman and Ms. Perkins provide for the continuation of salary and employee benefits for the term of employment in the event that RBC terminates their respective employment other than for Cause.


Director Compensation

     RBC pays its non-employee directors an annual retainer of $7,500, and Regent pays its non-employee directors an annual retainer of $3,600 and a fee of $350 for each Regent Board of Directors meeting attended.


Report of the Compensation Committee of RBC

     Prior to the formation of the Compensation Committee in mid-1997, the RBC Board of Directors established the compensation of the executive officers of RBC and Regent. The RBC Board of Directors established compensation policies for RBC's executive officers intended to further the earnings of RBC and Regent and facilitate securing, retaining and motivating management employees of high caliber and potential. RBC's executive compensation consists of three components: base salary, annual incentive awards based on the performance of RBC and Regent and long-term incentive awards. The persons eligible to receive awards under these policies are the officers and other employees of RBC and Regent who are in positions in which their decisions, actions and counsel significantly impact upon the short and long-term goals and strategies of RBC.

     David W. Ring served as Chief Executive Officer of RBC until April 14, 1997, but was not separately compensated for such service. Since April 14, 1997, Robert B. Goldstein has served as President and Chief Executive Officer of RBC and Chairman of the Board of Directors and Chief Executive Officer of Regent. During 1997, Mr. Goldstein was compensated at the annual rate of $200,000 in accordance with the terms of an employment agreement dated April 7, 1997 with RBC and Regent. John J. Lyons served as President and Chief Executive Officer of Regent until April 14, 1997. Mr. Lyons, a professional bank consultant, was compensated on the basis of a consulting fee of $15,000 per month. Joel E. Hyman has served as Executive Vice President, Chief Financial Officer and Treasurer of Regent and RBC since January 21, 1997. During 1997, Mr. Hyman was compensated at the annual rate of $110,000 in accordance with the terms of an employment agreement dated January 21, 1997 with RBC and Regent. Amanda V. Perkins has served as Executive Vice President and Chief Credit Officer of Regent since April 14, 1997. During 1997, Ms. Perkins was compensated at the annual rate of $110,000 in accordance with the terms of an employment agreement dated as of April 14, 1997 with RBC and Regent. Barbara H. Teaford has served as President of Regent since April 14, 1997. During 1997, Mrs. Teaford was compensated at the annual rate of $103,661 in accordance with the terms of an employment agreement first entered into in 1989.

     Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the chief executive officer and the other four most highly compensated individuals who are executive officers at the end of the year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. While it is RBC's policy to preserve corporate tax deductions by qualifying compensation paid over $1 million to named executive officers, RBC also intends to maintain the flexibility to approve compensation arrangements that it deems to be in the best interests of RBC and its shareholders but which may not always qualify for full tax deductibility.
                                        The RBC Compensation Committee


                                        John J. Lyons
                                        John W. Rose

Comparison of Total Return on RBC Common Stock with Certain Averages


     The following graph provides an indicator of cumulative total shareholder returns on RBC Common Stock over the five-year period ended December 31, 1997 compared to (i) the KBW 50 Index of Banking Companies ("KBW 50") and (ii) the Standard & Poor's 500 index ("S&P 500"). All of the cumulative returns were computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.













                                  INSERT GRAPH









Total Return Indices
December 31, 1992 = 100



                                                      December 31,
                    ---------------------------------------------------------------------------------
                        1992          1993          1994          1995          1996          1997
                    -----------   -----------   -----------   -----------   -----------   -----------
RBC .............      100.00        163.64        109.09        195.45        100.00        254.55
KBW 50 ..........      100.00        105.54        100.16        160.41        226.92        331.73
S&P 500 .........      100.00        110.08        111.53        153.44        188.67        251.62

RBC's Relationship with Regent


     RBC was formed on December 22, 1986 and became a bank holding company on June 2, 1989, when it completed the acquisition of all of the authorized capital stock of Regent. RBC provides banking services through Regent and does not engage in any activities other than banking activities.


     On April 16, 1997, Regent completed a private placement of 1,120,000 shares of its Common Stock (the "Regent Common Stock") for $8.50 per share which, based upon an opinion as to fairness issued by KBW, Regent believed to be the fair market value per share. The net proceeds to Regent from this private placement were approximately $8.8 million. Following the private placement, RBC held 1,275,000 shares of the 2,395,000 outstanding shares of Regent Common Stock, or approximately 53% of the outstanding shares. Regent Common Stock issued in the private placement was exchangeable for RBC Common Stock at the rate of 1.41666 shares of RBC Common Stock for each share of Regent Common Stock at the discretion of RBC at any time after (i) the average of the closing bid price for RBC Common Stock equaled or exceeded $12.00 per share for 15 consecutive trading days and (ii) the resale of the RBC Common Stock issuable in exchange for the privately placed Regent Common Stock had been registered under the Securities Act.


     On August 14, 1997, RBC's registration statement under the Securities Act relating to the resale of the 1,586,660 shares of RBC Common Stock issuable in exchange for the privately placed Regent Common Stock was declared effective by the Commission. Effective as of August 15, 1997, RBC, Regent and each of the holders of the privately placed Regent Common Stock executed an agreement whereby each of such holders waived the condition precedent to the exchange relating to the bid price of the RBC Common Stock. On August 20, 1997, RBC commenced the exchange of its Common Stock for the privately placed Regent Common Stock, which exchange was completed as of August 31, 1997. As a result, as of August, 31, 1997, Regent again became the wholly owned subsidiary of RBC.


Compensation Committee Interlocks and Insider Participation

     John J. Lyons served as President and Chief Executive Office of Regent on an interim basis from September 1996 until April 1997 and as a director of Regent from September 1996 until May 1997. As described in "Certain Transactions of RBC" below, in April 1997, Mr. Lyons and his wife purchased an aggregate of 29,412 shares of Regent Common Stock at $8.50 per share for an aggregate purchase price of $250,000, and Castle Creek Capital Partners Fund - I, of which John W. Rose is a general partner, purchased 110,000 shares of Regent Common Stock at $8.50 per share for an aggregate purchase price of $935,000. In August 1997, those shares of Regent Common Stock were exchanged for RBC Common Stock at the rate of 1.41666 shares of RBC Common Stock for each share of Regent Common Stock.


                          CERTAIN TRANSACTIONS OF RBC

     During 1997, RBC paid insurance premiums of approximately $106,000 to Harry David Zutz Insurance, Inc., of which firm Harry D. Zutz, a director of Regent, is Chairman of the Board and a principal shareholder.

     As of December 31, 1997, Regent had no outstanding loans to officers, directors and advisory directors of RBC or Regent or their families or entities of which such persons are directors and officers.

     On April 16, 1997, Regent sold 1,120,000 shares of Regent Common Stock at a price of $8.50 per share in a private placement for which KBW served as Regent's placement agent. The purchasers included Robert B. Goldstein, Chairman of the Board, Chief Executive Officer and a director of Regent and President, Chief Executive Officer and a director of RBC since April 14, 1997, and his wife, who purchased 59,000 shares of Regent Common Stock for an aggregate purchase price of $501,500; John J. Lyons, President, Chief Executive Officer and a director of Regent from September 1996 until April 14, 1997 and a director of RBC since May 28, 1997, and his wife, who purchased an aggregate of 29,412 shares of Regent Common Stock for an aggregate purchase price of $250,002; Joel E. Hyman, Executive Vice President, Chief Financial Officer and Treasurer of RBC and Regent since January 21, 1997, and his wife, who purchased an aggregate of 17,647 shares of Regent Common Stock for an aggregate purchase price of $150,000, and Castle Creek Capital Partners Fund-I, of which John W. Rose, a director of RBC, is a general partner, which purchased 110,000 shares of Regent Common Stock for an aggregate purchase price of $935,000.

     Regent Common Stock issued in the private placement was exchangeable for RBC Common Stock at the rate of 1.41666 shares of RBC Common Stock for each share of Regent Common Stock at the discretion of RBC at any time after (i) the average of the closing bid price for RBC Common Stock equaled or exceeded $12.00 per share for 15 consecutive trading days and (ii) the resale of the RBC Common Stock issuable in exchange for the privately placed Regent Common Stock had been registered under the Securities Act.

     On August 14, 1997, RBC's registration statement relating to the resale of the 1,586,660 shares of RBC Common Stock issuable in exchange for the privately placed Regent Common Stock was declared effective by the Commission. Effective as of August 15, 1997, RBC, Regent and each of the holders of the privately placed Regent Common Stock executed an agreement whereby each of such holders waived the condition precedent to the exchange relating to the bid price of RBC Common Stock. On August 20, 1997, RBC commenced the exchange of its Common Stock for the privately placed Regent Common Stock, which exchange was completed as of August 31, 1997.

     On November 21, 1997, RBC completed the redemption of all outstanding shares of its Series A through Series E Convertible Preferred Stock. Persons who converted their RBC Preferred Stock into RBC Common Stock in accordance with the terms thereof included certain directors and executive officers of RBC and Regent.

                   BENEFICIAL OWNERSHIP OF RBC COMMON STOCK


     The following table sets forth as of June 5, 1998 the amount and percentage of outstanding RBC Common Stock owned beneficially by (i) each person who is known by RBC to own beneficially more than 5% of the outstanding RBC Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of RBC as a group. The address for each of the directors and executive officers is c/o Regent National Bank, 1430 Walnut Street, Philadelphia, Pennsylvania 19102.




                                          Shares             Percent of
                                       Beneficially         Outstanding
Name and Address                        Owned(1)(2)       RBC Common Stock
----------------                       ------------       -----------------
Directors:
David W. Ring ...................        165,551               4.9%
Robert B. Goldstein .............        133,582(3)            3.9
Abraham L. Bettinger(4) .........         14,815(4)             *
O. Francis Biondi ...............        132,968(5)            3.9
John J. Lyons ...................         58,530(6)            1.7
John W. Rose ....................        155,832(7)            4.6
Executive Officers:(8)
Barbara H. Teaford ..............         95,988(9)            2.8
Joel E. Hyman ...................         49,832(10)           1.5
Amanda V. Perkins ...............         13,333(11)            *
All Directors and ...............        820,431(13)          23.3
Executive Officers
as a Group (9 persons)
5% or More Holders:(12)
Rainbow Managers, LLC ...........        297,498(14)           8.7
Suite 3108
375 Park Avenue
New York, NY 10152

------------
* Less than 1%.

(1) Information furnished by each individual named. This table includes shares that are owned jointly, in whole or in part, with the person's spouse, or individually by his or her spouse.

(2) Under the rules of the Commission, a person is deemed to be the beneficial owner of securities if the person has or shares "voting power," which includes the power to vote, or to direct the voting of, such securities, or "investment power," which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed the beneficial owner of the same securities. In addition, under the rules of the Commission, a person is deemed to be the beneficial owner of securities if the person has the right to acquire such securities within 60 days from the date of this Joint Proxy Statement/Prospectus pursuant to the exercise of options or warrants.


(3) Consists of 83,582 shares owned jointly by Mr. Goldstein and his wife and 50,000 shares issuable to Mr. Goldstein upon exercise of currently exercisable stock options or options that are exercisable within 60 days after the date of this Joint Proxy Statement/Prospectus.


(4) Not standing for reelection as a director of RBC. Consists of 4,444 shares owned by the Trustees of Bettinger & Leech, Inc. Profit Sharing Plan, of which Mr. Bettinger is a Trustee; 2,963 shares owned by the Trustees of Bettinger & Leech, Inc. Money Purchase Plan of which Mr. Bettinger is a Trustee and 7,408 shares owned by Bettinger & Leech, Inc. of which Mr. Bettinger is a principal. Mr. Bettinger disclaims beneficial ownership of 50% of these shares.


(5) Includes 11,166 shares owned by Mr. Biondi's wife as to which Mr. Biondi disclaims beneficial ownership; 9,772 shares owned by O. Francis Biondi, Trustee for Mary Biondi, daughter and 9,771 shares owned by O. Francis Biondi, Trustee for O. Francis Biondi, Jr., son.


(6) Of these shares, 6,529 shares are owned by Mr. Lyons' wife and 16,666 shares are issuable to Mr. Lyons upon exercise of currently exercisable stock options or options that are exercisable within 60 days after the date of this Joint Proxy Statement/Prospectus.


(7) The shares shown in the table are owned by Castle Creek Capital Partners Fund, LP, of which Mr. Rose is a general partner.


(8)  Excludes executive officers listed under Directors.


(9) Consists of 82,655 shares owned jointly by Mrs. Teaford and her husband and 13,333 shares issuable to Mrs. Teaford upon exercise of currently exercisable stock options or options that are exercisable within 60 days after the date of this Joint Proxy Statement/Prospectus.


(10) Consists of 17,332 shares owned jointly by Mr. Hyman and his wife, 16,667 shares owned by Mr. Hyman and 15,833 shares issuable to Mr. Hyman upon exercise of currently exercisable stock options or options that are exercisable within 60 days after the date of this Joint Proxy Statement/Prospectus.


(11) Consists of shares issuable to Ms. Perkins upon exercise of currently exercisable stock options or options that are exercisable within 60 days after the date of this Joint Proxy Statement/Prospectus.


(12) Excludes 5% or greater holders listed under Directors.


(13) Includes an aggregate of 109,165 shares that persons included in the group may purchase pursuant to currently exercisable stock options or options that are exercisable within 60 days after the date of this Joint Proxy Statement/Prospectus.


(14) Information based on Schedule 13G dated February 9, 1998 that was filed by Rainbow Managers, LLC with the Commission.


     The foregoing table does not include up to 678,430 shares of RBC Common Stock that JBI has the right to purchase under certain circumstances set forth in the Option Agreement.


                      SECTION 16(a) BENEFICIAL OWNERSHIP
                         REPORTING COMPLIANCE FOR RBC


     Section 16(a) of the Exchange Act requires that the officers and directors of a corporation, such as RBC, which has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own more than 10% of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as monthly statements of changes in such ownership, with the corporation and the Commission. Based upon written representations received by RBC from its officers and directors, and RBC's review of the monthly statements of ownership changes filed with RBC by its officers, directors and 10% or greater shareholders during 1997, RBC believes that all such filings required during 1997 were made on a timely basis, with the exception of Abraham L. Bettinger, who failed to file on a timely basis one Form 4 report relating to the sale of 11,000 shares of RBC Common Stock.


                     PROPOSAL TO ELECT ARTHUR ANDERSEN LLP
         AS INDEPENDENT PUBLIC ACCOUNTANTS OF RBC FOR 1998 FISCAL YEAR


     Arthur Andersen LLP served as independent public accountants for RBC and Regent for the years ended December 31, 1993, December 31, 1994 and December 31, 1995. During the year ended December 31, 1995 and the nine months ended September 30, 1996, RBC and Regent incurred significant losses and expenses in connection with Regent's automobile insurance premium finance ("IPF") loan portfolio. Regent, as a result of such losses and the adverse impact thereof on Regent's capital, entered into a written agreement in October 1996 with the OCC and thereafter undertook an investigation to determine whether various third parties, including Arthur Andersen LLP, had any liability to RBC or Regent in connection with the losses and expenses they incurred in connection with Regent's IPF loan portfolio.


     As a result of the pendency of Regent's investigation, in November 1996, Arthur Andersen LLP notified RBC and Regent that, absent the unconditional release of Arthur Andersen LLP by RBC and Regent, Arthur Andersen LLP could not serve as independent public accountants for RBC and Regent in respect of RBC's and Regent's consolidated financial statements for the year ended December 31, 1996. Because RBC and Regent had not completed their investigation by December 31, 1996 and were therefore not sufficiently knowledgeable to execute an unconditional release in favor of Arthur Andersen LLP, on December 31, 1996, Arthur Andersen LLP submitted its resignation as the independent public accountants for RBC and Regent.


     Effective December 31, 1996, RBC, with the approval of RBC's Audit Committee, retained the firm of Grant Thornton LLP to serve as the independent public accountants for RBC and Regent with respect to RBC's and Regent's consolidated financial statements for the year ended December 31, 1996.


     Because of the extensive changes which occurred in the membership of the RBC Board of Directors following RBC's 1997 annual meeting of shareholders, the RBC Board of Directors did not select or recommend shareholder approval at the 1997 annual meeting of an independent public accounting firm to audit RBC's and Regent's consolidated financial statements for the year ended December 31, 1997.


     On September 24, 1997, RBC and Regent completed their investigations and executed an Agreement of Settlement and Release with Arthur Andersen LLP whereby (i) RBC and Regent unconditionally released Arthur Andersen LLP with respect to the IPF matters discussed therein and (ii) RBC and Regent, with the approval of the Audit Committees of the Boards of Directors of RBC and Regent, engaged Arthur Andersen LLP as independent public accountants in respect of RBC's and Regent's consolidated financial statements for the years ending December 31, 1997, December 31, 1998 and December 31, 1999. In addition, Arthur Andersen LLP was retained to re-audit RBC's and Regent's consolidated financial statements as of and for the year ended December 31, 1996.


     During RBC's two most recent fiscal years and any subsequent interim period preceding the decision of the Boards of Directors of RBC and Regent not to continue the engagement of Grant Thornton LLP, there were no disagreements between Grant Thornton LLP and RBC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make a reference to the subject matter of such disagreement in connection with its report.


     Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the election of Arthur Andersen LLP as RBC's independent public accountants for its 1998 fiscal year. Election of Arthur Andersen LLP will require the affirmative vote of the holders of a majority of the outstanding shares of RBC Common Stock present in person or represented by proxy at the RBC Meeting.

     A representative of Arthur Andersen LLP will attend the RBC Meeting, will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions presented by RBC shareholders at the RBC Meeting.


                                    EXPERTS

     The consolidated financial statements of JBI as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, whose report thereon appears therein, and in reliance upon such report of Grant Thornton LLP, given upon the authority of such firm as experts in accounting and auditing. A representative of Grant Thornton LLP will attend the JBI Meeting, will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to any appropriate questions presented by JBI shareholders at the JBI Meeting.

     The consolidated financial statements of RBC as of December 31, 1997 and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     KBW has consented to the use of its name and its opinion included as Annex B to this Joint Proxy Statement/Prospectus.


                                LEGAL OPINIONS

     The validity of the JBI Common Stock being offered hereby is being passed upon by Ledgewood Law Firm, P.C., counsel to JBI.

     Certain federal income tax consequences of the Merger Transaction are being passed upon for JBI by Ledgewood Law Firm, P.C., counsel to JBI, and for RBC by Duane, Morris & Heckscher LLP, counsel to RBC. As of April 22, 1998, partners of Duane, Morris & Heckscher LLP owned an aggregate of 96,520 shares of RBC Common Stock.


                                OTHER BUSINESS

     The Board of Directors of each of JBI and RBC are not aware of any matters, other than the proposals described herein, to be presented at the respective Meetings. If any other matters should properly come before the Meetings, the persons named in the enclosed proxy form will vote the proxies in accordance with their best judgment.


                             SHAREHOLDER PROPOSALS

     Any shareholder desiring to submit a proposal to the shareholders of JBI for inclusion in the proxy materials for the JBI Annual Meeting to be held in 1999 may do so by forwarding such proposal in writing no later than December 16, 1998 to William H. Lamb, Secretary, JeffBanks, Inc., 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103. JBI reserves the right to omit any proposal from its proxy materials which it is not required to include therein pursuant to the applicable rules and regulations of the Commission.

     Any shareholder desiring to submit a proposal to the shareholders of RBC for inclusion in the proxy materials for the RBC Annual Meeting to be held in 1999 may do so by forwarding such proposal in writing no later than February 18, 1999 to Robert B. Goldstein, Chief Executive Officer, Regent Bancshares Corp., 1430 Walnut Street, Philadelphia, Pennsylvania 19103. RBC reserves the right to omit any proposal from its proxy materials which it is not required to include therein pursuant to the applicable rules and regulations of the Commission.

                                    ANNEX A

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT and PLAN OF MERGER, dated March 27, 1998 and effective as of March 18, 1998 (this "Plan"), by and among Regent Bancshares Corp. ("RBC"), Regent National Bank ("Regent"), JeffBanks, Inc. ("JBI"), JeffBanks Acquisitioncorp. V, Inc. ("JBI Merger Sub") and Jefferson Bank ("Jefferson").


                                   RECITALS:

     A. RBC. RBC is a corporation duly organized and validly existing in good standing under the laws of the State of New Jersey with its principal executive offices located in Philadelphia, Pennsylvania. As of the date hereof, RBC's authorized capital stock consisted of 5,000,000 shares of Preferred Stock, par value $.10 per share ("Preferred Stock") and 10,000,000 shares of common stock, par value $.10 per share ("RBC Common Stock"), of which no shares of Preferred Stock and 3,409,203 shares of RBC Common Stock were outstanding.

     B. Regent. Regent is a national banking association duly organized and validly existing in good standing under the laws of the United States, with its principal executive offices located in Philadelphia, Pennsylvania. As of the date hereof, Regent's authorized capital stock consisted of 3,000,000 shares of common stock, par value $1.00 per share ("Regent Common Stock") of which 1,275,000 shares of Regent Common Stock were outstanding, all of which are owned by RBC.

     C. JBI. JBI is a corporation duly organized and validly existing in good standing under the laws of the Commonwealth of Pennsylvania with its principal executive offices located in Philadelphia, Pennsylvania. As of the date hereof, JBI's authorized capital stock consisted of 10,000,000 shares of common stock, par value $1.00 per share ("JBI Common Stock"), of which 5,038,251 shares of JBI Common Stock were outstanding.

     D. JBI Merger Sub. JBI Merger Sub is a corporation formed for the purpose of accomplishing the transactions contemplated by this Plan duly organized and validly existing in good standing under the laws of the Commonwealth of Pennsylvania with its principal executive offices located in Philadelphia, Pennsylvania. As of the date hereof, JBI Merger Sub's authorized capital stock consisted of 100 shares of Common Stock, par value $.01 per share ("JBI Merger Sub Common Stock"), of which 100 shares of JBI Merger Sub Common Stock were outstanding, all of which are owned by JBI.

     E. Merger Transaction. Pursuant to this Plan, the parties have agreed that JBI will acquire RBC and Regent by means of a merger of JBI Merger Sub with and into RBC (the "Merger") as a result of which RBC will become a direct wholly owned subsidiary of JBI and Regent will become a second-tier subsidiary of JBI (the "Acquisition"). Immediately following the Merger Effective Date (as hereinafter defined), JBI intends to merge RBC into JBI, with JBI being the surviving entity (collectively with the Merger, the "Merger Transaction"). Thereafter, JBI and RBC intend to merge Regent into Jefferson, with Jefferson being the surviving entity (the "Bank Merger").

     F. Stock Option Agreement. As a condition and inducement to JBI's willingness to enter into this Plan, concurrently with the execution and delivery of this Plan, RBC has executed and delivered a Stock Option Agreement with JBI (the "Stock Option Agreement") in substantially the form attached hereto as Exhibit A, pursuant to which RBC is granting to JBI an option to purchase, under certain circumstances, shares of RBC Common Stock.

     G. Intention of the Parties. It is the intention of the parties to this Plan that (i) the Merger shall be accounted for as a pooling of interests under generally accepted accounting principles, and (ii) the Merger Transaction and the Bank Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     H. Approvals. The Board of Directors of each of RBC, Regent, JBI, Jefferson and JBI Merger Sub has determined that this Plan and the transactions contemplated hereby and by the Stock Option Agreement are in their respective best interests and the best interests of their respective shareholders, and has approved, at meetings of each of such Boards of Directors, this Plan and, at the RBC and JBI Board meetings, the Stock Option Agreement.

     NOW, THEREFORE, In consideration of the mutual promises and obligations contained herein, the parties hereto, intending to be legally bound hereby, adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


                                I. THE MERGER.

     1.01 The Merger. In the event that all of the conditions set forth in
Article VI hereof have been satisfied or waived:

     (A) The Continuing Corporation. On the Merger Effective Date, JBI Merger Sub shall merge with and into RBC, the separate existence of JBI Merger Sub shall cease and RBC (sometimes hereinafter referred to as the "Continuing Corporation") shall survive. The name of the Continuing Corporation shall be "JeffBanks Acquisitioncorp. V, Inc."

     (B) Effect of the Merger. At the Merger Effective Date, the Continuing Corporation shall be considered the same business and corporate entity as each of RBC and JBI Merger Sub, and thereupon and thereafter, all the property, rights, powers and franchises of each of RBC and JBI Merger Sub shall vest in the Continuing Corporation and the Continuing Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of RBC and JBI Merger Sub and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into the by Continuing Corporation.

     (C) Liabilities. Upon consummation of the Merger, the Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged. All rights of creditors and obligors and all liens on the property of each of JBI and RBC shall be preserved unimpaired.

     (D) Certificate of Incorporation; Bylaws; Directors; Officers. The Certificate of Incorporation and Bylaws of the Continuing Corporation shall be those of JBI Merger Sub, as in effect immediately prior to the Merger Effective Date in each case as amended as of the Merger Effective Date as provided in Exhibits B and C attached hereto. The directors and officers of JBI Merger Sub in office immediately prior to the Merger Effective Date shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified or their earlier resignation, removal or death. On or before the Merger Effective Date, JBI shall cause the election or appointment of (i) Robert B. Goldstein, O. Francis Biondi and Barbara H. Teaford as additional directors of Jefferson, (ii) Robert
B. Goldstein and John W. Rose as additional Class A directors of JBI and (iii) Robert B. Goldstein as Vice Chairman of JBI and President and Chief Operating Officer of Jefferson.

     1.02 Merger Effective Date; Closing. The Merger shall become effective upon the filing and acceptance of articles of merger by the Pennsylvania Department of State and the Secretary of State of the State of New Jersey (the "Merger Effective Date") which such articles of merger shall be filed within ten days after satisfaction of all conditions set forth in Article VI hereof, including, without limitation, the receipt of the regulatory approvals referred to in Paragraphs (B) and (C) of Section 6.02 hereof unless otherwise agreed to in writing by the parties hereto. All documents required by the terms of this Plan to be delivered at or prior to consummation of the Merger shall be exchanged by the parties at the times prescribed herein (the "Closing"), which shall be held on the Merger Effective Date at the offices of Jefferson, 1845 Walnut Street, Philadelphia, Pennsylvania 19103 (or at such other location as may be mutually agreed upon) at 10:00 a.m.

     1.03 Other Matters. Notwithstanding any term of this Plan to the contrary, JBI may, in its discretion at any time prior to the Merger Effective Date, designate a direct or indirect wholly-owned subsidiary to substitute for JBI Merger Sub as a constituent corporation in the Merger by written notice to RBC so long as the exercise of this right does not adversely affect the interests of the RBC shareholders, or cause a delay in consummation of the transactions contemplated herein. JBI shall also have the right to cause JBI Merger Sub or such substitute, to be the surviving corporation of the Merger, so long as the exercise of such right does not have an adverse effect on the interests of the holders of the capital stock of RBC, or cause a delay in, or otherwise adversely affect, consummation of the transactions described herein. Nothing in this Plan shall be deemed to restrict the ability of JBI or any of its subsidiaries to merge with or with and into another entity so long as no such other transaction shall adversely affect the parties' ability to consummate the Merger Transaction and the Bank Merger or cause a delay in, or otherwise adversely affect, consummation of the transactions contemplated herein, or adversely affect the qualification of the Merger Transaction and the Bank Merger as a "reorganization" under Section 368(a) of the Code.


                           II. MERGER CONSIDERATION.

     2.01 Merger Consideration. Subject to the provisions of this Plan, at the Merger Effective Date, automatically as a result of the Merger, and without any action on the part of any party or shareholder:

     (A) Outstanding JBI Common Stock. The shares of JBI Common Stock issued and outstanding immediately prior to the Merger Effective Date shall, on and after the Merger Effective Date, remain issued and outstanding shares of JBI Common Stock.

     (B) Outstanding RBC Common Stock. On the Merger Effective Date, each share of RBC Common Stock (excluding shares owned by RBC) issued and outstanding immediately prior to the Merger Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive .303 shares (the "Exchange Ratio") (subject to possible adjustment as set forth in Section 2.06 hereof) of JBI Common Stock (the "Merger Consideration"). Any shares of RBC Common Stock owned by RBC shall be canceled and retired upon the Merger Effective Date and no consideration shall be issued in exchange therefor.

     (C) Outstanding Shares of JBI Merger Sub. Each of the shares of JBI Merger Sub Common Stock issued and outstanding immediately prior to the Merger shall, by virtue of and after the Merger, be converted into one share of RBC Common Stock and thereafter shall collectively constitute all of the issued and outstanding shares of the capital stock of the Continuing Corporation.

     (D) Outstanding Shares of Regent. The shares of Regent Common Stock issued and outstanding immediately prior to the Merger shall, on and after the Merger, remain issued and outstanding shares of Regent Common Stock.

     2.02 Shareholder Rights; Stock Transfers. On the Merger Effective Date, holders of RBC Common Stock shall cease to be, and shall have no rights as, shareholders of RBC, other than to receive the Merger Consideration provided under Section 2.01 hereof and Section 2.03 hereof. After the Merger Effective Date, there shall be no transfers on the stock transfer books of JBI Merger Sub or the Continuing Corporation of the shares of RBC Common Stock which were issued and outstanding immediately prior to the Merger Effective Date.

     2.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of JBI Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Instead, JBI shall pay to each holder of RBC Common Stock who would otherwise be entitled to a fractional share of JBI Common Stock an amount in cash determined by multiplying such fractional share of JBI Common Stock by the Index Price (as hereinafter defined). As used herein, the term "Index Price" shall mean the average of the daily closing prices for JBI Common Stock on the Nasdaq National Market System ("Nasdaq NMS") for the 20 consecutive full trading days ending at the close of trading on the business day immediately prior to the Merger Effective Date.

     2.04 Exchange Procedures. As promptly as practicable after the Merger Effective Date, JBI shall send or cause to be sent to each shareholder of record of RBC immediately prior to the Merger Effective Date transmittal materials for use in exchanging such shareholder's certificates formerly representing RBC Common Stock ("Old Certificates") for the consideration set forth in Section 2.01(B) hereof and Section 2.03 hereof. The certificates representing the shares of JBI Common Stock ("New Certificates") issuable in exchange for the Old Certificates and any fractional share checks which an RBC shareholder shall be entitled to receive, and any dividends or other distributions paid on any shares of JBI Common Stock that such shareholder shall be entitled to receive prior to the delivery to Chase Mellon Securities Transfer Company (the "Exchange Agent") of Old Certificates representing all of such shareholder's shares of RBC Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of Old Certificates representing all of such shares (or indemnity satisfactory to JBI and the Exchange Agent, in their judgement, if any of the certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. After the Merger Effective Date, to the extent required by law, former shareholders of record of RBC shall be entitled to vote at any meeting of holders of JBI Common Stock the number of whole shares of JBI Common Stock into which their respective shares of RBC Common Stock are converted, regardless of whether such holders have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Plan. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of RBC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     2.05 Options. Any valid option to purchase shares of RBC Common Stock (an "RBC Option"), outstanding and unexercised immediately prior to the Merger shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into an option (a "JBI Option") to purchase that number of shares of JBI Common Stock as shall equal the Exchange Ratio multiplied by that number of shares of RBC Common Stock which such option entitled the holder thereof to purchase (rounded to the nearest whole share), at an exercise price equal to the exercise price per share of the RBC Option divided by the Exchange Ratio (rounded to the nearest cent). JBI shall perform each such JBI Option in accordance with the terms of the plan or agreement by which it is evidenced, subject to the foregoing. The maximum number of shares of RBC Common Stock which are issuable upon exercise of the options referred to above, as of the date hereof, has been Previously Disclosed (as such term is defined in Section 8.08(C) hereof.

     2.06 Anti-Dilution Provisions. In the event that (i) JBI changes the number of shares of JBI Common Stock issued and outstanding prior to the Merger Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification or other distribution with respect to the outstanding JBI Common Stock and the record date therefor shall be prior to the Merger Effective Date, or (ii) between the date hereof and the Merger Effective Date, JBI issues JBI Common Stock or securities convertible into or exchangeable for shares of JBI Common Stock, at a price per share of JBI Common Stock (or, with respect to securities convertible into or exchangeable for shares of JBI Common Stock at a conversion or exchange price per share) less than the market value per share of JBI Common Stock at the time of issuance or a binding agreement to issue such JBI Common Stock or such convertible or exchangeable securities is entered into, then the Exchange Ratio shall be proportionately adjusted effective upon the record date for any such event.


                         III. ACTIONS PENDING MERGER.

     3.01 Actions Pending Merger. From the date hereof until the Merger Effective Date, except as expressly contemplated by this Plan, without the prior written consent or approval of the Chairman or President of JBI, RBC will not, and will cause Regent not to:

     (A) Dividends. Make, declare or pay any dividend or declare or make any distribution on, any shares of its capital stock or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

     (B) Compensation; Employment Agreements. Enter into or amend any employment, severance or similar agreements or arrangements with, increase the rate of compensation or increase any employee benefit of (except normal individual increases in the ordinary course of business in accordance with existing policy consistent with current practice), or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with plans or agreements existing, as Previously Disclosed and as in effect on the date hereof.


     (C) Benefit Plans. Enter into or modify (except as may be required by applicable law or except in accordance with plans or agreements as Previously Disclosed and as in effect on the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates (i) the vesting or exercise of any benefits payable thereunder; or (ii) the right to exercise any employee stock options outstanding thereunder.

     (D) Acquisitions and Dispositions. Dispose of or discontinue any material portion of its assets, business or properties (except for the sale of foreclosed properties, or properties received in lieu of foreclosure, in the ordinary course of business, consistent with past practice and purchases and sales of investment securities consistent with current practice), or merge or consolidate with, or acquire all or any substantial portion of, the business or property of any other entity (except for properties received through, or in lieu of, foreclosure in the ordinary course of business, consistent with past practice).


     (E) Amendments. Amend its Certificate or Articles of Incorporation or
Bylaws.


     (F) Actions in Ordinary Course. Take any other action or engage in any loan, deposit, investment or other transaction not in the usual, regular and ordinary course of business consistent with current practice, including, but not limited to, (i) significantly changing asset liability sensitivity, (ii) making loans, (iii) purchasing securities, (iv) entering into any material contract, except for this Plan and the Stock Option Agreement, to be performed after the date hereof, and (v) incurring any indebtedness for borrowed money, in each case in a manner not consistent with current practice.


     (G) Agreements. Agree or commit to do or take any of the foregoing actions.



                      IV. REPRESENTATIONS AND WARRANTIES.


     Each of RBC and Regent hereby represents and warrants to JBI, Jefferson and JBI Merger Sub, and each of JBI, JBI Merger Sub and Jefferson hereby represents and warrants to RBC and Regent as follows:


     (A) Recitals. The facts set forth in the Recitals of this Plan with respect to it are true and correct.


     (B) Capital Shares. The outstanding shares of it are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights.



     (C) Qualification. It is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. It has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets. It has in effect all federal, state and local authorizations, licenses and approvals necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.


     (D) Subsidiaries. Except as Previously Disclosed, in the case of RBC and Regent, it does not have any subsidiaries.


     (E) Authority. Subject to receipt of any necessary approval by its shareholders and the regulatory approvals referred to in Section 6.02 hereof, it has the corporate power and authority to execute, deliver and perform its obligations under this Plan and, in the case of RBC, the Stock Option Agreement, this Plan and, in the case of RBC, the Option Agreement has been authorized by all necessary corporate action by it and this Plan and, in the case of RBC, the Stock Option Agreement is a valid and binding agreement of it enforceable against it in accordance with its respective terms, subject to bankruptcy, insolvency, receivership, conservatorship and other laws of general applicability relating to or affecting creditors rights and to general equity principles.


     (F) No Conflict. The execution, delivery and performance of this Plan and, in the case of RBC, the Stock Option Agreement and the consummation of the transactions contemplated by this Plan and, in the case of RBC, the Stock Option Agreement will not constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or by which any of them are bound, which breach, violation or default is reasonably likely to have, either by itself or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect (as such term is defined in Section 8.08(B) hereof), on it, or (ii) a breach or violation of, or a default under, its Certificate or Articles of Incorporation or Bylaws; and the consummation of the transactions contemplated by this Plan and, in the case of RBC, the Stock Option Agreement will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or, except as Previously Disclosed, the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Section 6.02 hereof.


     (G) Financial Reports and SEC Documents. Its Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and 1997, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its subsidiaries subsequent to December 31, 1996 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") or under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed, or to be filed, with the SEC (collectively, its "SEC Documents") (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not, at the time of such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into any such SEC Document (including the related notes and schedule thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such report and documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.


     (H) Conduct of Business in Ordinary Course. Except as Previously Disclosed, since September 30, 1997, (i) it and each of its subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Plan and the transactions contemplated hereby) and (ii) no event has occurred which, either by itself or in the aggregate with one or more other events, occurrences or circumstances, is reasonably likely to have a Material Adverse Effect on it.


     (I) Litigation; Regulatory Action. Except as Previously Disclosed, no litigation, proceeding, or controversy before any court or governmental agency is pending which, either by itself or in the aggregate with one or more other events, occurrences or circumstances, is reasonably likely to have a Material Adverse Effect on it and, to the best of its knowledge, no such litigation, proceedings or controversy has been threatened; and except as Previously Disclosed, neither it nor any of its subsidiaries is a party to, or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or has adopted any board resolution at the request of, any federal, state or other government, governmental agency or authority charged with the supervision or regulation of financial institutions or their holding companies or the issuance of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency (the "OCC"), the Pennsylvania Department of Banking, the Board of Governors of the Federal Reserve System (the "FRB") and the Federal Deposit Insurance Corporation (the "FDIC")) or the supervision or regulation of it or any of its subsidiaries or properties (collectively, the "Regulatory Authorities"); and except as Previously Disclosed, neither it nor any of its subsidiaries has been advised by any Regulatory Authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission or any such resolutions. Since Regent received notification of its most recent CAMEL rating from the OCC, a copy of which has been furnished to JBI, there has been no change in such rating.


     (J) Compliance with Laws. Except as Previously Disclosed, it and each of its subsidiaries is in material compliance, in the conduct of its business, with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws relating to discriminatory business practices; and, except as Previously Disclosed, it and each of its subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and, except as Previously Disclosed, neither it nor any of its subsidiaries has received notification or communication from any Regulatory Authority (i) asserting that it or any of its subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist).

     (K) Material Contracts. Except as Previously Disclosed and except for this Plan and the Stock Option Agreement, in the case of RBC and Regent only, it is not bound by any material contract to be performed after the date hereof.

     (L) Defaults. Except as Previously Disclosed, in the case of RBC and Regent only, neither it nor any of its subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Neither it nor any of its subsidiaries is subject to, or bound by, any contract containing covenants which (i) limit the ability of it or any subsidiary to compete in any material line of business or with any person, or (ii) involve any material restriction of geographical area in which, or method by which, it or any subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

     (M) Title to Properties. Except as Previously Disclosed, in the case of RBC and Regent only, it and each of its subsidiaries has good and marketable title, free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance ("Liens") (other than Liens for current taxes not yet delinquent, pledges to secure deposits or in the ordinary course of business consistent with past practice) to all of the properties and assets, tangible and intangible, owned by it or its subsidiaries. To the best of its knowledge, all buildings and all fixtures, equipment and other property and assets are held under valid leases or subleases by it or its subsidiaries enforceable in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, receivership, conservatorship and other laws of general applicability relating to or affecting creditors rights or by general equity principles).

     (N) No Brokers. Except as Previously Disclosed in the case of RBC with respect to arrangements between Keefe, Bruyette & Woods, Inc. and RBC, all negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it and its agents directly with the other parties hereto and their agents and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.

     (O) Employee Benefit Plans. Except as Previously Disclosed:

       (i) RBC has delivered to JBI a true and complete copy of its 401(k) Plan, which is the only "employee benefit plan" within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees or former employees of it and Regent (the "Employees").

       (ii) All employee benefit plans of Regent covering Employees, to the extent subject to ERISA (the "ERISA Plans"), have been operated and administered, and are in material compliance with, applicable law, including ERISA and the Code, or any rules or regulations thereunder, and all filings, disclosures and notices required by any such laws have been timely made, except for failures to so comply which are not reasonably likely, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, to have a Material Adverse Effect on it. There is no pending or, to the best of its knowledge, threatened litigation relating to the ERISA Plans which is reasonably likely, either by itself or in the aggregate with one or more other events, occurrences or circumstances, to have a Material Adverse Effect on it; and neither it nor any of its subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or
Section 502 of ERISA in an amount which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

       (iii) All contributions required to be made under the terms of any ERISA Plan of RBC or its subsidiaries have been timely made.

       (iv) There are no material current or projected liabilities for retiree health or life insurance benefits.

     (P) No Regulatory Impediment. It knows of no reason why the regulatory approvals referred to in Section 6.02 hereof should not be obtained.

     (Q) Labor Matters. Neither it nor any of its subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it or any subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     (R) Insurance. It and each of its subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Plan and the transactions contemplated hereby) that are known to it.

     (S) Asset Classification. In the case of RBC and Regent only, it has Previously Disclosed a list, accurate and complete in all material respects, of all loans, extensions of credit or other assets of Regent that are classified by it as of December 31, 1997 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that are classified as of December 31, 1997 by any regulatory examiner as "Other Assets Especially Mentioned", "Substandard", "Doubtful," "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Regent prior to December 31, 1997; and in the case of RBC and Regent only, the allowance for loan and lease losses disclosed in its SEC Documents were, and the allowance for loan and lease losses disclosed in its SEC Documents for periods ending after the date of this Plan will be, adequate as of the date thereof, under generally accepted accounting principles consistently applied to banks and bank holding companies and all other applicable regulatory requirements for all losses reasonably anticipated in the ordinary course of business as of the date thereof based on information available as of such date; and in the case of RBC and Regent only, the assets comprising other real estate owned and in-substance foreclosures included in any of its non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

     (T) Affiliates. Except as Previously Disclosed, in the case of RBC and Regent only, to the best of its knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of RBC or Regent as that term is used in Rule 145 under the Securities Act.

     (U) Takeover Laws; Dissenters' Rights. In the case of RBC and Regent only, it has taken all necessary action to exempt the transactions contemplated by this Plan (including those contemplated by the Stock Option Agreement) from, or the transactions contemplated by this Plan (including those contemplated by the Stock Option Agreement) are otherwise exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "control transaction," "business combination" or other anti-takeover laws and regulations (collectively, the "Takeover Laws") of the Commonwealth of Pennsylvania or the State of New Jersey, including, without limitation, Chapter 25 of the Pennsylvania Business Corporation Law, the New Jersey Shareholders Protection Act and the New Jersey Corporation Takeover Bid Disclosure Law. Holders of RBC Common Stock and JBI Common Stock do not have dissenters' or appraisal rights in connection with the execution of this Plan or the consummation of any of the transactions contemplated hereby.

     (V) Environmental Matters. Except as Previously Disclosed, in the case of RBC and Regent only, to the best of their knowledge:

       (i) No Hazardous Substances (as hereinafter defined) have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on (1) any property now owned, occupied, leased or held or managed in a representative or fiduciary capacity ("Present Property") by RBC or any of its subsidiaries, (2) any property previously owned, occupied, leased or held or managed in a representative or fiduciary capacity ("Former Property") by RBC or any of its subsidiaries during the term of such previous ownership, occupancy, lease, holding or management or (3) any Participation Facility (as hereinafter defined) during the time that RBC or any of its subsidiaries participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility, where such storage, treatment, dumping, spilling, disposing, discharging, releasing or depositing would have a Material Adverse Effect on RBC and its subsidiaries, taken as a whole.

       (ii) Neither RBC nor any of its subsidiaries disposed of, or arranged for the disposal of, Hazardous Substances from any Present Property, Former Property or Participation Facility, and no owner or operator of a Participation Facility during the time that RBC or any of its subsidiaries participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility, where such disposal or arranging for disposal would have a Material Adverse Effect on RBC and its subsidiaries, taken as whole.

       (iii) No Hazardous Substances have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on any Loan Property (as hereinafter defined), where such storage, treatment, dumping, spilling, disposing, discharging, releasing, depositing or violation would have a Material Adverse Effect on RBC and its subsidiaries, taken as a whole, nor is there, with respect to any such Loan Property, any violation of environmental law which could materially adversely affect the value of such Loan Property to an extent which could prevent or delay RBC or any of its subsidiaries from recovering the full value of its loan in the event of a foreclosure on such Loan Property.

       (iv) Neither RBC nor any of its subsidiaries (i) is aware of any investigations contemplated, pending or completed by any environmental regulatory authority with respect to any Present Property, Former Property, Loan Property or Participation Facility, (ii) has received any information requests from any environmental regulatory authority or (iii) been named as a potentially responsible or liable party in any Superfund, Resource Conservation and Recovery Act, Toxic Substances Control Act or Clean Water Act proceeding or other equivalent state or federal proceeding.

       (v) As used in this Plan, (i) "Participation Facility" shall mean any property or facility of which the relevant person or entity (A) has at any time participated in the management or (B) may be deemed to be or to have been an owner or operator, (ii) "Loan Property" shall mean any real property in which the relevant person or entity holds a security interest in an amount greater than $50,000 and (iii) "Hazardous Substances" shall mean (x) any flammable substances, explosives, radioactive materials, hazardous materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants and any related materials or substances specified in any applicable federal or state law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata) and (y) friable asbestos, polychlorinated biphenyls, urea formaldehyde and petroleum and petroleum-containing products and wastes.

     (W) Tax Matters. Except as Previously Disclosed, (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for all periods immediately preceding the Merger Effective Date except to the extent such filing is not yet due or all such failures to file, taken together, are not reasonably likely to have either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on it, and such Tax Returns were true, complete, accurate and correct in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, occupancy, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties, operations or activities of it, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Tax Returns have been paid in full on or before the due date or are being contested in good faith and adequately reserved for, in accordance with GAAP, on its consolidated balance sheet, (iii) the Tax Returns have never been examined by the Internal Revenue Service, (iv) no written notice of deficiency, pending audit or assessment with respect to the Tax Returns has been received from the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) all Taxes due with respect to completed and settled examinations have been paid in full or otherwise adequately reserved in accordance with GAAP on its consolidated balance sheet, (vi) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely to result in a determination that would have, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on it, except as reserved against, in accordance with GAAP, in its Financial Reports, and (vi) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of it.



     (X) Pooling; Reorganization. It is aware of no reason why the Merger will fail to qualify (i) for pooling-of-interests accounting treatment or (ii) as a reorganization under Section 368(a) of the Code.


     (Y) Outstanding Securities. Except as set forth in the recitals to this Plan, or Previously Disclosed pursuant to this Plan, in the case of RBC and Regent only, neither it nor any of its subsidiaries has any securities (whether capital stock or other equity securities, debt securities, or warrants, options or rights to obtain the issuance of any such securities) authorized and reserved for issuance and neither RBC nor Regent has any commitment to authorize, issue, or sell any such shares or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from such party, any such securities and no securities or obligations representing any such rights are outstanding;


     (Z) Articles and Bylaws. In the case of RBC and Regent only, it has previously delivered to the other parties its Articles or Certificate of Incorporation and Bylaws which are true, correct and complete copies of such documents as in effect on the date of this Plan.



                                 V. COVENANTS.


     RBC and Regent hereby covenant to JBI, Jefferson and JBI Merger Sub, and JBI, Jefferson and JBI Merger Sub hereby covenant to RBC and Regent, that:


     5.01 Reasonable Best Efforts. Subject to the terms and conditions of this Plan, it shall use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto, and each party shall use, and shall cause each of their respective subsidiaries to use, commercially reasonable efforts to cause to be satisfied the conditions referred to in Article VI hereof, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Plan, to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Plan and to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated by this Plan.


     5.02 Irrevocable Proxies. In the case of RBC and Regent only, it shall use its best efforts to cause each director and executive officer of RBC and Regent to deliver to JBI on the date of this Plan or as promptly as practicable thereafter, irrevocable proxies naming Betsy Z. Cohen, Harmon S. Spolan, or either of them, as the attorneys-in-fact for such persons to vote the shares of RBC held in his or her name (or to instruct the record holder of any such shares held in nominee name for his or her benefit) for approval of this Plan, the Merger and the transactions contemplated hereby.


     5.03 Registration Statement.


     (A) Each shall use its best efforts in good faith and in cooperation with the other parties to promptly prepare and file with the SEC in accordance with the requirements of the Securities Act, a registration statement (the "Registration Statement") in connection with the issuance of the JBI Common Stock contemplated by this Plan. Each shall use its best efforts to promptly prepare and, if required, file with the SEC, a proxy or information statement to be mailed to the holders of RBC Common Stock. RBC shall call a meeting of the holders of RBC Common Stock to be held as soon as practicable after the effective date of the Registration Statement for purposes of voting upon a proposal seeking approval of this Plan and the Merger contemplated hereby, and, subject to the right of the Board of Directors of RBC to withdraw or modify its recommendations if such Board of Directors determines that it is required to do so in the exercise of its fiduciary duties after consultation with counsel, it shall recommend approval of this Plan and the transactions contemplated hereby, and use its best efforts to obtain such approvals from the holders of RBC Common Stock. RBC shall, at JBI's request, recess or adjourn its shareholders' meeting if such recess or adjournment is deemed by JBI to be necessary or desirable.

     (B) In the case of JBI only: (i) it shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof; (ii) it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals, provided that JBI shall not be required by virtue thereof to submit to general jurisdiction in any state; (iii) when the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the meetings, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by RBC or Regent relating to RBC, Regent or their subsidiaries and by JBI relating to JBI and its subsidiaries
(a) will comply as to form in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement.

     5.04 Press Releases. Unless approved by the other parties hereto in advance, no party will issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law or applicable stock exchange, National Association of Securities Dealers, Inc. ("NASD") or Nasdaq NMS rule.

     5.05 Access; Information.

     (A) Upon reasonable notice, each party hereto shall afford the other parties hereto, and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Merger Effective Date to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to the other parties hereto, (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning its business, properties and personnel as the other parties hereto may reasonably request. No party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date hereof. The parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

     (B) No investigation pursuant to this Section 5.05 by any party shall affect or be deemed to modify or waive any representation or warranty made by any other party hereto or the conditions to the obligation of the first party to consummate the transactions contemplated by this Plan; and (2) each party hereto will not use any information obtained pursuant to this Section 5.05 for any purpose unrelated to this Plan, the consummation of the transactions contemplated hereby and, if the Merger is not consummated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.06 hereof) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by such party or as it is advised by counsel that any such information or document is required by law or applicable stock exchange, NASD or Nasdaq NMS rule to be disclosed, and in the event of the termination of this Plan, each party will, upon request by the other party, deliver to the other all documents so obtained by it or destroy such documents.

     5.06 Acquisition Transactions.

     (A) Prior to the Merger Effective Date, RBC shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving it or its subsidiaries or the acquisition of all or substantially all of the assets or capital stock of it and its subsidiaries taken as a whole, or any similar transaction (an "Acquisition Transaction") or negotiate, explore or otherwise engage in substantive discussions with any person (other than JBI or its directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that RBC may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any such agreement, arrangement or understanding, in each case only if RBC's Board of Directors, determines in good faith by a majority vote, after consultation with its financial advisers and its outside legal counsel, that failing to take such action would be a breach of the fiduciary duties of its Board of Directors in connection with seeking an Acquisition Transaction that is more favorable to its shareholders than the Merger.

     (B) RBC shall promptly advise JBI in writing of the receipt of any inquiries or proposals relating to an Acquisition Transaction, unless RBC's Board of Directors determines in good faith by a majority vote, after consultation with its outside legal counsel, that taking such action would be a breach of the fiduciary duties of its Board of Directors in connection with seeking an Acquisition Transaction that is more favorable to its shareholders than the Merger.

     5.07 Affiliate Agreements. In the case of RBC and Regent only, it will cause each person who may be deemed to be an "affiliate" of RBC or Regent for purposes of Rule 145 under the Securities Act to execute and deliver to JBI on or before the mailing of the proxy statements for the meetings referred to in
Section 5.03 hereof an agreement in the form attached hereto as Exhibit D restricting the disposition of such affiliate's shares of RBC Common Stock and the shares of JBI Common Stock to be received by such person in exchange for such person's shares of RBC Common Stock or shares of JBI Common Stock issuable pursuant to the exercise of the JBI Options, as applicable.

     5.08 Certain Modifications; Restructuring Changes. In the case of Regent, it shall use its best efforts to make reasonable modifications and changes to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to the Merger Effective Date so as to be consistent on a mutually satisfactory basis with those of JBI and generally accepted accounting principles. Regent shall not be required to modify or change any such policies or practices, however, until (i) satisfaction of the conditions set forth in Section 6.01 hereof, (ii) commencement of the United States Department of Justice review period set forth in 12 U.S.C. ss.1849; (iii) such time as Regent and JBI shall reasonably agree that the Merger Effective Date will occur prior to public disclosure of such modifications or changes in regular periodic earnings releases or periodic reports filed with any Regulatory Authority, and (iv) such time as JBI acknowledges in writing that all conditions to JBI's obligations to consummate the Merger (and JBI's rights to terminate this Plan) have been waived or satisfied; provided, however, that in all circumstances Regent shall make such modifications and changes not later than immediately prior to the expiration of the statutory waiting period referred to above in clause (ii). Regent's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section
5.08 nor will any such modifications or changes affect or be considered in the definition of "Material Adverse Effect" contained in Section 8.08 hereof.

     5.09 Takeover Laws. In the case of each of RBC and Regent only, it shall not take any action that would cause the transactions contemplated by this Plan (including those contemplated by the Stock Option Agreement) to be subject to any applicable state takeover statute in effect as of the date of this Plan and RBC and Regent shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan (including those contemplated by the Stock Option Agreement) from any applicable state takeover law, as now or hereafter in effect, including, without limitation, the New Jersey Shareholders Protection Act and the New Jersey Corporation Takeover Bid Disclosure Law.

     5.10 No Rights Triggered. In the case of RBC and Regent only, it shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated hereby (including without limitation the Merger and the transactions contemplated by the Stock Option Agreement) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not

(i) result in the grant of any rights or claims under the Certificate of Incorporation or Bylaws of Regent or RBC or under any agreement to which Regent or RBC is a party other than as Previously Disclosed with respect to certain employment agreements, or (ii) restrict or impair in any way the ability of JBI or JBI Merger Sub to exercise the rights granted hereunder.


     5.11 Regulatory Applications. It undertakes and agrees to use its best efforts to cause the Merger to be effected, including, without limitation, promptly preparing and filing any and all regulatory applications and disclosure documents, and to take no action which would cause the Merger to fail to qualify for pooling-of-interests accounting treatment.


     5.12 Employees.


     (A) In the case of JBI, prior to the completion of the Merger, it will advise each of the current employees of RBC and Regent in writing that (i) it will interview all current employees of Regent; (ii) it will consider in good faith continuing to employ each such employee upon the completion of the Merger; and (iii) any employee of Regent that is retained by JBI will be given credit for his or her prior service with Regent for the purposes of determining the entitlement to and amount of (a) retirement benefits provided under JBI's current retirement plans (and any successor thereto) and (b) the required employer contribution for the group health insurance currently provided by JBI.



     (B) In the case of RBC and Regent, the employment agreements of each of Robert B. Goldstein, Joel E. Hyman and Amanda Perkins, shall be amended or replaced on terms acceptable to JBI or shall be terminated in accordance with their terms or on such other terms as shall be acceptable to JBI.


     5.13 Quarterly Information. In the case of RBC and Regent only, it shall promptly after the end of each fiscal quarter after the date of this Plan and on the Merger Effective Date provide JBI with a list of all of its loans, extensions of credit or other assets that have been classified internally or by any regulatory examiner since the date it provided JBI with the Asset Classification.


     5.14 Indemnification. In the case of JBI only:


     (A) From and after the Merger Effective Date through the second anniversary of the Merger Effective Date, it agrees to indemnify and hold harmless each present and former director and officer of each of RBC and Regent and each officer or employee of each of RBC and Regent that is serving as a director or trustee of another entity expressly at the request or direction of RBC or Regent (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, the "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether or not the Indemnified Party is a party thereto, arising out of matters existing or occurring at or prior to the Merger Effective Date (including the transactions contemplated by this Plan), whether asserted or claimed prior to, at or after the Merger Effective Date, to the fullest extent permitted under the RBC Certificate of Incorporation, the charter of Regent, or the bylaws of either in effect on the date hereof; provided, however, that no Indemnified Party shall be entitled to indemnification for costs arising out of any matter that such Indemnified Party had an obligation, pursuant to this Plan, to Previously Disclose to JBI and did not so disclose.


     (B) Any Indemnified Party wishing to claim indemnification under Section 5.14(A) hereof, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify JBI thereof, but the failure to so notify shall not relieve JBI of any liability it may have hereunder to such Indemnified Party if such failure does not materially prejudice JBI. In the event of any such claim, action, suit, proceeding or investigation, (i) JBI shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and JBI shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if JBI does not elect to assume such defense within a reasonable time or if there are issues which constitute conflicts of interest between JBI and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and JBI shall remain responsible for the reasonable fees and expenses of such counsel, with respect to those matters as to which a conflict of interest exists as set forth above, promptly as statements therefor are received;

provided, however, that JBI shall be obligated pursuant to this Section 5.14(B) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter and (iii) JBI shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against and defenses available to, such Indemnified Party.

     (C) In the event JBI or any of its successors or assigns (1) consolidates with or merges into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of JBI assume the obligations set forth in this Section 5.14.

     (D) JBI shall maintain in effect for not less than two years from the Merger Effective Date the policies of directors' and officers' liability insurance most recently maintained by RBC, provided that JBI may substitute therefor policies with reputable and financially sound carriers of at least the same coverage containing terms and conditions which are no less advantageous for so long as such substitution does not result in gaps or lapses in coverage, with respect to claims arising from or relating to matters occurring prior to the Merger Effective Date; provided that in no event shall JBI be required to spend more than an amount per year equal to 250% of the current annual premiums paid by RBC, (the "Premium Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if JBI is unable to obtain the insurance called for by this Section 5.14, JBI shall obtain as much comparable insurance as is available for the Premium Amount per year and, provided further, that in lieu of the foregoing, JBI may renew any existing insurance or purchase any "discovery period" insurance provided for thereunder. JBI shall pay all expenses (including attorneys' fees) that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.14.

     (E) The provisions of this Section 5.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

     5.15 Accountants' Letters. Each of RBC and JBI shall use its reasonable best efforts to cause to be delivered to JBI, and JBI's directors and officers who sign the Registration Statement, letters of Grant Thornton LLP and Arthur Andersen LLP dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Merger Effective Date, and addressed to JBI, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement on Auditing Standards No. 72.

     5.16 Notification of Certain Matters. Except as may be otherwise provided in Section 5.06(B) of this Agreement, each of RBC and JBI shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     5.17 Form S-8 Registration Statement. As soon as reasonably practicable following the Merger Effective Date, JBI shall prepare and file with the SEC, in accordance with the requirements of the Securities Act, a registration statement on Form S-8 registering the shares of JBI Common Stock issuable upon exercise of the JBI Options.


                 VI. CONDITIONS TO CONSUMMATION OF THE MERGER.

     Consummation of the Merger is conditioned upon:

     6.01 Shareholder Vote. Approval of (i) the Merger and the other transactions contemplated hereby by the required vote of the shareholders of RBC and as and to the extent required by law, by RBC as the sole shareholder of Regent, and (ii) the Merger by the shareholders of JBI and JBI Merger Sub.

     6.02 Regulatory Approvals. Procurement by JBI and RBC of all requisite approvals and consents of Regulatory Authorities, and the expiration of applicable statutory waiting periods relating thereto, provided, however, that no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements Previously Disclosed) which would so materially and adversely impact the economic or business benefits to JBI or RBC of the transactions contemplated by this Plan that, had such condition or required been known, such party would not, in its reasonable judgment, have entered into this Plan.


     6.03 Third Party Consents. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on RBC or JBI.


     6.04 No Injunction. There not being in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of the Merger Transaction or the Bank Merger.


     6.05 Pooling Letter. Receipt (i) by JBI from Grant Thornton LLP of a letter to the effect that it is not aware of any facts and circumstances which might cause the Merger not to qualify for pooling-of-interests accounting treatment and (ii) by RBC from Arthur Andersen LLP of a letter to the effect that it is not aware of any facts and circumstances which might cause the Merger not to qualify for pooling-of-interests accounting treatment.


     6.06 Legal Opinions.


     (A) The receipt by RBC, Regent and their directors and officers of an opinion, dated the Merger Effective Date, of Ledgewood Law Firm, P.C., counsel for JBI and Jefferson, in form and substance reasonably satisfactory to RBC and Regent; and


     (B) The receipt by JBI and its directors and officers who sign the Registration Statement of an opinion, dated the Merger Effective Date, of Duane, Morris & Heckscher, LLP, in form and substance reasonably satisfactory to JBI.


     6.07 Representations, Warranties and Covenants.


     (A) (i) Each of the representations and warranties contained herein of any party being true and correct as of the date of this Plan and upon the Merger Effective Date with the same effect as though all such representations and warranties had been made on the Merger Effective Date, except (x) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (y) as expressly contemplated by this Plan, or (z) for representations and warranties (other than the representations and warranties set forth in Paragraph (A) of Article IV, which shall be true and correct in all material respects) the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Plan; (ii) each and all of the agreements and covenants contained herein of any party to be performed and complied with pursuant to this Plan and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects, and (ii) JBI and RBC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the other party dated the Merger Effective Date, to such effect;

     6.08 Effective Registration Statement. The Registration Statement shall have become effective, no stop order suspending the effectiveness of the Registration Statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC or any other Regulatory Authority.


     6.09 Blue Sky Permits. JBI having received all state securities laws and "blue sky" permits and other authorizations necessary in connection with the issuance of the JBI Common Stock as set forth in the Registration Statement and to otherwise consummate the Merger.


     6.10 Tax Opinions. JBI and RBC shall have received opinions from Ledgewood Law Firm, P.C. (as to JBI) and Duane, Morris & Heckscher, LLP (as to RBC) to the effect that each of the Merger Transaction and the Bank Merger constitute a reorganization under Section 368 of the Code, which such opinions may rely upon factual representations contained in certificates of officers of JBI, JBI Merger Sub, RBC, Regent and others.


     6.11 Nasdaq NMS Listing. The shares of JBI Common Stock issuable pursuant to the Merger having been approved for listing on Nasdaq NMS, subject to official notice of issuance.

     6.12 Election of Directors and Officers. The election or appointment immediately prior to the Merger Effective Date of those additional directors and officers of Jefferson and JBI as specified in Section 1.01(D) hereof.

     6.13 Opinion of Financial Advisor. RBC shall have received the written opinion of Keefe, Bruyette & Woods, Inc., in form and substance satisfactory to RBC, as to the fairness of the Merger Transaction to the shareholders of RBC from a financial point of view, dated as of a date not less than five business days prior to the date of mailing of the proxy statement with respect to the Merger Transaction and the Bank Merger and such opinion shall not have been withdrawn by Keefe, Bruyette & Woods, Inc. at any time prior to the Merger Effective Date.

     Provided, however, a failure to satisfy any of the conditions set forth in Sections 6.05 and 6.06(B) hereof, shall only constitute conditions if asserted by JBI; and a failure to satisfy any of the conditions set forth in Sections 6.06(A), 6.11, 6.12 and 6.13 of this Article VI shall only constitute conditions if asserted by RBC.


                               VII. TERMINATION.

     7.01 Termination. This Plan may be terminated prior to the Merger Effective Date either before or after receipt of required shareholder approvals:

     (A) Mutual Consent. At any time prior to the Merger Effective Date, by the mutual consent of JBI and RBC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

     (B) Breach. At any time prior to the Merger Effective Date, by JBI or RBC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a breach by the other party of any representation or warranty contained herein, which breach has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breaches, individually or in the aggregate, materially adversely affect the Merger and the other transactions contemplated by this Plan, (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach has not been cured within 30 days after the giving of written notice to the breaching party of such breach. For purposes of this Section 7.01(B), no representation or warranty of JBI or RBC contained herein shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any other representations and warranties contained herein is not reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

     (C) Delay. By JBI or RBC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by September 30, 1998; provided, however, that (i) if any required regulatory approval shall not have been received by September 30, 1998, such date shall be extended without any action by or on behalf of the parties hereto until five business days after receipt of such required regulatory approval, but in no event later than November 30, 1998, and (ii) such date may be extended by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan.

     (D) No Approval. By JBI or RBC, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any shareholder approval contemplated by Section 6.01 hereof is not obtained at a meeting or meetings called for the purpose of obtaining such approval.

     (E) Withdrawal of RBC Recommendation. By JBI, if the Board of Directors of RBC shall (i) withdraw, modify or change its recommendation or approval in respect of this Plan or the Merger in a manner adverse to JBI, or (ii) approve or recommend any proposal other than by JBI in respect of any Acquisition Transaction.

     (F) Withdrawal of JBI Board Approval. By RBC, if the Board of Directors of JBI shall withdraw, modify or change its recommendation or approval in respect of this Plan or the Merger in a manner adverse to RBC.

     (G) Other Acquisition Transaction. Assuming RBC shall not have contravened
Section 5.06 hereof, by RBC to allow RBC to enter into an agreement in respect of an Acquisition Transaction.

     7.02 Effect of Termination and Abandonment. In the event of termination of this Plan and the abandonment of the Mergers pursuant to this Article VII, no party to this Plan shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.01, (ii) that termination will not relieve a breaching party from liability for any willful breach of this Plan giving rise to such termination, (iii) that, upon the termination of this Agreement by JBI pursuant to Section 7.01(B)(ii), Section 7.01(E) or upon termination pursuant to Section 7.01(G), RBC shall pay JBI a fee, in immediately available funds, equal to $1,500,000, and (iv) that, upon termination of this Agreement by RBC pursuant to Section 7.01(B)(ii) or Section 7.01(F), JBI shall pay RBC a fee, in immediately available funds, equal to $1,500,000.


                             VIII. OTHER MATTERS.

     8.01 Survival. If the Merger Effective Date occurs, the agreements of the parties in Sections 5.03(B), 8.01, 8.03, 8.04, 8.06, 8.07 and 8.09 hereof shall survive the Merger Effective Date; all other representations, warranties, agreements and covenants contained in this Plan shall be deemed to be conditions of the Merger Transaction and shall not survive the Merger Effective Date. If this Plan is terminated prior to the Merger Effective Date, the agreements and representations of the parties in Sections 4.03(N), 5.05, 8.01, 8.04, 8.05, 8.06 and 8.09 hereof shall survive such termination.

     8.02 Waiver or Amendment. Prior to the Merger Effective Date, any provision of this Plan may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time (including the structure of the transaction), by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of RBC, the consideration to be received by the shareholders of RBC for each share of RBC Common Stock shall not thereby be decreased.

     8.03 Counterparts. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.

     8.04 Governing Law. This Plan shall be governed by, and interpreted in accordance with, the substantive laws of the Commonwealth of Pennsylvania without regard to its principles of conflicts of laws, except as federal law may be applicable.

     8.05 Expenses. Except as otherwise provided in Section 7.02 hereof or in this Section 8.05, each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses of the Registration Statement which shall be shared equally between RBC and JBI.

     8.06 Confidentiality. Except as otherwise provided in Section 5.05 hereof, each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

     8.07 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto:

     If to JBI, JBI           Betsy Z. Cohen, Chairman
     Merger Sub, or            and Chief Executive Officer
     Jefferson; to:           JeffBanks, Inc.
                              1845 Walnut Street, 10th floor
                              Philadelphia, PA 19103
     With, in each            J. Baur Whittlesey, Esq.
     instance, a copy to:     Ledgewood Law Firm, P.C.
                              1521 Locust Street, 8th Floor
                              Philadelphia, PA 19102
     If to RBC or             Robert B. Goldstein, President
     Regent, to:               and Chief Executive Officer
                              Regent Bancshares Corp.
                              1430 Walnut Street
                              Philadelphia, PA 19102
     With, in each            Frederick W. Dreher, Esquire
     instance, a copy to:     Duane, Morris & Heckscher LLP
                              Suite 4200
                              One Liberty Place
                              Philadelphia, PA 19103-7396


     8.08 Definitions. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:

     (A) the term "knowledge" when used with respect to a party shall mean the knowledge, after due inquiry, of any "Executive Officer" of such party, as such term is defined in Regulation O of the FRB;

     (B) the term "Material Adverse Effect" shall mean in the case of RBC or Regent only, one or more events, occurrences or circumstances, which in the aggregate, result, or are reasonably likely to result, in a decrease in the shareholders' equity account of it, as determined in accordance with GAAP and as measured from its financial statements as set forth in its Annual Report on Form 10-K for the year ended December 31, 1997, in an amount equal to or greater than $600,000; provided, however, that the term Material Adverse Effect shall not include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities; (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, (c) with respect to any loan of Regent, pursuant to
Section 5.08 hereof, where the financial condition of the borrower of such loan and the value of any and all collateral securing such loan has not materially deteriorated, any material increase in Regent's loan loss reserve with respect to such loan or any loan charge-off with respect to such loan or any loan charge-off in an amount which, in the view of JBI, should be reserved against possible losses on such loan or charged-off with respect to such loan, (d) decreases in the valuation of zero-coupon investment securities, to the extent that such decrease is not in excess of $250,000, (e) Merger related expenses, to the extent that such expenses are not in excess of $600,000 and (f) increases in the provision for possible loan loss expense, to the extent that such increase is not in excess of $500,000; and

     (C) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure letter that is delivered by that party to the other party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan.

     8.09 Preserving Qualification of Merger Transaction as a Reorganization under Section 368 of the Code. Neither JBI nor any of its subsidiaries shall intentionally take, or cause to be taken, any actions that would cause the Merger Transaction not to qualify as a "reorganization" within the meaning of
Section 368 of the Code.

     8.10 Entire Understanding; No Third Party Beneficiaries. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Nothing in this Plan expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          JEFFBANKS, INC.



                                          By: /s/ BETSY Z. COHEN
                                          ---------------------------------
                                              Chairman and
                                              Chief Executive Officer

                                          JEFFBANKS ACQUISITIONCORP. V, INC.



                                          By: /s/ BETSY Z. COHEN
                                          ---------------------------------
                                              Chairman and
                                              Chief Executive Officer


                                          JEFFERSON BANK



                                          By: /s/ HARMON S. SPOLAN
                                          ---------------------------------
                                              President


                                          REGENT BANCSHARES CORP.



                                          By: /s/ ROBERT B. GOLDSTEIN
                                          ---------------------------------
                                              President and
                                              Chief Executive Officer


                                          REGENT NATIONAL BANK



                                          By: /s/ ROBERT B. GOLDSTEIN
                                          ---------------------------------
                                              Chairman and
                                              Chief Executive Officer

                                    ANNEX B



                    OPINION OF KEEFE BRUYETTE & WOODS, INC.



                                                                   June 1, 1998


The Board of Directors
Regent Bancshares Corp.
1430 Walnut Street
Philadelphia, PA 19102

Members of the Board:


     You have requested our opinion as to the fairness from a financial point of view to the shareholders of Regent Bancshares Corp. ("Regent") of the exchange ratio in Regent's proposed merger (the "Merger") with JeffBanks, Inc.("JeffBanks"). Pursuant to the terms of the Merger Agreement effective as of March 18, 1998, each outstanding share of Common Stock, par value $0.10 per share, of Regent will be converted into 0.303 of a share of common stock, par value $1.00 per share, of JeffBanks, subject to the terms and conditions of the Merger Agreement. As is more specifically set forth in the Merger Agreement, Regent National Bank, the wholly-owned subsidiary of Regent Bancshares Corp. will merge with and into Jefferson Bank, the wholly-owned subsidiary of JeffBanks (the "Bank Merger").


     In addition, upon consummation of the Merger, any valid stock option to purchase shares of Regent Common Stock which is outstanding upon consummation of the merger, will be converted into economically equivalent options to purchase Common Stock of JeffBanks.


     Keefe, Bruyette & Woods, Inc. ("KBW"), as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwritings, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of Regent and JeffBanks, for our own account, and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion it has been disclosed to Regent. KBW has served as financial advisor to Regent in the negotiation of the Merger Agreement and in rendering this fairness opinion and will receive a fee from Regent for those services.


     In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Regent and JeffBanks and the Merger, including among other things, the following:



   i.     Reviewed the Merger Agreement;
  ii.     Reviewed certain historical financial and other information concerning Regent and JeffBanks;
  iii.    Reviewed certain historical financial and other information concerning Regent and JeffBanks for the five years ended December 31, 1997 and certain interim quarterly reports, including Regent's and JeffBank's
          Annual Reports to Stockholders and Annual Reports on Forms 10-K, and certain interim quarterly reports on Form 10-Q for 1997;
  iv.     Held discussions with senior management of Regent and JeffBanks with respect to their past and current financial performance, financial condition and future prospects;
   v.     Reviewed certain internal financial data, projections and other information of Regent and JeffBanks, including financial projections prepared by management;
  vi.     Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared Regent and JeffBanks from a financial point of view with certain of these institutions;

 vii.     Compared the consideration to be paid by JeffBanks pursuant to the Merger Agreement with the consideration paid by acquirors in other acquisitions of financial institutions that we deemed comparable or otherwise relevant to our inquiry;
viii.     Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

     In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Regent and JeffBanks as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for Regent and JeffBanks are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Regent, JeffBanks, or any of their respective subsidiaries nor did we verify any of Regent's or JeffBanks' books or records or review any individual loan or credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following:
(i) the historical financial position and results of operations of Regent and JeffBanks; (ii) the assets and liabilities of Regent and JeffBanks; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the exchange ratio in the Merger is fair to the shareholders of Regent from a financial point of view.

                                          Very truly yours,




                                          /s/ Keefe, Bruyette & Woods, Inc.
                                          -------------------------------------
                                          Keefe, Bruyette & Woods, Inc.

                                    ANNEX C

                  AMENDED AND RESTATED STOCK OPTION AGREEMENT

     AMENDED AND RESTATED STOCK OPTION AGREEMENT (this "Agreement"), dated March 27, 1998 and effective as of March 18, 1998, between JeffBanks, Inc., a Pennsylvania corporation ("Grantee"), and Regent Bancshares Corp., a New Jersey corporation ("Issuer").


                                   RECITALS

     A. Grantee and Issuer have entered into an Agreement and Plan of Merger dated as of March 18, 1998 (the "Merger Agreement").

     B. As an inducement to the willingness of Grantee to continue to pursue the transactions contemplated by the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement the parties hereto agree as follows:

     1.(a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 678,430 fully paid and nonassessable shares of the common stock, par value $.10 per share, of Issuer ("Common Stock") at a price per share equal to $14.39 (such price, as adjusted if applicable, the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

     2.(a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined) provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within three months following the first Subsequent Triggering Event to occur (or such later period as provided in Section 10). Each of the following shall be an "Exercise Termination Event" (i) the Merger Effective Date (as such term is defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 7.01(B) as a result of a willful breach by Issuer or
Section 7.01(E) of the Merger Agreement (each, a "Listed Termination"); or
(iii) the passage of 18 months (or such longer period as provided in Section
10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 7.01(B) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer pursuant to Section 7.01(B)(ii) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement or proper termination of the Merger Agreement by Issuer pursuant to Section 7.01(F) of the Merger Agreement.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

       (i) Issuer or Regent National Bank (the "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined in the Merger Agreement) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement;

       (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

       (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any Grantee Subsidiary) shall have made a bona fide proposal to engage in an Acquisition Transaction;

       (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or the Issuer Subsidiary shall have authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

       (v) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

       (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the Securities and Exchange Commission ("SEC") a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction;

       (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, and following such breach Grantee would be entitled to terminate the Merger Agreement pursuant to Section 7.01(B) or Section 7.01(E) of the Merger Agreement; or

       (viii) Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

       (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

       (ii) The occurrence of the Initial Triggering Event described in clause
(ii) of subsection (b) of this Section 2 except that the percentage referred to therein shall be 25%.

     (d) Issuer shall notify Grantee in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event") promptly after becoming aware of the occurrence thereof, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approval shall have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and
(ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option shall have been exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:


    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of March 18, 1998, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not required the retention of such reference in the reasonable opinion of counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

       (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the initial preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all at times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer (it being agreed that this clause (ii) shall not be deemed to prohibit or restrict Issuer from engaging in one or more transactions contemplated in Section 8(a) hereof if the provisions of Section 8 hereof shall be complied with in connection with each such transaction); (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event that, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided in Sections 5 and 8 as and when required pursuant to such Sections.


     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the Holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date in substitution for the lost, stolen, destroyed or mutilated Agreement.


     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.


     (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, splitups, mergers, recapitalizations, combinations, subdivisions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.


     (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price immediately prior to the adjustment by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.


     6. Upon the occurrence of the first Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six months (or such later periods as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent Holder of this Option ( or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common

Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other such dispositions. Grantee shall have the right to demand no more than two such registrations. Issuer shall bear the cost of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees), except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this
Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the 12 month period referred to in the first sentence of this section shall be increased to 24 months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     7.(a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the highest price per share of Common Stock paid by any person that acquires beneficial ownership of 50% or more of the then outstanding Common Stock, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer entered into after the date hereof and prior to the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of the Issuer's or Issuer's Subsidiary's assets or deposits, the sum of the net price paid in such sale of such assets or deposits and the current market value of the remaining net assets of Issuer or Issuer Subsidiary as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale on a fully-diluted basis. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law, regulation and administrative policy from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

     (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

       (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

       (ii) the consummation of any Acquisition Transaction.

     8.(a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined), or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

       (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or substantially all of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

       (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

       (iii) "Assigned Value" shall mean the market/offer price, as defined in
Section 7.

       (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than the maximum number of the shares of Substitute Common Stock permitted by the preceding sentence but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder and reasonably acceptable to the Issuer.


     (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.


     9.(a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notices of the required repurchase of Substitute Shares, as applicable.


     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and any Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law, regulation and administrative policy from so delivering.


     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this
Section 9 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or the Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

     10. The 30-day, 6-month, 12-month, 18-month or 24-month periods of exercise of certain rights under Sections 2, 6, 7, and 9 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) during the pendency of any temporary restraining order, injunction or other legal bar to exercise of such rights; and (iii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.


     11. Issuer hereby represents and warrants to Grantee as follows:


     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board on the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.


     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance, upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.


     12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder following the date of such Subsequent Triggering Event; provided, however, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the sole purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.


     13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder.


     14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.


     15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     17. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles thereof.

     18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     20. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings in respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.



REGENT BANCSHARES CORP.



By: /s/ ROBERT B. GOLDSTEIN
---------------------------------
Name: Robert B. Goldstein
Title:  President and Chief Executive Officer



JEFFBANKS, INC.




By: /s/ BETSY Z. COHEN
---------------------------------
Name: Betsy Z. Cohen
Title:  Chairman and Chief Executive Officer